Exhibit 2.1

COMBINATION AGREEMENT

by and among

PBT LAND AND MINERALS, INC.,

PBT SUB, INC.,

PBT LAND AND MINERALS OPCO, LLC,

BLACKBEARD HOLDINGS, LLC,

BLACKBEARD SECURITY HOLDINGS, LLC,

and

GREYBEARD ENERGY, LLC,

Dated as of July 28, 2026

i

Annexes
Annex I — Certain Definitions

Exhibits
Exhibit A — Assets
Exhibit A-1 — Mineral Interests
Annex I — NPI-Burdened Mineral Interests
Annex II — USLG Legacy Mineral Interests
Annex III — USLG ExCo Mineral Interests
Annex IV — Greybeard Mineral Interests
Part 1 — Greybeard Mineral Interests Conveyed to NewCo
Part 2 — Greybeard Mineral Interests Conveyed to OpCo
Exhibit A-2 — Surface Interests
Annex I — USLG Legacy Surface Interests
Annex II — USLG ExCo Surface Interests
Exhibit A-3 — Leases and Servitudes
Annex I — USLG Legacy Leases and Servitudes
Annex II — USLG ExCo Leases and Servitudes
Annex III — Greybeard Leases and Servitudes
Part 1 — Greybeard Leases and Servitudes Conveyed to NewCo
Part 2 — Greybeard Leases and Servitudes Conveyed to OpCo
Exhibit A-4 — Defensible Title Wells and Title Tracts
Annex I — Blackbeard Group Defensible Title
Annex II — Greybeard Group Defensible Title
Exhibit B — Support Agreement
Exhibit C — Form of Governance Documents of NewCo
Exhibit C-1 — NewCo Amended Charter
Exhibit C-2 — NewCo Amended Bylaws
Exhibit D — OpCo LLC Term Sheet
Exhibit E — Form of Shareholders Agreement
Exhibit F — Master Services Agreement Term Sheet
Exhibit G — Form of Registration Rights Agreement
Exhibit H — Form of Charter of the Acquisition Advisory Committee
Exhibit I — Form of Trust Amendment
Exhibit J — Form of PBT-NewCo Contribution Conveyance
Exhibit K — Form of NewCo-NewCo Sub Contribution Conveyance
Exhibit L — Form of NewCo-OpCo Contribution Conveyance
Exhibit M — Form of Greybeard — OpCo Contribution Conveyance

Schedules
Disclosure Schedules

COMBINATION AGREEMENT

This COMBINATION AGREEMENT (this “Agreement”), dated as of July 28, 2026 (the “Execution Date”), by and among PBT Land and Minerals, Inc., a Texas corporation (“NewCo”), PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of NewCo (“NewCo Sub”), PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of NewCo (“OpCo” and, together with NewCo and NewCo Sub, the “NewCo Parties”), Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard”), Blackbeard Security Holdings, LLC, a Texas limited liability company and direct wholly owned subsidiary of Blackbeard (“Blackbeard Security”), and Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard” and, together with Blackbeard and Blackbeard Security, the “Blackbeard Parties”). Each of the NewCo Parties and Blackbeard Parties is individually referred to herein as a “Party” and they are collectively referred to as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, (a) Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT”) holds the PBT Interests, (b) Blackbeard holds, (i) all of the issued and outstanding Equity Securities of Blackbeard Operating, LLC, a Delaware limited liability company (“BBO”), which in turn holds, among other assets and properties, the NPI-Burdened Mineral Interests, and (ii) all of the issued and outstanding Equity Securities of US Land Guild, LLC, a Delaware limited liability company (“USLG Legacy”), which in turn holds the USLG Legacy Assets and the USLG ExCo Assets, and (c) Greybeard holds the Greybeard Assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto intend to effect the business combination of certain Subsidiaries, assets and properties of PBT and the Blackbeard Parties as more fully described in this Agreement;

WHEREAS, upon the terms and conditions set forth in this Agreement and prior to the Blackbeard Contribution Closing, Blackbeard shall cause the Pre-Closing Restructuring to occur;

WHEREAS, as of immediately following the consummation of the Transactions, (a) the holders of units of beneficial interest of PBT (the “PBT Units” and such holders, the “PBT Unitholders”) will hold shares of Class A common stock, par value $0.01 per share, of NewCo (“Class A Shares”) and (b) Blackbeard Security and Greybeard will each hold Class A Shares, shares of Class B common stock, par value $0.01 per share, of NewCo (“Class B Shares”), and membership interest units in OpCo (“OpCo Units”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Blackbeard Parties’ willingness to enter into this Agreement, SoftVest, L.P., a Delaware limited partnership (“SoftVest”), as the beneficial owner of approximately 13.3% of the outstanding PBT Units, has entered into a voting and support agreement with Blackbeard Security in the form attached as Exhibit B (the “Support Agreement”), pursuant to which, among other things, SoftVest has agreed to vote in favor of, and support the consummation of, the Transactions in accordance with the terms of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), constitute a transaction described in Section 351(a) of the Code, (ii) the NewCo-NewCo Sub Contribution constitutes a transaction described in Section 351(a) of the Code, (iii) the Section 1031 Exchange qualifies as a like-kind exchange under Section 1031 of the Code, and (iv) each of the NewCo-OpCo Contribution, the NewCo Sub-OpCo Contribution, the Blackbeard Security-OpCo Contribution, and the Greybeard-OpCo Contribution qualify as a contribution of property described in Section 721(a) of the Code, subject to Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations (provided that any transfers (or deemed transfers) of cash shall be treated to the maximum extent permitted as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d)) (collectively, the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of the Parties hereby agrees as follows:

Article I
THE PBT CONTRIBUTION

Section 1.1 PBT Contribution Closing Date Transactions. Subject to the terms and conditions of this Agreement and the Support Agreement, on the PBT Contribution Closing Date, the following transactions shall occur in serial order (such transactions, the “PBT Contribution Closing”):

(a) NewCo shall (A) cause an amended and restated certificate of formation of NewCo substantially in the form attached hereto as Exhibit C-1 (the “NewCo Amended Charter”) to be executed and filed with the Secretary of State of the State of Texas in accordance with the relevant provisions of the Texas Business Organization Code (“TBOC”), which amendment shall become effective at the time the NewCo Amended Charter shall have been filed and accepted for record by the Secretary of State of the State of Texas; (B) amend and restate its bylaws substantially in the form attached as Exhibit C-2 (the “NewCo Amended Bylaws”); and (C) execute and deliver the amended and restated limited liability company agreement of OpCo consistent with the terms and conditions set forth in the term sheet attached as Exhibit D hereto and on other terms and conditions reasonably acceptable to NewCo and Blackbeard (the “OpCo LLC Agreement”);

(b) SoftVest shall sell, grant, convey, assign, transfer and deliver to PBT, its successors and assigns, for its and their own use forever, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of NewCo (the “SoftVest-PBT Sale”, and such Equity Securities, the “NewCo Legacy Securities”) for a purchase price equal to one dollar in the aggregate;

(c) PBT shall contribute, grant, convey, assign, transfer and deliver to NewCo the PBT Interests and all PBT Obligations in the form of the conveyance attached hereto as Exhibit J and, in exchange therefor, NewCo shall issue to PBT an aggregate of 46,608,796 Class A Shares (the “NewCo-PBT Shares”), free and clear of all Liens (other than any Permitted Securities Liens) (the “PBT-NewCo Contribution”);

(d) NewCo shall contribute, grant, convey, assign, transfer and deliver to NewCo Sub the Waddell Ranch Interest and the Settlement Agreement and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and/or the Settlement Agreement, regardless of when such obligations or liabilities arise or are incurred in the form of the conveyance attached hereto as Exhibit K (the “NewCo-NewCo Sub Contribution”); and

(e) NewCo shall cancel the NewCo Legacy Securities issued and outstanding as of immediately prior to the PBT Contribution Closing and such Equity Securities shall be of no further force or effect.

Section 1.2 Post-PBT Contribution Closing Capitalization and Board. For the avoidance of doubt, the Parties acknowledge and agree that, as of immediately following the PBT Contribution Closing, PBT shall hold 46,608,796 Class A Shares and no other Equity Securities of NewCo will be issued and outstanding. At the PBT Contribution Closing Date, the board of directors of NewCo (the “NewCo Board”) shall consist of the directors set forth on Section 1.2 of the Disclosure Schedules.

Section 1.3 PBT Contribution Closing. The PBT Contribution Closing shall take place as soon as practicable (but in any event no later than the fourth Business Day) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 (other than those conditions that by their terms are to be satisfied at the PBT Contribution Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Blackbeard and NewCo; provided, that the PBT Contribution Closing may occur remotely via electronic exchange of required documentation in lieu of an in-person PBT Contribution Closing, and the Parties shall cooperate in connection therewith. The date on which the PBT Contribution Closing actually occurs is referred to in this Agreement as the “PBT Contribution Closing Date.”

Section 1.4 PBT Contribution Closing Deliverables. At the PBT Contribution Closing, the NewCo Parties shall deliver, or cause to be delivered, to the Blackbeard Parties, the following:

(a) a fully executed conveyance in the form attached hereto as Exhibit J, evidencing the PBT-NewCo Contribution, and a fully executed conveyance in the form attached hereto as Exhibit K, evidencing the NewCo-NewCo Sub Contribution, in each case, duly executed by PBT, NewCo and NewCo Sub (as applicable) (collectively, the “NPI Deeds”);

(b) a fully executed share purchase agreement, in form and substance reasonably acceptable to NewCo and the Blackbeard Parties, evidencing the sale of the Equity Securities of NewCo pursuant to the SoftVest-PBT Sale, duly executed by PBT and SoftVest;

(c) a fully executed NewCo Amended Charter;

(d) evidence, in form and substance reasonably acceptable to the Blackbeard Parties, that the NewCo Amended Bylaws have been duly adopted and are in full force and effect; and

(e) a fully executed OpCo LLC Agreement, duly executed by OpCo, NewCo and NewCo Sub.

Article II
THE BLACKBEARD PARTIES CONTRIBUTIONS

Section 2.1 Blackbeard Contribution Closing Date Transactions. Subject to the terms and conditions of this Agreement, on the Blackbeard Contribution Closing Date, the following transactions shall occur in serial order (such transactions, the “Blackbeard Contribution Closing,” and together with the PBT Contribution Closing, the “Closings”):

(a) Subscriptions for Class A Shares. Simultaneously, (i) Blackbeard Security shall purchase Class A Shares from NewCo (the “Blackbeard Security A Share Purchase”) and (ii) Greybeard shall purchase Class A Shares from NewCo (the “Greybeard A Share Purchase”), in each case, pursuant to the terms and conditions of that certain Commitment and Backstop Agreement, dated as of the date hereof, by and among NewCo, SoftVest, Horizon Kinetics Asset Management LLC, a Delaware limited liability company, Blackbeard Security, and Greybeard (the “Backstop Agreement”).

(b) Class B Share Acquisitions. Simultaneously, (i) Blackbeard Security shall purchase from NewCo an aggregate of 30,024,553 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Blackbeard Security B Share Purchase” and, together with the Blackbeard Security A Share Purchase, the “Blackbeard Security-NewCo Contribution”), and (ii) Greybeard shall purchase from NewCo an aggregate of 1,964,958 Class B Shares in exchange for an amount of cash equal to the aggregate par value of such Class B Shares (the “Greybeard B Share Purchase” and, together with the Greybeard A Share Purchase, the “Greybeard-NewCo Contribution”);

(c) Section 1031 Exchange and Settlement Agreement Satisfaction. NewCo Sub shall and Blackbeard shall, and shall cause BBO, Blackbeard RetainCo and Blackbeard ExCo to, consummate the transactions contemplated by an exchange agreement to be entered into by NewCo Sub, Blackbeard, BBO, Blackbeard RetainCo, Blackbeard ExCo and USLG ExCo, which agreement (including the Unburdened Mineral Interest Lease to be attached thereto) will be in form and substance reasonably acceptable to NewCo Sub and Blackbeard (the “Exchange Agreement”), pursuant to which, among other things, (i) NewCo Sub shall grant, convey, assign, transfer and deliver to, Pirate Fee MineralCo, LLC, a Texas limited liability company (“Blackbeard ExCo”), the Waddell Ranch Interest and the Settlement Agreement, and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Waddell Ranch Interest and/or the Settlement Agreement, regardless of when such obligations or liabilities arise or are incurred, following which the Waddell Ranch Interest will in turn merge under Texas real property Law with and into the NPI-Burdened Mineral Interests (such merged fee mineral interest as to the merged Waddell Ranch Interest and the NPI-Burdened Mineral Interest, the “Unburdened Mineral Interests”) and the Settlement Agreement shall merge, terminate and expire pursuant to applicable Law, (ii) immediately following the transactions contemplated by clause (i), Blackbeard ExCo shall (A) first, grant, convey, assign, transfer and deliver to Blackbeard RetainCo a twenty five percent (25%) Undivided Interest in and to all of Blackbeard ExCo’s (1) right, title and interest in and to the Unburdened Mineral Interests and (2) obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the Unburdened Mineral Interests, in the form attached to the Exchange Agreement as Exhibit D (the “Unburdened Mineral Interest Conveyance”), and (B) second, grant and issue an oil, gas and mineral lease burdening the remaining Unburdened Mineral Interests held by Blackbeard ExCo (as lessor) to BBO (as lessee), in the form attached to the Exchange Agreement as Exhibit E (such lease, the “Unburdened Mineral Interest Lease”), and (iii) immediately following the grant and issuance of such lease contemplated by clause (ii), BBO shall grant, convey, assign, transfer and deliver to NewCo Sub, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of Blackbeard ExCo (the “Blackbeard ExCo Securities”) and USLG ExCo (the “USLG ExCo Securities”);

(d) Contributions to OpCo. Simultaneously, (i) Blackbeard Security shall contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, for its and their own use forever, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding Equity Securities of USLG Legacy (the “USLG Legacy Securities”) and in exchange therefor, OpCo shall issue to Blackbeard Security an aggregate of 30,024,553 OpCo Units, free and clear of all Liens (other than Permitted Securities Liens) (the contribution by, and OpCo Unit issuance to, Blackbeard Security described in this clause (i), the “Blackbeard Security-OpCo Contribution”); (ii) NewCo Sub shall contribute, grant, convey, assign, transfer and deliver to OpCo, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), (A) all of the issued and outstanding Blackbeard ExCo Securities, and (B) all of the issued and outstanding USLG ExCo Securities and, in exchange therefor, OpCo shall issue to NewCo Sub an aggregate of 43,945,666 OpCo Units (the “NewCo Sub-OpCo Units”), free and clear of all Liens (other than any Permitted Securities Liens) (the contribution by, and OpCo Unit issuance to, NewCo Sub described in this clause (ii), the “NewCo Sub-OpCo Contribution”); (iii) NewCo shall contribute, grant, convey, assign, transfer and deliver to OpCo (A) all of the PBT Interests described in clauses (b) and (d) of that definition and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of such PBT Interests described in clauses (b) and (d) of that definition (including those arising out of or relating to the ownership, use and operation of the Texas Royalty Interests), regardless of when such obligations or liabilities arise or are incurred, and (B) any and all cash received by NewCo pursuant to the Rights Offering and the Backstop Agreement (including the Blackbeard Security A Share Purchase and the Greybeard A Share Purchase), and, in exchange therefor, OpCo shall issue to NewCo an aggregate number of OpCo Units equal to the sum of (A) 2,663,130 and (B) the number of Class A Shares issued pursuant to the Rights Offering and the Backstop Agreement, in each case free and clear of all Liens (other than any Permitted Securities Liens) (the applicable contributions by, and OpCo Unit issuance to, NewCo described in this clause (iii), the “NewCo-OpCo Contribution”); and (iv) Greybeard shall contribute, grant, convey, assign, transfer and deliver to OpCo the Greybeard Assets, and, in exchange therefor, OpCo shall (x) issue to Greybeard an aggregate of 1,964,958 OpCo Units, free and clear of all Liens (other than any Permitted Securities Liens), and (y) convey to Greybeard the right to receive $7,300,000 in cash from OpCo, which shall be payable to Greybeard pursuant to the terms and conditions of Section 2.1(g) (the “Greybeard Cash Right”) (the contribution by, and OpCo Unit issuance to, Greybeard described in this clause (iv), the “Greybeard-OpCo Contribution”);

(e) Pay Down of the USLG Legacy Credit Facility. (i) OpCo shall contribute to USLG Legacy an amount in cash equal to $112,700,000, and (ii) USLG shall (x) if the USLG Legacy Credit Facility Consents have been obtained pursuant to Section 7.8, use all such proceeds to pay down amounts owed under the USLG Legacy Credit Facility and enter into a replacement of, or an amendment and restatement to, the USLG Legacy Credit Facility, in form and substance reasonably acceptable to NewCo and Blackbeard, pursuant to which, among other things, PBT FinCo shall become the borrower under the USLG Legacy Credit Facility, and (y) if the USLG Legacy Credit Facility Consents have not been obtained pursuant to Section 7.8, fully pay off the principal amount and interest outstanding under the USLG Legacy Credit Facility as of the PBT Contribution Closing Date pursuant to the Payoff Letter (so long as the outstanding principal balance under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and so long as any additional interest, penalties and fees do not exceed $200,000).

(f) Contributions to FinCo. If the Credit Facility Consents have been obtained, OpCo shall contribute, grant, convey, assign, transfer and deliver to PBT Land and Minerals FinCo, LLC, a Texas limited liability company and wholly owned Subsidiary of OpCo (“PBT FinCo”), its successors and assigns, for its and their own use forever, (i) all of the issued and outstanding USLG Legacy Securities, Blackbeard ExCo Securities and USLG ExCo Securities, in each case, free and clear of all Liens (other than any Permitted Securities Liens); (ii) all of OpCo’s right, title and interest in and to the Texas Royalty Interests and all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the PBT Interests described in clauses (b) and (d) of that definition, regardless of when such obligations or liabilities arise or are incurred, and (iii) all of OpCo’s right, title and interest in and to, and all responsibilities and liabilities to the extent exclusively related to and arising from, the Greybeard Assets; and

(g) Cash Payment to Greybeard. OpCo shall pay an amount in cash of $7,300,000 to Greybeard, by wire transfer of immediately available funds, in full and complete satisfaction of the Greybeard Cash Right, and following such payment the Greybeard Cash Right shall immediately and automatically terminate and be extinguished with no further action on the part of any Person; and

(h) PBT Distribution. PBT shall terminate, and all NewCo-PBT Shares shall be distributed to the PBT Unitholders as of the Blackbeard Contribution Closing Date, on a pro rata basis and otherwise on the terms and conditions set forth in the PBT Trust Indenture (as amended by the Trust Amendment).

Section 2.2 Post-Closing Capitalization. For the avoidance of doubt and subject to Section 2.6, the Parties acknowledge and agree that, as of immediately following the Blackbeard Contribution Closing (but without giving effect to the issuance of Class A Shares pursuant to the Rights Offering or the Backstop Agreement), (i) the issued and outstanding Equity Securities of NewCo will be as follows: the PBT Unitholders will hold a number of Class A Shares equal to 46,608,796, Blackbeard Security will hold 30,024,553 Class B Shares (i.e., the number of Class B Shares purchased from NewCo in the Blackbeard Security B Share Purchase), and Greybeard will hold 1,964,958 Class B Shares (i.e., the number of Class B Shares purchased from NewCo in the Greybeard B Share Purchase); (ii) all of the issued and outstanding Equity Securities of NewCo Sub will be held by NewCo; and (iii) the issued and outstanding Equity Securities of OpCo will be as follows: NewCo will hold 2,663,130 OpCo Units and will be the managing member of OpCo, NewCo Sub will hold 43,945,666 OpCo Units, Blackbeard Security will hold 30,024,553 OpCo Units, and Greybeard will hold 1,964,958 OpCo Units.

Section 2.3 Blackbeard Contribution Closing. The Blackbeard Contribution Closing shall take place on the date that is four Business Days following the PBT Contribution Closing Date (provided that the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 9.4, Section 9.5 and Section 9.6, other than those conditions that by their terms are to be satisfied at the Blackbeard Contribution Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time, has taken place), or if such conditions have not been satisfied or waived on such fourth Business Day, the first Business Day on which such conditions have been satisfied or waived, at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Blackbeard and NewCo; provided, further, that the Blackbeard Contribution Closing may occur remotely via electronic exchange of required documentation in lieu of an in-person Blackbeard Contribution Closing, and the Parties shall cooperate in connection therewith. The date on which the Blackbeard Contribution Closing actually occurs is referred to in this Agreement as the “Blackbeard Contribution Closing Date.”

Section 2.4 Blackbeard Contribution Closing Deliverables. At the Blackbeard Contribution Closing:

(a) The NewCo Parties shall deliver, or cause to be delivered, to the Blackbeard Parties, the following:

(i) reasonable evidence of (A) the issuance of the Class A Shares, Class B Shares and OpCo Units to Blackbeard Security in accordance with Section 2.1, and (B) the issuance of the Class A Shares, Class B Shares and OpCo Units to Greybeard in accordance with Section 2.1;

(ii) counterparts to the assignment, assumption and contribution agreements, in form and substance reasonably acceptable to NewCo and the Blackbeard Parties, evidencing (A) the Blackbeard Security B Share Purchase, (B) the Blackbeard Security-OpCo Contribution, (C) the NewCo Sub-OpCo Contribution, (D) the NewCo-OpCo Contribution, (E) the Greybeard B Share Purchase and (F) the Greybeard-OpCo Contribution, duly executed by NewCo, NewCo Sub and OpCo (as applicable);

(iii) counterparts to conveyances evidencing (A) the contribution of the PBT Interests (save and except the Waddell Ranch Interest and the Settlement Agreement) pursuant to the NewCo-OpCo Contribution, in the form attached hereto as Exhibit L, (B) the contribution of the applicable Greybeard Assets pursuant to the Greybeard-OpCo Contribution, in the form attached hereto as Exhibit M, and (C) the transactions contemplated by Section 2.1(f)(ii) and (iii), duly executed by NewCo, OpCo and PBT FinCo (as applicable);

(iv) counterparts to the shareholders agreement, substantially in the form attached hereto as Exhibit E (the “Shareholders Agreement”), duly executed by NewCo and SoftVest;

(v) a counterpart to the master services agreement, on the terms and conditions set forth in the term sheet attached as Exhibit F hereto and on other terms and conditions reasonably acceptable to NewCo and the Blackbeard Parties (the “MSA”), duly executed by NewCo;

(vi) a counterpart to the registration rights agreement, substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”), duly executed by NewCo; and

(vii) a counterpart to the Exchange Agreement, duly executed by NewCo Sub, and all documents required to be delivered thereunder by such Persons in connection with the Blackbeard Contribution Closing; and

(viii) if applicable, a counterpart to a replacement to, or an amendment and restatement of, the USLG Legacy Credit Facility, as described in Section 2.1(e)(x), duly executed by PBT FinCo.

(b) The Blackbeard Parties shall deliver, or cause to be delivered, to the NewCo Parties, the following:

(i) a duly executed instrument of transfer from BBO and Blackbeard Security, as applicable, sufficient to cause the transfer of the Blackbeard ExCo Securities, the USLG ExCo Securities, and the USLG Legacy Securities, in form and substance reasonably acceptable to NewCo pursuant to Section 2.1 hereof;

(ii) (A) releases of any and all Liens securing any obligations under the BBO Credit Facility that burden or are otherwise binding on the Blackbeard ExCo Securities, the USLG ExCo Securities, or any of the assets, rights, or properties of Blackbeard ExCo or USLG ExCo after giving effect to the Pre-Closing Restructuring and (B) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Liens;

(iii) (A) releases of any and all Liens securing any obligations under the Greybeard Credit Facility that burden or are otherwise binding on the Greybeard Assets and (B) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Liens;

(iv) counterparts to the Unburdened Mineral Interest Lease, in the form attached as Exhibit E to the Exchange Agreement, duly executed by Blackbeard ExCo and BBO;

(v) counterparts to assignment, assumption and contribution agreements, in form and substance reasonably acceptable to NewCo and Blackbeard, evidencing (A) the Blackbeard Security B Share Purchase, (B) the Blackbeard Security-OpCo Contribution, (C) the Greybeard B Share Purchase, (C) the Greybeard-OpCo Contribution, and (D) the transactions contemplated by Section 2.1(c)(i) and (ii), duly executed by Blackbeard Security and Greybeard (as applicable);

(vi) counterparts to the deeds and conveyances, evidencing (A) the Greybeard-OpCo Contribution, in the form attached as Exhibit M, duly executed by Greybeard, (B) the Unburdened Mineral Interest Conveyance, in the form attached as Exhibit D to the Exchange Agreement, and (C) the transactions contemplated by Section 2.1(c)(i) and (ii) in the applicable form attached to the Exchange Agreement, duly executed by Greybeard, Blackbeard, Blackbeard ExCo, and Blackbeard RetainCo, as applicable;

(vii) a duly executed letter of resignation, in form and substance reasonably acceptable to NewCo, from each of the directors, officers, limited liability company managers and other Persons holding similar titles of each Blackbeard Transferred Entity, effective as of the Blackbeard Contribution Closing (unless NewCo requests in writing that any such resignation not be delivered), which shall contain customary waivers of any claims against the Blackbeard Transferred Entities in connection with their service;

(viii) counterparts to the Shareholders Agreement, duly executed by Blackbeard Security and Greybeard;

(ix) a counterpart to the MSA, duly executed by BBO;

(x) counterparts to the Registration Rights Agreement, duly executed by Blackbeard Security and Greybeard;

(xi) counterparts to the Exchange Agreement, duly executed by Blackbeard, BBO, Blackbeard RetainCo and Blackbeard ExCo and all documents required to be delivered thereunder by such Persons in connection with the Blackbeard Contribution Closing;

(xii) unless a Payoff Letter has been delivered in respect of the USLG Legacy Credit Facility pursuant to Section 7.8(b), counterparts to a replacement or an amendment and restatement of the USLG Legacy Credit Facility, as described in Section 2.1(e)(x), duly executed by USLG Legacy and the lenders party thereto (as applicable);

(xiii) if the Credit Facility Consents are obtained, reasonable evidence of the pay-down of amounts owed under the USLG Legacy Credit Facility, pursuant to Section 2.1(e)(x);

(xiv) the Payoff Letter (if any) entered into pursuant to Section 7.8(b);

(xv) counterparts to the OpCo LLC Agreement, duly executed by Blackbeard Security and Greybeard; and

(xvi) true, correct, and complete copies of each Pre-Closing Restructuring Document.

Section 2.5 Governing Documents. The Parties shall use their respective reasonable best efforts to take all such actions necessary such that, at the Blackbeard Contribution Closing Date:

(a) the NewCo Board shall consist of the seven directors set forth in Section 2.5(a) of the Disclosure Schedules;

(b) the Chairperson of the NewCo Board shall be the individual set forth in Section 2.5(b) of the Disclosure Schedules;

(c) the officers of NewCo shall be the individuals set forth in Section 2.5(c) of the Disclosure Schedules; and

(d) NewCo shall (i) establish an Acquisition Advisory Committee of the NewCo Board, which shall consist of the three individuals set forth in Section 2.5(d) of the Disclosure Schedules, and (ii) adopt a charter for such committee substantially in the form attached hereto as Exhibit H.

Section 2.6 Certain Adjustments. Without limiting or affecting any of the provisions of Section 6.1, Section 6.2, Section 6.3, or Section 6.4, if during the period between the date of this Agreement and the Blackbeard Contribution Closing Date, any change in the Equity Securities of PBT and NewCo, in each case other than as expressly contemplated by the terms of this Agreement or the other Transaction Documents, shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, merger, combination, exchange, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon with a record date during such period, all amounts of Equity Securities issuable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on all the amounts of Equity Securities issuable pursuant to this Agreement; provided that this Section 2.6 shall not be construed to permit any Party or any of their respective Affiliates to take any action with respect to their Equity Securities that is prohibited by the terms of this Agreement or the other Transaction Documents.

Article III
REPRESENTATIONS AND WARRANTIES OF BLACKBEARD

Except as set forth in the disclosure schedules delivered by Blackbeard and Greybeard to the NewCo Parties prior to the execution and delivery of this Agreement (the “Disclosure Schedules”) corresponding to the particular section or subsection of this Agreement, or to the extent the relevance of a disclosure in any other section or subsection of the Disclosure Schedules is reasonably apparent on the face of such disclosure, Blackbeard hereby represents and warrants to the NewCo Parties, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date the matters set out in this Article III; provided that, notwithstanding anything herein to the contrary, except for the representations and warranties set forth in Section 3.1 through Section 3.5, the representations set forth in this Article III shall exclude and do not constitute any representation or warranty with respect to the assets, liabilities and obligations of Blackbeard RetainCo or the BBO Retained Obligations, in each case that are retained and assumed by BBO in connection with the Transactions.

Section 3.1 Organization, Standing and Power.

(a) Each of Blackbeard, USLG Legacy, Blackbeard Security and BBO (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware or, after the consummation of the Pre-Closing Restructuring, the State of Texas, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b) Blackbeard has previously made available to NewCo true, correct, and complete copies of USLG Legacy’s certificate of formation, limited liability company agreement, and other Organizational Documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. USLG Legacy is not in violation of any provision of any of its Organizational Documents. Prior to the Blackbeard Contribution Closing, Blackbeard has made available to NewCo true, correct, and complete copies of the Organizational Documents of each of Blackbeard ExCo and USLG ExCo, in each case as amended to the date of such entities’ formation and the Blackbeard Contribution Closing, and each as so delivered is in full force and effect. As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, neither Blackbeard ExCo nor USLG ExCo are in violation of any provision of any of their respective Organizational Documents.

(c) As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, each of Blackbeard ExCo and USLG ExCo will (i) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) have all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as then being conducted and (iii) be duly qualified or licensed to do business and be in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

Section 3.2 Capitalization.

(a) As of the date hereof and as of the PBT Contribution Closing, Blackbeard owns all of the issued and outstanding Equity Securities of USLG Legacy, and as of immediately following the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, Blackbeard Security will own all of the issued and outstanding Equity Securities of USLG Legacy, all of which shall be contributed and assigned to NewCo at the Blackbeard Contribution Closing pursuant to Section 2.1. All USLG Legacy Securities have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of applicable Law, and are free and clear of all Liens (other than Permitted Securities Liens).

(b) Except for the USLG Legacy Securities, (i) USLG Legacy does not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) other than the Transaction Documents and Permitted Securities Liens described in clause (b) of the definition thereof, there are no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG Legacy, as applicable. There are no outstanding obligations of USLG Legacy to repurchase, redeem or otherwise acquire any Equity Securities of USLG Legacy. There are no declared and unpaid dividends on any Equity Securities of USLG Legacy. None of the Equity Securities of USLG Legacy were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, equityholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any USLG Legacy Securities. There are no outstanding bonds, debentures, notes or other indebtedness of USLG Legacy having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of USLG Legacy, as applicable, may vote.

(c) As of the PBT Contribution Closing, (x) USLG Legacy will directly own all of the issued and outstanding Equity Securities of USLG ExCo and (y) BBO (a direct wholly owned Subsidiary of Blackbeard) will directly own all of the issued and outstanding Equity Securities of Blackbeard ExCo, and as of immediately following the consummation of the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, (i) Blackbeard will indirectly own, and BBO will directly own, all of the issued and outstanding Equity Securities of Blackbeard ExCo and USLG ExCo, and (ii) all such Equity Securities of Blackbeard ExCo and USLG ExCo, shall be duly authorized, validly issued and fully paid and non-assessable, will not have been issued in violation of applicable Law, and will be free and clear of all Liens (other than Permitted Securities Liens).

(d) As of the PBT Contribution Closing, except for the Equity Securities of Blackbeard ExCo held by BBO and the Equity Securities of USLG ExCo held by USLG Legacy, (i) USLG ExCo and Blackbeard ExCo will not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) there will be no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable. As of immediately following the consummation of the Pre-Closing Restructuring and as of immediately prior to the Blackbeard Contribution Closing, except for the Equity Securities of Blackbeard ExCo and USLG ExCo held by BBO, (i) USLG ExCo and Blackbeard ExCo will not have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and (ii) there will be no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable. As of immediately following the consummation of the Pre-Closing Restructuring, as of the PBT Contribution Closing, and as of immediately prior to the Blackbeard Contribution Closing, (A) there will be no outstanding obligations of USLG ExCo or Blackbeard ExCo to repurchase, redeem or otherwise acquire any Equity Securities of USLG ExCo or Blackbeard ExCo, as applicable, (B) there will be no declared and unpaid dividends on any Equity Securities of USLG ExCo or Blackbeard ExCo, (C) none of the Equity Securities of USLG ExCo or Blackbeard ExCo will have been issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws, (D) there will be no voting trusts or proxies, equityholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreement currently in effect with respect to the voting or transfer of any Equity Securities of USLG ExCo or Blackbeard ExCo, and (E) there will be no outstanding bonds, debentures, notes or other indebtedness of USLG ExCo or Blackbeard ExCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of USLG ExCo or Blackbeard ExCo, as applicable, may vote.

Section 3.3 Subsidiaries. Other than the Equity Securities of USLG ExCo (which will be outstanding as of immediately following the consummation of the transactions contemplated by Section 6.7(a)(i) and Section 6.7(b)(i) (the “Contributed Entity Formations”)), (a) USLG Legacy has no Subsidiaries and (b) USLG Legacy does not own, directly or indirectly, any Equity Securities, nor is it under any current or prospective obligation, directly or indirectly, to form or participate in, acquire, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person (other than in respect of the USLG Legacy Credit Facility). As of immediately following the consummation of the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, (x) none of the Blackbeard Transferred Entities will have any Subsidiaries, and (y) none of the Blackbeard Transferred Entities will own, directly or indirectly, any Equity Securities, nor will they be under any current or prospective obligation, directly or indirectly, to form or participate in, acquire, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) Each of Blackbeard, BBO, Blackbeard Security and USLG Legacy has all necessary limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and/or the other Transaction Documents to which they are or will be party to and to consummate the Transactions.

The execution, delivery and performance of this Agreement and the other Transaction Documents that Blackbeard, BBO, Blackbeard Security and USLG Legacy is or will be party to and the consummation by Blackbeard, BBO, Blackbeard Security and USLG Legacy of the Transactions have been duly authorized by all necessary limited liability company or similar action on the part of Blackbeard, BBO, Blackbeard Security and USLG Legacy and no other limited liability company or similar proceedings on the part of Blackbeard, BBO, Blackbeard Security and USLG Legacy are necessary to approve this Agreement and/or the other Transaction Documents to which they are or will be a party to or to consummate the Transactions. This Agreement has been duly executed and delivered by Blackbeard and Blackbeard Security (and all Transaction Documents required to be executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy prior to or at each of the Closings shall be duly executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy) and, assuming the due authorization, execution and delivery by the other Parties, constitutes (and as to all Transaction Documents required to be executed and delivered by Blackbeard, BBO, Blackbeard Security and USLG Legacy shall when executed and delivered prior to or at each of the Closings will constitute) a valid and binding obligation of Blackbeard, BBO, Blackbeard Security and USLG Legacy enforceable against Blackbeard, BBO, Blackbeard Security and USLG Legacy in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights generally, or by general principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) As of immediately following the consummation of the Contributed Entity Formations, as of the PBT Contribution Closing, and as of the Blackbeard Contribution Closing, each of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo will have all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which they are or will be party to and to consummate the Transactions. As of immediately prior to the consummation of the Pre-Closing Restructuring, as of the PBT Contribution Closing, and as of the Blackbeard Contribution Closing, the execution, delivery and performance of the Transaction Documents that Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo is or will be party to and the consummation by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo of the Transactions will have been duly authorized by all necessary limited liability company or similar action on the part of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo and no other limited liability company or similar proceedings on the part of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo are necessary to approve the Transaction Documents to which they are or will be a party to or to consummate the Transactions. All Transaction Documents required to be executed and delivered by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo prior to or at each of the Closings shall be duly executed and delivered by Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo and, assuming the due authorization, execution and delivery by the other parties thereto, when executed and delivered prior to or at each of the Closings will constitute a valid and binding obligation of Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo enforceable against Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo in accordance with their terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

Section 3.5 No Conflict; Consents and Approvals.

(a) Except for the BBO Credit Facility Consent and the USLG Legacy Credit Facility Consent (in each case solely in respect of clause (ii) of this Section 3.5(a)), and as set forth on Section 3.5(a) of the Disclosure Schedules, (x) the execution, delivery and performance of this Agreement by the Blackbeard Transaction Counterparties (and of all of the Transaction Documents required to be executed and delivered by the Blackbeard Transaction Counterparties prior to or at each of the Closings ), (y) the consummation of the Transactions, and (z) compliance by the Blackbeard Transaction Counterparties with the provisions of this Agreement and/or such Transaction Documents, as applicable, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Blackbeard Transaction Counterparties, including the Transferred Assets (other than the Greybeard Assets), under or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the Organizational Documents of the Blackbeard Transaction Counterparties, or the certificate of formation or bylaws (or similar Organizational Documents) of any Subsidiary of a Blackbeard Transaction Counterparty, (ii) any Contract to which the Blackbeard Transaction Counterparties, any of their Subsidiaries or the USLG Business is a party or by which the Blackbeard Transaction Counterparties or any of their respective Subsidiaries or the USLG Business or any of their respective properties or assets may be bound or otherwise included in the Transferred Assets (other than the Greybeard Assets), or (iii) subject to the matters referred to in Section 3.5(b), any Law applicable to the Blackbeard Transaction Counterparties or any of their Subsidiaries, or the USLG Business or by which the Blackbeard Transaction Counterparties or any of their Subsidiaries, the USLG Business or any of the Transferred Assets (other than the Greybeard Assets), except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Blackbeard Transaction Counterparties, any of their Subsidiaries, or the USLG Business in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Blackbeard Transaction Counterparties or the consummation by the Blackbeard Transaction Counterparties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (iv) any filings and approvals required under the Laws of the State of Delaware and Texas with respect to the Pre-Closing Restructuring.

Section 3.6 Financial Statements.

(a) Section 3.6 of the Disclosure Schedules sets forth the audited combined balance sheet as of December 31, 2025 (the “Latest Balance Sheet”) of PBT Land and Minerals, Inc. Predecessor and the related audited combined statements of operations, changes in net parent investment and cash flows for fiscal years then ended (together with the notes thereto and accompanied by unqualified opinion of the independent registered public accounting firm) of PBT Land and Minerals, Inc. Predecessor (the “Audited Financial Statements”) and the unaudited condensed combined balance sheet as of March 31, 2026 of PBT Land and Minerals, Inc. Predecessor and the related unaudited condensed combined statements of operations, changes in net parent investment and cash flows for the three months ended March 31, 2026, respectively (together with the notes thereto) of PBT Land and Minerals, Inc. Predecessor (the “Interim Financial Statements”).

(b) The Audited Financial Statements and the Interim Financial Statements (i) have been prepared in a manner consistent with the books and records of Blackbeard and its Subsidiaries attributable to PBT Land and Minerals, Inc. Predecessor, (ii) have been prepared, in all material respects, in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the financial position of PBT Land and Minerals, Inc. Predecessor as of the dates thereof and their respective combined results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP. No auditor of any Audited Financial Statements has indicated to a Blackbeard Transaction Counterparty or any of their respective Affiliates that it will or may withdraw its audit opinion with respect to such Audited Financial Statements and no Blackbeard Transaction Counterparty or any of its Affiliates has determined that it will or must restate any Audited Financial Statements or any Interim Financial Statements.

Section 3.7 No Undisclosed Liabilities. None of the Blackbeard Transferred Entities or the USLG Business has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, other than (a) liabilities and obligations specifically disclosed or reflected and adequately reserved against in the Latest Balance Sheet, (b) indebtedness for borrowed money incurred following the date of the Latest Balance Sheet in accordance with Section 6.1(b)(xi) pursuant to the terms and conditions of the USLG Legacy Credit Facility, and (c) liabilities and obligations (other than any indebtedness for borrowed money) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) that are not material, individually or in the aggregate, to Blackbeard Transferred Entities or the USLG Business, taken as a whole.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Blackbeard, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business specifically for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Blackbeard, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business specifically for inclusion or incorporation by reference in the S-4 Registration Statement will, (i) at the time it is first filed with the SEC, (ii) at the time of any amendments or supplements thereto, and (iii) at the time it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Blackbeard makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the S-4 Registration Statement based on information supplied in writing by or on behalf of Greybeard, NewCo, any of their respective Affiliates other than Blackbeard, any of their respective Representatives or any other Person specifically for inclusion or incorporation by reference therein.

Section 3.9 Absence of Certain Changes or Events. Except as otherwise contemplated or required by this Agreement, since the date of the Latest Balance Sheet:

(a) Blackbeard, BBO and USLG Legacy and their respective Subsidiaries have conducted the USLG Business in the ordinary course of business in all material respects.

(b) None of Blackbeard, BBO, USLG Legacy or any of their Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Blackbeard Contribution Closing without the approval of NewCo, would constitute a breach of any subsection of Section 6.1(b).

(c) There has not been any change, event, occurrence or development or prospective change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Blackbeard Material Adverse Effect; and

(d) Neither USLG Legacy nor any of its Subsidiaries or the USLG Business has suffered any material loss, damage, destruction or other material casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10 Litigation. There is no Action pending or threatened in writing or, to the knowledge of Blackbeard, orally against or affecting (a) the Blackbeard Transferred Entities, (b) the USLG Business, (c) any of the Transferred Assets (other than the Greybeard Assets), or (d) any present or former officer, director or employee of the Blackbeard Transferred Entities or the USLG Business in such individual’s capacity as such, other than in each case of the foregoing clauses (a) through (d), any Action that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to, individually or in the aggregate, have a Blackbeard Material Adverse Effect. None of the Blackbeard Transferred Entities, the USLG Business or any of the Transferred Assets (other than the Greybeard Assets) is or are subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Blackbeard Material Adverse Effect. There is no Action pending or threatened in writing or, to the knowledge of Blackbeard, orally seeking to, and that would reasonably be expected to, prevent, hinder or materially impair the Blackbeard Transaction Counterparties or any of their respective Subsidiaries from performing their respective obligations under this Agreement or any Transaction Documents.

Section 3.11 Compliance with Laws.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Blackbeard Material Adverse Effect (i) Blackbeard, BBO, each of the Blackbeard Transferred Entities, each of their respective Subsidiaries and the USLG Business are and, at all times since January 1, 2024 have been, in compliance with all Laws applicable to the Blackbeard Transferred Entities, the Transferred Assets (other than the Greybeard Assets) and the USLG Business; (ii) none of Blackbeard, BBO, the Blackbeard Transferred Entities, any of their Affiliates or the USLG Business has received, since January 1, 2024, notice or other communication from any Governmental Entity alleging or relating to an unresolved violation of any Law applicable to the Blackbeard Transferred Entities, USLG Business or the Transferred Assets (other than the Greybeard Assets); and (iii) Blackbeard, BBO, the Blackbeard Transferred Entities, each of their Subsidiaries and the USLG Business have in effect, and are in compliance with, all Permits necessary for them to own, lease or operate their properties and assets included in the Blackbeard Transferred Entities, Transferred Assets (other than the Greybeard Assets) and to carry on the USLG Business as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event which could reasonably be expected to result in any revocation, non-renewal, adverse modification, suspension or cancelation, with or without notice or lapse of time or both, of any such Permit, nor would any such revocation, non-renewal, adverse modification, suspension or cancelation result from the consummation of the Transactions.

(b) BBO, the Blackbeard Transferred Entities, each of their respective Subsidiaries and the USLG Business are covered by valid and currently effective insurance policies issued in favor of BBO, the Blackbeard Transferred Entities, or one or more of their respective Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which BBO, the Blackbeard Transferred Entities and the USLG Business operate.

Section 3.12 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Blackbeard Material Adverse Effect: (a) each of the Blackbeard Transferred Entities, the Transferred Assets (other than the Greybeard Assets) and the USLG Business, are in compliance with, and for the past three (3) years have been in compliance with, all applicable Environmental Laws; (b) the Blackbeard Transferred Entities and the USLG Business have obtained and are, and have been for the past three years (or such shorter period if such Transferred Assets have been owned by Blackbeard or any of its Affiliates for less than three years), in compliance with all Permits that are required under any Environmental Law with respect to the Transferred Assets (other than the Greybeard Assets) and the USLG Business as currently conducted, and all such Permits are in full force and effect; (c) to the knowledge of Blackbeard, there has been no release of any Hazardous Substance that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement, obligation, or liability of the Blackbeard Transferred Entities, the USLG Business or the Transferred Assets (other than the Greybeard Assets) under applicable Environmental Laws; (d) neither Blackbeard, BBO, the Blackbeard Transferred Entities nor any of their respective Affiliates have received any written claims, notices, or demand letters from any Governmental Entity asserting that the Blackbeard Transferred Entities or the USLG Business are in violation of, or liable under, any Environmental Law with respect to the Transferred Assets (other than the Greybeard Assets); (e) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported, in each case, in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability or obligation of the Blackbeard Transferred Entities or the USLG Business under any Environmental Law, in each case, on, at, under or from any Transferred Assets (other than the Greybeard Assets) owned or operated by BBO, USLG Legacy, any of their respective Subsidiaries or the USLG Business or as a result of any operations or activities of BBO, USLG Legacy, any of their respective Subsidiaries or the USLG Business at any location; and (f) neither BBO, USLG Legacy, nor their respective Subsidiaries with respect to the USLG Business or the Transferred Assets (other than the Greybeard Assets), are subject to, or are threatened in writing or, to the knowledge of Blackbeard, orally, to become subject to, any Environmental Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, or judgment asserted or arising under any applicable Environmental Law.

Section 3.13 Taxes.

(a) All material Tax Returns required by applicable Law to be filed (i) by the Blackbeard Transferred Entities or (ii) for Asset Taxes (other than Asset Taxes relating to the Greybeard Assets) have been filed (taking into account any extension of the due date for filing), and each such Tax Return is true, correct, and complete in all material respects.

(b) All material Taxes that have become due and payable by the Blackbeard Transferred Entities and all material Asset Taxes (other than Asset Taxes relating to the Greybeard Assets) that have become due and payable have been paid in full, whether or not shown on any Tax Returns.

(c) The Blackbeard Transferred Entities have complied in all material respects with all applicable Tax withholding, information reporting, and deposit requirements.

(d) No Blackbeard Transferred Entity is a party to or bound by any Tax sharing or similar agreement, other than any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes.

(e) There are no Liens for Taxes (except for Permitted Liens) on any of the Transferred Assets (other than the Greybeard Assets).

(f) As of the Execution Date, there are no material Tax audits or proceedings now pending or threatened in writing or, to the knowledge of Blackbeard, orally against any Blackbeard Transferred Entity or for material Asset Taxes (other than Asset Taxes relating to the Greybeard Assets).

(g) Each Blackbeard Transferred Entity is, and has been since its inception, disregarded as separate from Blackbeard for U.S. federal income tax purposes.

(h) No Blackbeard Transferred Entity has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) As of the date hereof, Blackbeard is not aware of any fact or circumstance that would prevent Blackbeard from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Section 3.14 Blackbeard Material Contracts.

(a) Section 3.14 of the Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which any Blackbeard Transferred Entity is or will be a party or is or will be bound or by which the USLG Business or any of the Blackbeard Group Assets is bound, of the following types:

(i) any Contracts or a group of related Contracts under which BBO, a Blackbeard Transferred Entity or the USLG Business have made payments of more than $250,000 in the last 12 months or have made payments, or would reasonably be expected to make payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(ii) any Contracts or a group of related Contracts under which BBO, a Blackbeard Transferred Entity or the USLG Business have received aggregate payments of more than $250,000 in the last 12 months, or have received payments, or would reasonably be expected to receive payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(iii) any Contract that limits the ability of any Blackbeard Transferred Entity or the USLG Business on or after the Blackbeard Contribution Closing to compete in any line of business or with any Person or in any geographic area, or that restricts the right of any Blackbeard Transferred Entity or the USLG Business on or after the Blackbeard Contribution Closing to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iv) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(v) any Contract relating to indebtedness for borrowed money and having an outstanding principal amount in excess of $250,000;

(vi) any Contract that relates to the prior acquisition or disposition of any material assets or properties with respect to which the Blackbeard Transferred Entities or the USLG Business will on or after the Blackbeard Contribution Closing have any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(vii) any Contract (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials, in each case in the ordinary course of business) involving the acquisition, purchase, transfer, sell, lease, assign, trade, exchange or disposition of, or the acquisition of any interest in, (A) any Transferred Asset (other than any Greybeard Assets), (B) any other assets for aggregate consideration (in one or a series of transactions) in excess of $250,000, or (C) any Equity Securities;

(viii) any Contract that includes any unsatisfied guarantee, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments by the Blackbeard Transferred Entities or the USLG Business on or after the Blackbeard Contribution Closing in excess of $250,000;

(ix) any Contract that obligates the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing to make any capital commitment, loan or expenditure in an amount in excess of $250,000 in any calendar year;

(x) any Affiliate Contract (but excluding any Oil and Gas Leases or Contract set forth on Exhibit A-3);

(xi) any Contract that is a lease (other than an Oil and Gas Lease) that obligates the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing to make payments in excess of $250,000 per annum;

(xii) any Contracts for the purchase or sale of any real property;

(xiii) any Contract that provides for any settlement, conciliation or similar agreement to which the Blackbeard Transferred Entities or the USLG Business on or after Blackbeard Contribution Closing will have any material outstanding obligation after the Execution Date; and

(xiv) any Contract with any Governmental Entity (other than any leases, servitudes or burdens on real property).

All Contracts of the types described in clauses (i) through (xiv) are referred to herein as “Blackbeard Material Contracts.”

(b) (i) Each Blackbeard Material Contract is valid and binding on BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) and to the knowledge of Blackbeard, any other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect; (ii) BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) and, to the knowledge of Blackbeard, any other party thereto, has performed all material obligations required to be performed by it under each Blackbeard Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect; and (iii) there is no breach or default under any Blackbeard Material Contract by BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) or, to the knowledge of Blackbeard, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a breach or default on the part of BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) or, to the knowledge of Blackbeard, any other party thereto under any such Blackbeard Material Contract, nor has BBO, a Blackbeard Transferred Entity or the USLG Business (as applicable) received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(c) Blackbeard has made available to NewCo accurate and complete copies of all Blackbeard Material Contracts, as of the date of this Agreement, including all amendments, supplements and side letters thereto.

Section 3.15 Blackbeard Group Mineral Interests.

(a) As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Defensible Title to the Blackbeard Group Mineral Interests, subject, however, to the Permitted Liens.

(b) As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Defensible Title to the Blackbeard Group Mineral Interests, in each case, unto such Blackbeard Transferred Entities against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Blackbeard Transferred Entities or its or their Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c) Except as expressly set forth in Section 3.15(c) of the Disclosure Schedules, as of immediately following the Pre-Closing Restructuring and as of the applicable Closing, no Blackbeard Transferred Entity will own, any unleased mineral interest where such Person is obligated to pay a share of drilling costs, capital expenses or other costs or expenses as a participating mineral owner from and after Blackbeard Contribution Closing (other than any operating costs that are borne by such Person after all applicable payout amounts have been received by the applicable participating parties).

(d) Section 3.15(d) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Blackbeard Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date. Each Blackbeard Oil and Gas Lease is in full force and effect and is fully paid up as of the Execution Date.

(e) To the knowledge of Blackbeard, (i) Section 3.15(e) of the Disclosure Schedules sets forth an accurate and complete list of each Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date and (ii) none of Blackbeard or any of its Subsidiaries have (A) provided any lessee of any Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date with any unresolved written demand for payment or performance or notice of default and (B) received any unresolved written demand for payment or performance or notice of default, from any lessee of any Third Party Oil and Gas Lease that burdens the Blackbeard Group Mineral Interests as of the Execution Date.

Section 3.16 Conveyed Surface Assets.

(a) Annex I and Annex II to Exhibit A-2 set forth an accurate and complete list of all material Blackbeard Group Surface Rights. As of immediately following the Pre-Closing Restructuring and as of the Blackbeard Contribution Closing, the Blackbeard Transferred Entities in the aggregate will hold Good and Marketable Title to the Blackbeard Group Surface Rights set forth on Annex I and Annex II to Exhibit A-2, subject, however, to the Permitted Liens.

(b) As of immediately following the Pre-Closing Restructuring and as of the Closing, the Blackbeard Transferred Entities in the aggregate will hold Good and Marketable Title to the Blackbeard Group Surface Rights set forth on Annex I and Annex II to Exhibit A-2, in each case, unto such Blackbeard Transferred Entities against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Blackbeard Transferred Entities or their Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c) To the knowledge of Blackbeard, Annex I and Annex II to Exhibit A-3 sets forth an accurate and complete list of all material Blackbeard Group Leases and Servitudes (other than any Oil and Gas Leases). Each of the Blackbeard Transferred Entities and the USLG Business has, and to the knowledge of Blackbeard, any other Third Parties thereto have, performed all material obligations required to be performed by it under each Blackbeard Group Leases and Servitudes set forth on Annex I and Annex II to Exhibit A-3, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Blackbeard Material Adverse Effect.

Section 3.17 Consents and Preferential Rights. Except for the BBO Credit Facility Consent, the USLG Legacy Credit Facility Consent and as set forth on Section 3.17 of the Disclosure Schedules, (a) there are no Consents that are required to be obtained, made or complied with respect to any of the Blackbeard Group Assets in connection with the Transactions, and (b) there are no Preferential Rights burdening Blackbeard, the Blackbeard Transferred Entities or any of their respective Subsidiaries (or their interests in any Blackbeard Group Assets) or the USLG Business that are triggered by or otherwise applicable to the Transactions.

Section 3.18 No Capital Commitments. There are no (a) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract or other agreement binding on any Blackbeard Transferred Entity or the USLG Business with respect to the Transferred Assets (other than the Greybeard Assets) or (b) capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Blackbeard Contribution Closing, in each case, that would reasonably be expected to result in capital expenditures by the Blackbeard Transferred Entities or the USLG Business after the Blackbeard Contribution Closing, in excess of $250,000.

Section 3.19 Operating Reports. The information set forth in the statements of revenues with respect to the Transferred Assets owned by the respective entity set forth in Schedule 3.19 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations. The information set forth on the statements in Section 3.19 of the Disclosure Schedules (a) sets forth a listing of (i) all fresh water volumes supplied or utilized by BBO or Third Parties from the Transferred Assets (other than the Greybeard Assets) and (ii) all produced water volumes (A) transported onto or stored on the Transferred Assets (other than the Greybeard Assets) by BBO or Third Parties and/or (B) injected into disposal wells by BBO or Third Parties on lands constituting the Transferred Assets (other than the Greybeard Assets), in each case on a monthly basis for each monthly period between June 1, 2025 and May 30, 2026 and (b) all of the information described in subpart (a) are true and correct in all material respects, other than any monthly inaccuracy that does not exceed $250,000.

Section 3.20 No Condemnation. As of the Execution Date, there are no pending or, threatened in writing or, to the knowledge of Blackbeard, orally taking (whether permanent, temporary, whole or partial) of any of the Blackbeard Group Assets, or any part of the Blackbeard Group Assets by reason of condemnation or eminent domain.

Section 3.21 Intellectual Property. USLG Legacy does not as of the date hereof own or have rights to, and as of immediately following the Pre-Closing Restructuring and as of the Closing, no Blackbeard Transferred Entity will own or have rights to, any material Intellectual Property.

Section 3.22 Related Party Transactions.

(a) Except for any Contracts solely between or among the Blackbeard Transferred Entities or any Contract set forth on Exhibits A-1, A-2 or A-3 or in Section 3.22(a) of the Disclosure Schedules, neither Blackbeard nor any Related Party of Blackbeard or any of its Affiliates (i) is a party to any Contract or transaction with any Blackbeard Transferred Entity, or relating to the USLG Business or the Transferred Assets (other than the Greybeard Assets), (ii) provides or has in the preceding three years, provided, or received, any material loans, assets, services (other than employment services in the ordinary course of business) or facilities to or from, as applicable, any Blackbeard Transferred Entity or the USLG Business, or (iii) provides any material services to, or (except for any amounts that will be paid in full at or prior to the Blackbeard Contribution Closing) is owed any material amount of money by or owes any material amount of money to, the Blackbeard Transferred Entities or the USLG Business (other than, in each case, compensation for services performed by a Person as director, officer or employee of a Blackbeard Transferred Entity or the USLG Business and amounts reimbursable for routine travel and other business expenses in the ordinary course of business) (the Contracts and transactions set forth in or required to be set forth in Section 3.22(a) of the Disclosure Schedules, collectively, the “Blackbeard Affiliate Contracts” and, together with the Greybeard Affiliate Contracts, the “Affiliate Contracts”).

(b) Except for the Transaction Documents and any Contract set forth on Exhibits A-1, A-2 or A-3 or Section 3.22(b) of the Disclosure Schedules, as of the Blackbeard Contribution Closing, all Blackbeard Affiliate Contracts, and all other amounts or other liabilities owing thereunder to any Related Party of Blackbeard or any of its Affiliates, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to NewCo, any Blackbeard Transferred Entity, any of their respective Affiliates or the USLG Business.

Section 3.23 Sanctions and Anti-Corruption.

(a) Since January 1, 2024, BBO, the Blackbeard Transferred Entities, their Subsidiaries and the USLG Business have complied with the U.S. Foreign Corrupt Practices Act of 1977, and all other anti-bribery and anti-corruption Laws and regulations (the “Anti-Corruption Laws”) applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets), except as would not reasonably be expected to have a Blackbeard Material Adverse Effect.

(b) None of BBO, the Blackbeard Transferred Entities, and their Subsidiaries, and, to the knowledge of Blackbeard, no director, officer or employee, of BBO, the Blackbeard Transferred Entities, or their Subsidiaries or the USLG Business is a Person (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).

(c) Except as would not reasonably be expected to have a Blackbeard Material Adverse Effect, since January 1, 2024, (i) none of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) BBO, the Blackbeard Transferred Entities, their Subsidiaries and the USLG Business have complied with Sanctions applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets). To the knowledge of Blackbeard, there is no investigation by, request for information from, or pending self-disclosure to, any Governmental Entity or any legal proceeding, in each case regarding BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business’ actual or possible violation of any Anti-Corruption Laws or Sanctions.

(d) Except as would not reasonably be expected to have a Blackbeard Material Adverse Effect, none of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business or, to the knowledge of Blackbeard, any Person acting (or purportedly acting) for the benefit of BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder BBO, the Blackbeard Transferred Entities, their Subsidiaries or the USLG Business that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law applicable to the USLG Business, Blackbeard Transferred Entities, the USLG Legacy Assets or the Transferred Assets (except for the Greybeard Assets).

Section 3.24 Sufficiency of Assets. The Transferred Assets (with the exclusion of the Greybeard Assets), when utilized by a labor force substantially similar to that utilized by Blackbeard and its Affiliates in connection with the ownership and operation of the Transferred Assets as of the date hereof, and together with the rights and services made available to the Blackbeard Transferred Entities under (a) the Contracts included in the Transferred Assets, and (b) the MSA, if applicable, are sufficient in all material respects for the continued conduct, ownership, and operation of the USLG Business and the Transferred Assets (with the exclusion of the Greybeard Assets) after the Closing in substantially the same manner as currently conducted by USLG Legacy as of the Execution Date, ordinary wear and tear and casualty losses excepted and taking into account the age, history, depletion and use of such Transferred Assets.

Section 3.25 Employee Matters. No Blackbeard Transferred Entity (a) has, or has ever had, any employee on its payroll or directly engages, or has ever directly engaged, any other individual service provider, or (b) sponsors, maintains, has, or could reasonably be expected to have, any liability in respect of any Benefit Plan (including on account of an ERISA Affiliate) or any obligation to adopt, sponsor, or maintain any Benefit Plan.

Section 3.26 No Prior Operations of Certain Persons. Each of Blackbeard ExCo and USLG ExCo are being formed for the sole purposes of entering into the Transaction Documents to which such Persons are, or are contemplated to be, a party and engaging in the Transactions. From and after the date of its incorporation or formation, except as contemplated by this Agreement and the Transaction Documents, neither Blackbeard ExCo nor USLG ExCo has engaged in any business or activities whatsoever or incurred any liabilities, except as contemplated by this Agreement or the Transaction Documents or in connection with or securing any obligations under the applicable Credit Facility.

Section 3.27 Investment Representation. Assuming the transactions contemplated by Section 2.1 have been consummated, Blackbeard Security (a) will acquire the Class A Shares, Class B Shares, and OpCo Units as a principal, for its own account and not for the account of any other Person, with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws; (b) will have no present Contract, undertaking, arrangement, obligation or commitment providing for the disposition of any of the Class A Shares, Class B Shares, and OpCo Units; (c) will be an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and was not organized or reorganized for the specific purpose of acquiring the Class A Shares, Class B Shares, and OpCo Units; (d) will be knowledgeable about the industries in which the NewCo Parties operate and is informed as to the risks of the Transactions and is able to bear the economic risk of such investment, including a complete loss thereof, and to hold the Class A Shares, Class B Shares, and OpCo Units for an indefinite period of time; and (e) acknowledges that the Class A Shares, Class B Shares, and OpCo Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Class A Shares, Class B Shares, and OpCo Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 3.28 Independent Investigation; Non-Reliance. Notwithstanding anything to the contrary express or implied in this Agreement or the other Transaction Documents, assuming the transactions contemplated by Section 2.1 have been consummated, Blackbeard Security acknowledges, covenants and agrees that: (a) it is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Class A Shares, Class B Shares, and OpCo Units as contemplated hereunder; (b) it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions; and (c) it has conducted, and completed to its satisfaction, such investigations of the NewCo Parties as it deems necessary and appropriate, and has been provided with all of the information regarding the NewCo Parties that Blackbeard Security believes necessary to make an informed and intelligent investment decision with respect to the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions.

Section 3.29 Brokers. No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets, LLC and J.P. Morgan Securities LLC, has been retained by Blackbeard, BBO, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Blackbeard, BBO, the Blackbeard Transferred Entities, their respective Affiliates, or the USLG Business.

Article IV
REPRESENTATIONS AND WARRANTIES IN RESPECT OF GREYBEARD

Except as set forth in the Disclosure Schedules corresponding to the particular section or subsection of this Agreement, or to the extent the relevance of a disclosure in any other section or subsection of the Disclosure Schedules is reasonably apparent on the face of such disclosure, Greybeard hereby represents and warrants to each of the NewCo Parties, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date, as follows:

Section 4.1 Organization, Standing and Power. Greybeard (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

Section 4.2 Authority. Greybeard has all necessary limited liability company or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents that Greybeard is or will be party to and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents that Greybeard is or will be party to and the consummation by Greybeard of the Transactions have been duly authorized by all necessary limited liability company or similar action on the part of Greybeard and no other limited liability company or similar proceedings on the part of Greybeard are necessary to approve this Agreement and the other Transaction Documents that Greybeard is or will be a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Greybeard (and all Transaction Documents required to be executed and delivered by Greybeard prior to or at each of the Closings shall be duly executed and delivered by Greybeard) and, assuming the due authorization, execution and delivery by the other Parties, constitutes (and as to all Transaction Documents required to be executed and delivered by Greybeard shall when executed and delivered prior to or at each of the Closings will constitute) a valid and binding obligation of Greybeard, enforceable against Greybeard in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

Section 4.3 No Conflict; Consents and Approvals.

(a) Except for the Greybeard Credit Facility Consent and as set forth on Section 4.3(a) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Greybeard (and all Transaction Documents required to be executed and delivered by Greybeard prior to or at each of the Closings), and the consummation of the Transactions, and compliance by Greybeard with the provisions of this Agreement and such Transaction Documents, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Greybeard or any of its Subsidiaries (including the Greybeard Assets) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the certificate of formation, limited liability company agreement or other Organizational Document of Greybeard or any of its Subsidiaries, (ii) any Contract to which Greybeard or any of its Subsidiaries is a party or by which Greybeard, any of its Subsidiaries or any of their respective properties or assets may be bound or otherwise included in the Greybeard Assets, or (iii) subject to the matters referred to in Section 4.3(b), any Law applicable to Greybeard or any of its Subsidiaries or any of the Greybeard Assets, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Greybeard or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Greybeard or the consummation by Greybeard of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) any filings and approvals required under the rules and regulations of the NYSE.

Section 4.4 Financial Statements.

(a) Section 4.4 of the Disclosure Schedules sets forth the audited statements of revenues and direct operating expenses with respect to the Greybeard Assets for the year ended December 31, 2025 (together with the notes thereto) (the “Greybeard Financial Statements”).

(b) The Greybeard Financial Statements (i) have been prepared in a manner consistent with the books and records of Greybeard and its Subsidiaries attributable to the Greybeard Assets, (ii) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the revenues and direct operating expenses with respect to the Greybeard Assets for the periods then ended, all in accordance with GAAP. No auditor of the Greybeard Financial Statements has indicated to Greybeard or any of its Affiliates that it will or may withdraw its audit opinion with respect to such Greybeard Financial Statements and neither Greybeard nor any of its Affiliates has determined that it will or must restate any Greybeard Financial Statements.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, arising out of, or relating to, the Greybeard Assets, other than liabilities and obligations (a) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) or (b) that have not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect.

Section 4.6 Certain Information. None of the information supplied or to be supplied by or on behalf of Greybeard or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Greybeard or its Affiliates specifically for inclusion or incorporation by reference in the S-4 Registration Statement will, (i) at the time it is first filed with the SEC, (ii) at the time of any amendments or supplements thereto, and (iii) at the time it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Greybeard makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the S-4 Registration Statement based on information supplied in writing by or on behalf of Blackbeard, NewCo, any of their respective Affiliates, any of their respective Representatives or any other Person specifically for inclusion or incorporation by reference therein.

Section 4.7 Absence of Certain Changes or Events. Except as otherwise contemplated or required by this Agreement, since December 31, 2025:

(a) Greybeard and its Subsidiaries have owned the Greybeard Assets and conducted activities incidental to such ownership in the ordinary course of business in all material respects.

(b) None of Greybeard or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing without the approval of NewCo, would constitute a breach of any subsection of Section 6.1(b).

(c) There has not been any change, event, occurrence or development or prospective change, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Greybeard Material Adverse Effect; and

(d) The Greybeard Assets have not suffered any material loss, damage, destruction or other material casualty, whether or not covered by insurance.

Section 4.8 Litigation. There is no Action pending or threatened in writing or, to the knowledge of Greybeard, orally against or affecting the Greybeard Assets, other than any Action that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to, individually or in the aggregate, have a Greybeard Material Adverse Effect. Neither Greybeard nor any of the Greybeard Assets are subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Greybeard Material Adverse Effect. There is no Action pending or threatened in writing or, to the knowledge of Greybeard, orally seeking to, and that would reasonably be expected to, prevent, hinder or materially impair Greybeard or any of its Subsidiaries from performing its obligations under this Agreement or any Transaction Documents.

Section 4.9 Compliance with Laws.

(a) Except (x) with respect to Tax matters, which are addressed in Section 4.11, (y) with respect to Environmental Laws and Environmental Liabilities, which are addressed in Section 4.10 and (z) as individually or in the aggregate, would not reasonably be expected to have a Greybeard Material Adverse Effect, (i) Greybeard is and, at all times since January 1, 2024 has been, in compliance with all Laws applicable to the Greybeard Assets; (ii) neither Greybeard nor any of its Affiliates have received, since January 1, 2024, notice or other communication from any Governmental Entity alleging or relating to an unresolved violation of any Law applicable to the Greybeard Assets; and (iii) Greybeard has in effect, and is in compliance with, all Permits necessary for it to own, lease or operate the Greybeard Assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event which could reasonably be expected to result in any revocation, non-renewal, adverse modification, suspension or cancelation of any such Permit, nor would any such revocation, non-renewal, adverse modification, suspension or cancelation result from the consummation of the Transactions.

(b) Greybeard and the Greybeard Assets are covered by valid and currently effective insurance policies that are customary and adequate for companies of similar size owning assets and properties similar to the Greybeard Assets.

Section 4.10 Environmental Matters. With respect to the Greybeard Assets, except as would not reasonably be expected to, individually or in the aggregate, have a Greybeard Material Adverse Effect: (a) Greybeard has operated the Greybeard Assets in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws; (b) Greybeard has obtained and is, and has been for the past three years (or such shorter period if such Greybeard Assets have been owned by Greybeard or any of its Affiliates for less than three years), in compliance with all Permits that are required under any Environmental Law for the Greybeard Assets, and all such Permits are in full force and effect; (c) to the knowledge of Greybeard, there has been no release of any Hazardous Substance that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability relating to the Greybeard Assets under applicable Environmental Laws; (d) Greybeard has not received any written claims, notices, or demand letters from any Governmental Entity asserting any violation of, or material liability under, any Environmental Law with respect to the Greybeard Assets; (e) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported, in each case, in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any Greybeard Assets; and (f) no Greybeard Assets are subject to, or are threatened in writing or, to the knowledge of Greybeard, orally to become subject to Environmental Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, or judgment asserted or arising under any applicable Environmental Law.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 4.10 are the only representations and warranties in this Agreement of Greybeard with respect to environmental matters, Environmental Laws or Environmental Liabilities.

Section 4.11 Taxes.

(a) All material Tax Returns required by applicable Law to be filed for Asset Taxes relating to the Greybeard Assets have been filed (taking into account any extension of the due date for filing), and each such Tax Return is true, correct, and complete in all material respects.

(b) All material Asset Taxes relating to the Greybeard Assets that have become due and payable have been paid in full, whether or not shown on any Tax Returns.

(c) There are no Liens for Taxes on the Greybeard Assets, except for Liens constituting Permitted Liens.

(d) As of the Execution Date, there are no material Tax audits or proceedings now pending or threatened in writing or, to the knowledge of Greybeard, orally for material Asset Taxes relating to the Greybeard Assets.

(e) As of the date hereof, Greybeard is not aware of any fact or circumstance that would prevent Greybeard from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Section 4.12 Greybeard Material Contracts.

(a) Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which Greybeard is a party or by which any Greybeard Asset is bound, of the following types:

(i) any Contracts or a group of related Contracts, under which Greybeard with respect to the Greybeard Assets has made payments of more than $250,000 in the last 12 months or have made payments, or the owner of the Greybeard Assets (or such owner’s Affiliates) would reasonably be expected to make payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(ii)any Contracts or a group of related Contracts under which Greybeard with respect to the Greybeard Assets has received aggregate payments of more than $250,000 in the last 12 months or have received payments, or the owner of the Greybeard Assets (or such owner’s Affiliates) would reasonably be expected to receive payments, of more than $250,000 in the aggregate during any 12-month period after the Blackbeard Contribution Closing Date;

(iii) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that limits the ability of the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iv) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(v) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract relating to indebtedness for borrowed money and having an outstanding principal amount in excess of $250,000;

(vi) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that relates to the prior acquisition or disposition of any material assets or properties with respect to which the owner of the Greybeard Assets (or such owner’s Affiliates) will, on or after the Blackbeard Contribution Closing, have any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(vii) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract (other than Contracts for the sales and dispositions of Hydrocarbons that are terminable without penalty upon sixty (60) days’ or less notice or sales or dispositions of surplus or salvage equipment and materials, in each case in the ordinary course of business) involving the acquisition, purchase, transfer, sell, lease, assign, trade, exchange or disposition of, or the acquisition of any interest in, (A) any Greybeard Assets, (B) any other assets for aggregate consideration (in one or a series of transactions) in excess of $250,000, or (C) any Equity Securities;

(viii) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that includes any unsatisfied guarantee, “earn-out” or other contingent payment obligations, in each case that would result in payments by the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing in excess of $250,000;

(ix) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that obligates the owner of the Greybeard Assets or its Affiliates on or after the Blackbeard Contribution Closing to make any capital commitment or loan or expenditure in an amount in excess of $250,000 in any calendar year;

(x) any Affiliate Contract (but excluding any Oil and Gas Leases or Contract set forth on Exhibit A-4);

(xi) any Contract that is a lease (other than an Oil and Gas Lease) that obligates the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing to make payments in excess of $250,000 per annum;

(xii) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contracts for the purchase or sale of any real property;

(xiii) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract that provides for any settlement, conciliation or similar agreement to which the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing will have any material outstanding obligation after the Execution Date; and

(xiv) to the extent binding on the Greybeard Assets (or included in the Greybeard Assets), any Contract with any Governmental Entity (other than any leases, servitudes or burdens on real property).

All Contracts of the types described in these clauses (i) through (xiv) are referred to herein as “Greybeard Material Contracts” and collectively with the Blackbeard Material Contracts, the “Material Contracts.”

(b) (i) Each Greybeard Material Contract is valid and binding on Greybeard and its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect; (ii) Greybeard and its Affiliates (as applicable) and, to the knowledge of Greybeard, any other party thereto, has performed all material obligations required to be performed by it under each Greybeard Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect; and (iii) there is no breach or default under any Greybeard Material Contract by Greybeard or its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a breach or default on the part of Greybeard or its Affiliates (as applicable) and to the knowledge of Greybeard, any other party thereto, under any such Greybeard Material Contract, nor has Greybeard or any of its Affiliates received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Greybeard Material Adverse Effect.

(c) Greybeard has made available to NewCo true, correct and complete copies of all Greybeard Material Contracts, as of the date of this Agreement, including all amendments, supplements and side letters thereto.

Section 4.13 Greybeard Mineral Interests.

(a) Greybeard holds Defensible Title to the Greybeard Mineral Interests, subject, however, to the Permitted Liens.

(b) Greybeard holds Defensible Title to the Greybeard Mineral Interests, in each case, unto Greybeard against every Person whomsoever lawfully claims the same or any part thereof by, through or under Greybeard or its Affiliates, but not otherwise, subject, however, to the Permitted Liens.

(c) Except as expressly set out Section 4.13(c) of the Disclosure Schedules, the Greybeard Assets do not include any unleased mineral interest where Greybeard is obligated to pay a share of drilling costs, capital expenses or other costs or expenses as a participating mineral owner from and after Blackbeard Contribution Closing (other than any operating costs that are borne by Greybeard after all applicable payout amounts have been received by the applicable participating parties).

(d) Section 4.13(d) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Greybeard Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date, including the royalty percentage payable under such Greybeard Oil and Gas Lease. Each such Greybeard Oil and Gas Lease is in full force and effect and is fully paid up as of the Execution Date.

(e) To the knowledge of Greybeard, (i) Section 4.13(e) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement, of each Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date, including the royalty percentage payable under such Third Party Oil and Gas Lease, and (ii) Greybeard has not (A) provided any lessee of any Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date with any unresolved written demand for payment or performance or notice of default and (B) has not received any unresolved written demand for payment or performance or notice of default, from any lessee of any Third Party Oil and Gas Lease that burdens the Greybeard Mineral Interests as of the Execution Date.

Section 4.14 Consents and Preferential Rights. Except for the Greybeard Credit Facility Consent and as set forth on Section 4.14 of the Disclosure Schedules, (a) there are no Consents that are required to be obtained, made or complied with by Greybeard or with respect to any of the Greybeard Assets in connection with the Transactions, and (b) there are no Preferential Rights burdening Greybeard (or any interests in any Greybeard Assets) that are triggered by or otherwise applicable to the Transactions.

Section 4.15 No Capital Commitments. There are no (a) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract or other agreement that at Blackbeard Contribution Closing will be binding on NewCo or any of its Subsidiaries with respect to the Greybeard Assets or (b) capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Blackbeard Contribution Closing, in each case, that would reasonably be expected to result in payments of capital expenditures by NewCo or any of its Subsidiaries or the owner of the Greybeard Mineral Interests (or their respective Affiliates) after Blackbeard Contribution Closing in excess of $250,000.

Section 4.16 No Condemnation. As of the Execution Date, there are no pending or threatened in writing, or to the knowledge of Greybeard, orally taking (whether permanent, temporary, whole or partial) of any of the Greybeard Assets, or any part of the Greybeard Assets by reason of condemnation or eminent domain.

Section 4.17 Related Party Transactions.

(a) Except for any Contracts set forth in Section 4.17(a) of the Disclosure Schedules, neither Greybeard nor any Related Party of Greybeard or any of its Affiliates (i) is a party to any Contract or transaction relating to, included in, or binding on (as applicable) the Greybeard Assets, or (ii) to the extent included in, or binding on (as applicable) the Greybeard Assets or the owner of the Greybeard Assets (or such owner’s Affiliates) on or after the Blackbeard Contribution Closing, provides or has in the preceding three years provided any material services to, or in respect of, the Greybeard Assets (the Contracts and transactions set forth in or required to be set forth in Section 4.17(a) of the Disclosure Schedules, collectively, the “Greybeard Affiliate Contracts”).

(b) Except for the Transaction Documents and any Contract set forth on Section 4.17(b) of the Disclosure Schedules, as of the Blackbeard Contribution Closing, all Greybeard Affiliate Contracts, and all other amounts or other liabilities owing thereunder to any Related Party of Greybeard or any of its Affiliates, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to NewCo or its Affiliates.

Section 4.18 Sanctions and Anti-Corruption. Except as would not reasonably be expected to have a Greybeard Material Adverse Effect, to the knowledge of Greybeard, there is no, and since January 1, 2024 there has not been any, investigation by, request for information from, or pending self-disclosure to, any Governmental Entity or any legal proceeding, in each case regarding any actual or possible violation of any Anti-Corruption Laws or Sanctions relating to the Greybeard Assets or that burdens the Greybeard Assets.

Section 4.19 Employee Matters. There is no direct or indirect liability, contingent or otherwise, in respect of any employee, including under or in respect of any Benefit Plan (including on account of an ERISA Affiliate), or any obligation to adopt, sponsor, or maintain any Benefit Plan, in each case, relating to the Greybeard Assets that burdens the Greybeard Assets.

Section 4.20 Investment Representation. Greybeard is acquiring the Class A Shares, Class B Shares, and OpCo Units as a principal, for its own account and not for the account of any other Person, with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Greybeard has no present Contract, undertaking, arrangement, obligation or commitment providing for the disposition of any of the Class A Shares, Class B Shares, and OpCo Units. Greybeard is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and was not organized or reorganized for the specific purpose of acquiring the Class A Shares, Class B Shares, and OpCo Units. Greybeard is knowledgeable about the industries in which the NewCo Parties operate and is informed as to the risks of the Transactions and is able to bear the economic risk of such investment, including a complete loss thereof, and to hold the Class A Shares, Class B Shares, and OpCo Units for an indefinite period of time. Greybeard acknowledges that the Class A Shares, Class B Shares, and OpCo Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Class A Shares, Class B Shares, and OpCo Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 4.21 Independent Investigation; Non-Reliance. Notwithstanding anything to the contrary express or implied in this Agreement or the other Transaction Documents, Greybeard acknowledges, covenants and agrees that: (a) it is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Class A Shares, Class B Shares, and OpCo Units as contemplated hereunder; (b) it has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the Transactions; and (c) it has conducted, and completed to its satisfaction, such investigations of the NewCo Parties as it deems necessary and appropriate, and has been provided with all of the information regarding the NewCo Parties that Greybeard believes necessary to make an informed and intelligent investment decision with respect to the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions.

Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets, LLC and J.P. Morgan Securities LLC, has been retained by Greybeard or its Affiliates or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Greybeard or any of its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF THE NEWCO PARTIES

Each NewCo Party hereby makes, jointly and severally, the following representations and warranties to each of Blackbeard and Greybeard, as of the Execution Date, as of the PBT Contribution Closing Date and as of the Blackbeard Contribution Closing Date:

Section 5.1 Organization, Standing and Power.

(a) Each of NewCo and NewCo Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

(b) OpCo (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

(c) The NewCo Parties have previously made available to Blackbeard and Greybeard true, correct, and complete copies of NewCo’s certificate of incorporation and bylaws and the Organizational Documents of each of NewCo’s Subsidiaries (including NewCo Sub and OpCo), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of NewCo, NewCo Sub or OpCo are in violation of any provision of any of their respective Organizational Documents.

Section 5.2 Capitalization.

(a) As of the date hereof and immediately prior to the PBT Contribution Closing, SoftVest owns all of the issued and outstanding Equity Securities of NewCo, and NewCo owns all of the issued and outstanding Equity Securities of NewCo Sub and OpCo. As of immediately prior to the Blackbeard Contribution Closing, PBT owns all of the issued and outstanding Equity Securities of NewCo.

(b) All issued and outstanding Equity Securities of NewCo, NewCo Sub and OpCo have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of applicable Law, and are free and clear of all Liens (other than generally applicable transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws).

(c) Except as set forth in Section 5.2(a), none of NewCo, NewCo Sub or OpCo have any other authorized, issued, reserved for issuance, or outstanding Equity Securities and there are no agreements, options, restricted units, warrants or other rights or arrangements existing or outstanding which provide for the sale, transfer or issuance of any Equity Securities of NewCo, NewCo Sub or OpCo, as applicable. There are no outstanding obligations of NewCo, NewCo Sub or OpCo to repurchase, redeem or otherwise acquire any Equity Securities of NewCo, NewCo Sub or OpCo. There are no declared and unpaid dividends on any Equity Securities of NewCo, NewCo Sub or OpCo. None of the Equity Securities of NewCo, NewCo Sub or OpCo were issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights or in violation of any applicable Laws. There are no voting trusts or proxies, stockholder Contracts, investor rights agreements, pooling agreements or proxies, or other similar agreements currently in effect with respect to the voting or transfer of any Equity Securities of NewCo, NewCo Sub or OpCo. There are no outstanding bonds, debentures, notes or other indebtedness of NewCo, NewCo Sub or OpCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of NewCo, NewCo Sub or OpCo, as applicable, may vote. Except as set forth in Section 5.2(a), none of NewCo, NewCo Sub or OpCo owns any Equity Securities in any other Person (other than any Equity Securities in another NewCo Party).

Section 5.3 Authority. Each of the NewCo Parties has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents that such Persons are or will be party to and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents that the NewCo Parties are or will be party to and the consummation by the NewCo Parties of the Transactions have been duly authorized by all necessary corporate or similar action on the part of the NewCo Parties and no other corporate or similar proceedings on the part of the NewCo Parties are necessary to approve this Agreement and the other Transaction Documents that such Persons are or will be a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the NewCo Parties (and all Transaction Documents required to be executed and delivered by each of the NewCo Parties prior to or at each of the Closings shall be duly executed and delivered by each of the NewCo Parties) and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of the NewCo Parties, enforceable against the NewCo Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable Enforceability Exceptions).

Section 5.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the NewCo Parties (and all Transaction Documents required to be executed and delivered by each of NewCo Parties prior to or at each of the Closings), and the consummation of the Transactions, and compliance by the NewCo Parties with the provisions of this Agreement and such Transaction Documents, do not and will not conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of NewCo Parties or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any Consent of any Person pursuant to, any provision of (i) the certificate of incorporation, bylaws or other governing documents of the NewCo Parties or any of their respective Subsidiaries, (ii) any Contract to which the NewCo Parties or any of their respective Subsidiaries is a party or by which the NewCo Parties or any of their Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the matters referred to in Section 5.4(b), any Law applicable to the NewCo Parties or any of their respective Subsidiaries or by which the NewCo Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a NewCo Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the NewCo Parties or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the NewCo Parties or the consummation by the NewCo Parties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws and (iii) any filings and approvals required under the rules and regulations of the NYSE.

Section 5.5 No Prior Operations of NewCo, NewCo Sub and OpCo. Each of NewCo, NewCo Sub and OpCo were formed for the sole purposes of entering into this Agreement and the Transaction Documents to which such Persons are, or are contemplated to be, a party and engaging in the Transactions. Since the date of its incorporation or formation, except as contemplated by this Agreement and the Transaction Documents, none of NewCo, NewCo Sub or OpCo has engaged in any business or activities whatsoever or incurred any liabilities, except as contemplated by this Agreement or the Transaction Documents or in furtherance of the Transactions.

Section 5.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Stephens, Inc., has been retained by the NewCo Parties or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the NewCo Parties or any of their respective Affiliates.

Section 5.7 Certain Information. None of the information supplied or to be supplied by the NewCo Parties for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time it is first published, distributed or disseminated to the PBT Unitholders, (b) at the time of any amendments or supplements thereto and (c) at the time of the PBT Unitholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the NewCo Parties for inclusion or incorporation by reference in the S-4 Registration Statement will, at the date it is first declared effective by the SEC and at the time of any post-effective amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the NewCo Parties makes any representation or warranty with respect to any information obtained from or incorporated by reference from filings made by or on behalf of PBT with the SEC or supplied in writing by or on behalf of Blackbeard, Greybeard, or any of their respective Affiliates or Representatives or any other Person for inclusion or incorporation by reference in the Proxy Statement or the S-4 Registration Statement.

Section 5.8 Taxes. As of the date hereof, the NewCo Parties are not aware of any fact or circumstance that would prevent the NewCo Parties from delivering, if so requested, a certificate (dated as of the necessary date and signed by the relevant person) containing customary representations as are reasonably necessary or appropriate to allow the relevant counsel to deliver any opinion required in connection with any SEC filings contemplated by Section 7.1 in respect of the treatment, for U.S. federal income tax purposes, of the PBT-NewCo Contribution, the Blackbeard Security-NewCo Contribution, and the Greybeard-NewCo Contribution, taken together and with any cash purchases of Class A Shares by PBT Unitholders pursuant to exercises of Subscription Rights (including pursuant to the Backstop Agreement), as a transaction described in Section 351(a) of the Code.

Article VI
COVENANTS OF THE BLACKBEARD PARTIES AND THE NEWCO PARTIES

Section 6.1 Conduct of the Business of Blackbeard.

(a) Blackbeard covenants and agrees that, during the period from the date hereof until the earlier of the Blackbeard Contribution Closing or the valid termination of this Agreement pursuant to Article X (the “Applicable Period”), except (i) as expressly contemplated by this Agreement, including the Pre-Closing Restructuring and obtaining the Credit Facility Consents, (ii) as disclosed in Section 6.1 of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Blackbeard shall, and shall cause each of its Subsidiaries to, with respect to the Blackbeard Transferred Entities, the USLG Business and the Transferred Assets (other than the Greybeard Assets), use commercially reasonable efforts to (A) conduct the businesses in the ordinary course of business, (B) preserve intact the business organizations and relationships with customers, suppliers, lenders, lessors, regulators, insurers, and other material business relations; (C) keep available the services of directors and officers; and (D) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

(b) During the Applicable Period, except (i) as expressly contemplated by this Agreement, including the Pre-Closing Restructuring and obtaining the applicable Credit Facility Consents, (ii) as disclosed in Section 6.1 of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Blackbeard shall not, and Blackbeard shall cause its Subsidiaries not to, with respect to the Blackbeard Transferred Entities, the USLG Business and the Transferred Assets (other than the Greybeard Assets):

(i) adopt or propose any change to the articles or certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise) of USLG Legacy;

(ii) with respect to the Blackbeard Transferred Entities, (x) merge or consolidate with any other Person; or (y) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

(iii) with respect to the Blackbeard Transferred Entities, adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iv) issue, deliver, sell, pledge, dispose of or encumber any shares of the capital stock or other equity securities of any Blackbeard Transferred Entity, or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or other equity securities;

(v) declare, set aside, make or pay any non-cash dividend or other distribution with respect to any of the Blackbeard Transferred Entities or Transferred Assets (other than any Greybeard Assets), except for dividends or other distributions between or among the Blackbeard Transferred Entities, and any of their direct or indirect wholly owned Subsidiaries;

(vi) adjust, split, combine, redeem, repurchase, cancel or otherwise acquire any shares of capital stock or other equity interests of any Blackbeard Transferred Entity, or reclassify, combine, split, subdivide or otherwise amend the terms of the capital stock or other equity interests of any Blackbeard Transferred Entity;

(vii) (A) acquire or purchase (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or acquire or purchase any assets or property from any Person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing Contracts made available to NewCo prior to the Execution Date; or (B) transfer, sell, lease, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern or any Transferred Assets (other than the Greybeard Assets), excluding (x) sales or dispositions of Hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing Contracts made available to NewCo prior to the date hereof;

(viii) enter into, materially amend (to the detriment of the Blackbeard Transferred Entities or the USLG Business), assign, or renew, extend, or voluntarily terminate any Blackbeard Material Contract or waive any material right thereunder, other than the automatic renewal or extension of any such Blackbeard Material Contract pursuant to its terms or on terms that are not less favorable to the Blackbeard Transferred Entities or the USLG Business;

(ix) authorize, make or incur any capital expenditures, in excess of capital expenditures that are, in the aggregate, greater than one hundred and ten percent (110%) of the aggregate amount set forth in the capital expenditure budget set forth in Section 6.1(b)(ix) of the Disclosure Schedules;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Blackbeard Transferred Entity), in each case other than (A) advances of expenses to employees or (B) intercompany agreements or investments between or among the Blackbeard Transferred Entities in the ordinary course of business;

(xi) issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) (other than (A) a guaranty by Blackbeard or any of its Subsidiaries in favor of a Blackbeard Transferred Entity or (B) any borrowings under, or drawdowns of any Credit Facility so long as the aggregate outstanding principal balance of the USLG Legacy Credit Facility is no more than $112,700,000 as of immediately prior to the Blackbeard Contribution Closing);

(xii) implement or adopt any material change to the methods of accounting of a Blackbeard Transferred Entity, except as may be appropriate or required to conform to changes in applicable Law, statutory or regulatory accounting rules, GAAP or any regulatory requirements with respect thereto;

(xiii) cause any Blackbeard Transferred Entity to (A) make (outside of the ordinary course of business), change, or revoke any material Tax election, (B) file any amended material Tax Return, (C) adopt (outside of the ordinary course of business) or change any material method of Tax accountings, (D) settle any claim or assessment in respect of a material amount of Taxes, (E) surrender any right to claim any material Tax refund, or (F) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, other than as the result of an automatic extension of the due date of a Tax Return;

(xiv) compromise, settle or agree to compromise or settle any Action (other than an Action related to Taxes), or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing; provided that, such settlement or compromise shall not include any admission of wrongdoing or similar admission by any Blackbeard Transferred Entity or the USLG Business or that would otherwise be reasonably expected to negatively affect a Blackbeard Transferred Entity or the USLG Business in a material respect;

(xv) create or otherwise grant any Lien (other than a Lien constituting a Permitted Lien) on, any of the Transferred Assets (other than the Greybeard Assets);

(xvi) (A) hire or otherwise directly engage the services of any employee or any other individual service provider or (B) adopt, implement, become a party to, sponsor, maintain, or incur or assume any liability in respect of any Benefit Plan (including on account of an ERISA Affiliate);

(xvii) enter into any new line of business or abandon or discontinue any existing lines of business; or

(xviii) agree to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xvii);

provided that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as NewCo may specify by notice to Blackbeard) specifically referencing this Section 6.1(b) and expressly granting consent shall constitute a valid form of consent of NewCo for all purposes under this Section 6.1(b): Eric L. Oliver (Eric@softvest.com).

(c) Nothing contained in this Section 6.1 shall give NewCo, directly or indirectly, the right to control or direct the operations of Blackbeard or any of its Subsidiaries prior to the Blackbeard Contribution Closing. Prior to the Blackbeard Contribution Closing, Blackbeard shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Conduct of the Business of Greybeard.

(a) Greybeard covenants and agrees that, during the Applicable Period, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.2(a) of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Greybeard shall, and shall cause its Subsidiaries to, with respect to the Greybeard Assets, use commercially reasonable efforts to (A) conduct the ownership and operation of the Greybeard Assets in the ordinary course of business, and (B) maintain all current insurance policies and not voluntarily reduce or terminate any existing insurance.

(b) During the Applicable Period, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.2(b) of the Disclosure Schedules, (iii) as required by applicable Law, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Greybeard shall not, and shall cause its Subsidiaries not to, with respect to the Greybeard Assets:

(i) adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(ii) (A) acquire or purchase any assets, securities or property from any Person with a purchase price in excess of $250,000 individually or $500,000 in the aggregate, excluding purchases of assets or property required by existing Contracts made available to NewCo prior to the Execution Date; or (B) transfer, sell, lease, or otherwise dispose of any Greybeard Assets, excluding (x) sales or dispositions of Hydrocarbons or obsolete or worthless assets, in each case, in the ordinary course of business and (y) sales or dispositions of assets or property required by existing Contracts made available to NewCo prior to the date hereof;

(iii) enter into, materially amend (to the detriment of Greybeard), assign, or renew, extend, or voluntarily terminate any Greybeard Material Contract or waive any material right thereunder, other than the automatic renewal or extension of any such Greybeard Material Contract pursuant to its terms or on terms that are not less favorable to Greybeard;

(iv) authorize, make or incur any capital expenditures with respect to the Greybeard Assets that will be binding on, or included in, the Greybeard Assets;

(v) to the extent binding on, or included in, the Greybeard Assets, issue, sell, borrow, incur or guarantee any indebtedness for borrowed money (including any debt securities) other than any borrowings under the Greybeard Credit Facility;

(vi) to the extent binding on, or included in, the Greybeard Assets, compromise, settle or agree to compromise or settle any Action, or consent to the same, pending or threatened, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages and that are fully paid prior to the Blackbeard Contribution Closing;

(vii) create or otherwise grant any Lien (other than a Lien constituting a Permitted Lien) on, the Greybeard Assets;

(viii) enter into any new line of business or abandon or discontinue any existing lines of business; or

(ix) agree to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(viii);

provided that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as NewCo may specify by notice to Greybeard) specifically referencing this Section 6.2(b) and expressly granting consent shall constitute a valid form of consent of NewCo for all purposes under this Section 6.2(b): Eric L. Oliver (Eric@softvest.com).

(c) Nothing contained in this Section 6.2 shall give NewCo, directly or indirectly, the right to control or direct the operations of Greybeard prior to the Blackbeard Contribution Closing. Prior to the Blackbeard Contribution Closing, Greybeard shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.3 Conduct of Business of Blackbeard ExCo and USLG ExCo.

(a) During the Applicable Period, and except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as NewCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), as of immediately following the time of such Person’s organization or formation in connection with the consummation of the Pre-Closing Restructuring, each of Blackbeard and Greybeard acknowledge and agree that Blackbeard ExCo and USLG ExCo shall not knowingly engage or agree to engage in any material business activities and shall not knowingly incur any material liabilities or obligations other than in connection with the Transactions; provided that, for the avoidance of doubt, the foregoing shall not restrict Blackbeard ExCo and USLG ExCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, this Agreement, the other Transaction Documents or the Transactions.

(b) Nothing contained in this Section 6.3 shall give NewCo, directly or indirectly, the right to control or direct the operations of Blackbeard ExCo and USLG ExCo prior to the Blackbeard Contribution Closing. Prior to and following the Blackbeard Contribution Closing, Blackbeard ExCo and USLG ExCo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.

Section 6.4 Conduct of Business of NewCo, NewCo Sub and OpCo Pending the Transactions.

(a) During the Applicable Period, and except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) in respect of any action reasonably necessary to maintain its existence and good standing, or (iv) as Blackbeard shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of NewCo, NewCo Sub and OpCo acknowledges and agrees that it shall not knowingly engage or agree to engage in any material business activities and shall not knowingly incur any material liabilities or obligations other than in connection with the Transactions; provided that, for the avoidance of doubt, the foregoing shall not restrict (x) NewCo, NewCo Sub or OpCo from incurring any fees, costs, or expenses or taking any actions in connection with its organization, ongoing maintenance, this Agreement, the other Transaction Documents or the Transactions and (y) NewCo and its Subsidiaries from owning and holding the PBT Interests, in each case during the period between the PBT Contribution Closing Date and the Blackbeard Contribution Closing Date in connection with the Transactions. Without limiting the foregoing, from the PBT Contribution Closing until the Blackbeard Contribution Closing, none of the NewCo Parties shall transfer or cause the transfer of the PBT Interests, except as contemplated by this Agreement or as required by applicable Law, without the consent of Trustee (not to be unreasonably withheld, conditioned, or delayed).

(b) Nothing contained in this Section 6.4 shall give Blackbeard or Greybeard, directly or indirectly, the right to control or direct the operations of NewCo, NewCo Sub or OpCo prior to the Blackbeard Contribution Closing. Prior to and following the Blackbeard Contribution Closing, NewCo, NewCo Sub and OpCo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.

Section 6.5 No Solicitation by Blackbeard and Greybeard.

(a)During the Applicable Period, each of Blackbeard and Greybeard shall not, and shall cause its Subsidiaries and controlled Affiliates, and its equityholders, officers and directors not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (ii) continue, conduct, engage, enter into or participate in any discussions or negotiations with, furnish any information relating to the Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets or afford access to the business, officers, directors, employees, properties, assets, books or records of Blackbeard Transferred Entities, the USLG Business or the Greybeard Assets to, or otherwise cooperate in any way with, any Person (other than the NewCo Parties and their respective controlled Affiliates) (or its potential source of financing) that Blackbeard or Greybeard (as applicable) knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; (iii) enter into or approve, recommend or declare advisable for any Blackbeard Transferred Entity (or any other Person holding a material portion of the rights, properties or assets of the USLG Business or the Greybeard Assets) to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement or any other similar agreement relating to or constituting a Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

(b) Each of Blackbeard and Greybeard shall, and shall cause its Subsidiaries, and shall cause its and their respective Representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person (other than the NewCo Parties and their respective controlled Affiliates) conducted prior to the date of this Agreement with respect to any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal. To the extent that Blackbeard or Greybeard has not done so prior to the date hereof, Blackbeard or Greybeard (as applicable) shall promptly (and in any event within two (2) Business Days of the date hereof) request that each such Person, if any, that has executed a confidentiality agreement with Blackbeard or Greybeard or their respective Affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Blackbeard Acquisition Proposal or Greybeard Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Blackbeard, Greybeard or any of their Affiliates.

Section 6.6 Termination of Blackbeard Related Party Contracts. On or prior to the Blackbeard Contribution Closing, Blackbeard and Greybeard shall, and shall cause their respective Subsidiaries to, (a) pay, settle or discharge all account balances owed from any Blackbeard Transferred Entity, the USLG Business or arising out of or related to the Greybeard Assets to any of their respective Related Parties, and (b) terminate, or cause to be terminated, all Affiliate Contracts, other than those Contracts set forth on Exhibits A-1, A-2 or A-3 or Section 6.6 of the Disclosure Schedules, and take such action as may be necessary to direct the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Blackbeard Contribution Closing, in each case of clauses (a) and (b), with no further direct or indirect liability or obligation of any Blackbeard Transferred Entity, the USLG Business or the holder of the Greybeard Assets or their Affiliates. Blackbeard shall deliver to NewCo written evidence reasonably satisfactory to NewCo of each such termination prior to the Blackbeard Contribution Closing; provided that, prior to terminating any Affiliate Contract not listed in Section 3.22 or Section 4.17 of the Disclosure Schedules, Blackbeard will notify NewCo in writing and NewCo may elect in writing for such Contract to remain in effect.

Section 6.7 Pre-Closing Restructuring. Subject to the terms and conditions of this Agreement, Blackbeard and Blackbeard Security shall, and shall cause their respective controlled Affiliates to, consummate the following transactions, which shall occur in the order set forth below (collectively, the “Pre-Closing Restructuring”):

(a) with respect to BBO, no later than one Business Day prior to the PBT Contribution Closing Date:

(i) first, cause BBO to file certificates of formation with the Secretary of State of the State of Texas, pursuant to Section 3.005 of the TBOC in respect of (A) Blackbeard ExCo, with all of the issued and outstanding Blackbeard ExCo Securities being owned by BBO and (B) Blackbeard RetainCo, LLC, a Texas limited liability company (“Blackbeard RetainCo”), with all of the issued and outstanding Equity Securities of Blackbeard RetainCo being owned by BBO, in each case of clauses (A) and (B), which certificates of formation and limited liability company agreements will be on customary forms for single-member limited liability companies in the State of Texas and in any event reasonably acceptable to the NewCo Parties; then

(ii) second, cause BBO to convert from a Delaware limited liability company to a Texas limited liability company by causing to be (A) filed with the Secretary of State of the State of Delaware a certificate of conversion in accordance with Section 18-216(e) of the Delaware Limited Liability Company Act (the “DLLCA”) (executed in accordance with Section 18-204 thereof), and (B) filed with the Secretary of State of the State of Texas a certificate of conversion complying with Sections 10.154 and 10.155 of the TBOC, in each case in form and substance reasonably acceptable to the NewCo Parties; then

(iii) third, promptly following the transactions contemplated by Section 6.7(a)(ii), consummate a multi-survivor merger (the “BBO Merger”) of BBO and Blackbeard ExCo pursuant to Chapter 10 of the TBOC, whereby as a result (A) BBO will survive the BBO Merger and (i) hold all the assets, properties, obligations and liabilities held by BBO immediately prior to the BBO Merger, including the BBO Retained Obligations, save and except the NPI-Burdened Mineral Interests, (ii) own all of the issued and outstanding Equity Securities of Blackbeard ExCo and Blackbeard RetainCo, and (B) Blackbeard ExCo will survive the BBO Merger and hold the NPI-Burdened Mineral Interests by (x) executing and delivering the BBO Plan of Merger, which will be in form and substance reasonably acceptable to the NewCo Parties, and (y) filing a certificate of merger with the Texas Secretary of State evidencing occurrence of the BBO Merger as required by applicable Law, which certificate will be in form and substance reasonably acceptable to the NewCo Parties.

(b) with respect to USLG Legacy, no later than one Business Day prior to the PBT Contribution Closing Date:

(i) first, cause USLG Legacy to file a certificate of formation with the Secretary of State of the State of Texas, pursuant to Section 3.005 of the TBOC in respect of USLG ExchangeCo, LLC, a Texas limited liability company (“USLG ExCo”), with all of the issued and outstanding USLG ExCo Equity Securities being owned by USLG Legacy, which certificate of formation and limited liability company agreement will be on customary forms for single-member limited liability companies in the State of Texas and in any event reasonably acceptable to the NewCo Parties; then

(ii) second, cause USLG Legacy to convert from a Delaware limited liability company to a Texas limited liability company by causing to be (A) filed with the Secretary of State of the State of Delaware a certificate of conversion in accordance with Section 18-216(e) of the DLLCA (executed in accordance with Section 18-204 thereof), and (B) filed with the Secretary of State of the State of Texas a certificate of conversion complying with Sections 10.154 and 10.155 of the TBOC; then

(iii) third, promptly following the transactions contemplated by Section 6.7(b)(ii), consummate a multi-survivor merger (the “USLG Legacy Merger”) of USLG Legacy and USLG ExCo pursuant to Chapter 10 of the TBOC, whereby as a result (A) USLG Legacy will survive the USLG Legacy Merger and (i) hold the USLG Legacy Assets and the USLG Legacy Obligations, and (ii) all of the issued and outstanding Equity Securities of USLG ExCo, and (B) USLG ExCo will survive the USLG Legacy Merger and hold the USLG ExCo Assets and the USLG ExCo Obligations by (x) executing and delivering the USLG Legacy Plan of Merger, which will be in form and substance reasonably acceptable to NewCo, and (y) filing a certificate of merger with the Texas Secretary of State evidencing occurrence of the USLG Legacy Merger as required by applicable Law, which certificate will be in form and substance reasonably acceptable to the NewCo Parties; and

(c) no later than one Business Day prior to the Blackbeard Contribution Closing Date:

(i) Blackbeard shall first cause USLG Legacy to distribute to Blackbeard all of the issued and outstanding USLG ExCo Securities, free and clear of all Liens (other than Permitted Securities Liens), and then Blackbeard shall contribute, grant, convey, assign, transfer and deliver to BBO, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding USLG ExCo Securities; then

(ii) promptly following the transactions contemplated by Section 6.7(c)(i), Blackbeard shall contribute, grant, convey, assign, transfer and deliver to Blackbeard Security, its successors and assigns, free and clear of all Liens (other than any Permitted Securities Liens), all of the issued and outstanding USLG Legacy Securities.

(d) Each Pre-Closing Restructuring Document shall be in form and substance reasonably acceptable to the NewCo Parties. In addition, Blackbeard shall, and shall cause its controlled Affiliates to, (i) provide the NewCo Parties, their Affiliates and their respective Representatives for their prior review copies of all filings, submissions and correspondence relating to any filings or any consents, approvals or agreements of any Governmental Entities or other Persons that are or may become necessary, appropriate or desirable to be made or obtained, as applicable, in connection with consummating the Pre-Closing Restructuring, and (ii) use commercially reasonable efforts to keep the NewCo Parties, their Affiliates, and their respective Representatives reasonably informed on a current basis of the status of the Pre-Closing Restructuring. Blackbeard shall, and shall cause its controlled Affiliates to, implement all reasonable comments of the NewCo Parties, their Affiliates and their respective Representatives on such filings, submissions and correspondence. Blackbeard shall provide to NewCo, no later than one day prior to the Blackbeard Contribution Closing, true, correct and complete copies of the Pre-Closing Restructuring Documents.

Section 6.8 Change of Name; Removal of Name; Certain Recordings and Filings.

(a) Notwithstanding any other provision of this Agreement to the contrary, from and after the date that is ninety (90) days after the Blackbeard Contribution Closing Date, NewCo agrees, on behalf of NewCo and its Affiliates, that they shall have no right to use the trademarks “Blackbeard”, “Greybeard” or any similar word mark related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”). In furtherance thereof, within ninety (90) days after the Blackbeard Contribution Closing Date, NewCo shall use commercially reasonable efforts to remove, strike over or otherwise obliterate all Subject Marks from all Blackbeard Group Assets and Greybeard Assets.

(b) Promptly following the Blackbeard Contribution Closing Date (but in any event within five (5) Business Days thereof), Blackbeard shall file (or cause to be filed), in each case with reasonable consultation with NewCo:

(i) the NPI Deeds in the counties where the PBT Interest is located;

(ii) affidavits of the BBO Merger and the USLG Legacy Merger, which will be in form and substance reasonably acceptable to NewCo, in each of the counties where any real property interests included in the Blackbeard Group Assets are located, as applicable; and

(iii) the Memorandum of Oil and Gas Lease (as defined in the Exchange Agreement) in each of the counties where the NPI-Burdened Mineral Interest and PBT Interest are located.

Section 6.9 Amendment of Oil and Gas Leases.

(a) Promptly following the Blackbeard Contribution Closing Date (but in any event within five (5) Business Days thereof), Blackbeard shall, and shall cause its controlled Affiliates to, enter into amendments of all oil and gas leases listed on Annex I to Exhibit A-3 for which BBO is the lessee thereunder and OpCo is the lessor thereunder to reflect (a) the deletion of any lessor title warranty in favor of BBO and (b) the addition and inclusion of the following language:

“Notwithstanding anything herein to the contrary, Lessor and Lessee each expressly acknowledge and agree that (a) Lessee may, as of the date hereof or any date hereafter, be subject or party to one or more surface use agreements, easements, access agreements, rights of way, rights of use, permits, licenses, or other contracts or arrangements involving or pertaining to the access, use of all or a portion of the surface of leased premises and/or the production, storage, disposal or transportation of hydrocarbons, water or other substances on or under the leased premises (each a “Surface Use Contract”), including such Surface Use Contracts with Lessor, affiliates of Lessor or any other Person, (b) the execution and delivery of this lease does not effect a merger or termination of any such Surface Use Contract or override, modify, amend, waive or otherwise supplement the terms or obligations as to any such Surface Use Contract and (c) Lessee’s rights hereunder shall be expressly subject to any such Surface Use Contracts and Lessee shall pay and perform all obligations of Lessee under each Surface Use Contract to which it is party or otherwise bound.”

Section 6.10 NewCo Offers. On or prior to the date that is ten (10) days prior to the Blackbeard Contribution Closing, NewCo shall, subject to the remainder of this Section 6.10, use its reasonable best efforts to make, or to cause OpCo to make, written offers of employment to each of the individuals identified on Section 6.10 of the Disclosure Schedules, each of whom is an employee of BBO as of the date hereof. Each offer for employment described in the preceding sentence shall be referred to herein as an “Offer” and each individual who receives an Offer shall be referred to herein as an “Offer Employee.” Each Offer shall be for employment with NewCo or its Subsidiary effective as of, the Blackbeard Contribution Closing. The terms (including compensation) of each Offer shall be mutually agreed between NewCo and the Blackbeard Parties prior to each Offer being made in accordance with this Section 6.10, and each Offer shall be subject to and conditioned upon the occurrence of the Blackbeard Contribution Closing and the applicable Offer Employee’s continued employment with BBO from the Execution Date through the Blackbeard Contribution Closing. For the avoidance of doubt, neither the making of, nor the acceptance of, the Offers, shall be a condition precedent to either the PBT Contribution Closing or the Blackbeard Contribution Closing.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Registration Statements and Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare, and NewCo shall file with the SEC, a registration statement on Form S-4 (together with any exhibits, amendments or supplements thereto, the “S-4 Registration Statement”), pursuant to which the Class A Shares issuable in connection with the Transactions will be registered with the SEC and in which a proxy statement/prospectus relating to the PBT Unitholder Meeting (together with any exhibits, amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus.

(b) NewCo shall (i) promptly notify Blackbeard and Greybeard upon the receipt of any comments from the SEC regarding the Proxy Statement or the S-4 Registration Statement or of any request from the SEC for amendments or supplements to the Proxy Statement or the S-4 Registration Statement, and (ii) provide Blackbeard and Greybeard with copies of all relevant correspondence between NewCo and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the S-4 Registration Statement.

(c) Each of the NewCo Parties shall use their respective reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Proxy Statement cleared by the SEC and the S-4 Registration Statement declared effective under the Securities Act, (ii) keep the S-4 Registration Statement effective as long as necessary to consummate the Transactions, and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement or the S-4 Registration Statement, as applicable. Notwithstanding the foregoing, prior to filing the S-4 Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, NewCo shall provide Blackbeard, Greybeard and their respective counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response), consider in good faith the comments of Blackbeard and Greybeard in connection with any such document or response and shall not file or mail such document, or respond to the SEC, prior to receiving the prior written approval of Blackbeard (which approval shall not be unreasonably withheld, conditioned or delayed). None of the Parties or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the S-4 Registration Statement or the Proxy Statement unless it consults with the other Parties in advance and, to the extent permitted by the SEC, allows such other Parties to participate.

(d) Without limiting the generality of the foregoing, each Party shall, and shall cause its controlled Affiliates to, (i) furnish to the other Parties all information relating to it and its Affiliates, directors, officers, shareholders (direct and indirect) and such other matters as may be required in connection with the preparation, filing and distribution of the Proxy Statement and the S-4 Registration Statement and any other filings required to be made in respect of the Transactions, including such information that is required by the applicable provisions of the Securities Act and Exchange Act and, in each case, the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the S-4 Registration Statement, or that is otherwise customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement or as otherwise required by applicable Law, requested by the SEC (or its staff), in each case, as promptly as reasonably practicable after its request by the applicable Party, (ii) otherwise assist and cooperate with the other Parties and their respective Representatives in the preparation of the Proxy Statement and the S-4 Registration Statement and the resolution of comments from the SEC (or the staff of the SEC), and (iii) provide information necessary for the preparation of any pro forma financial statements and related footnotes required by applicable Law to be included in the Proxy Statement and the S-4 Registration Statement and any other filings required to be made by the Parties in respect of the Transactions, which information shall, in each case, be in a form acceptable for filing in the S-4 Registration Statement. Each of the Parties shall, and shall cause their controlled Affiliates to, correct any information provided by it for inclusion or incorporation by reference in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) NewCo intends to conduct a rights offering of Class A Shares (the “Rights Offering”), pursuant to which it will transfer non-transferable subscription rights to purchase for cash Class A Shares of NewCo (“Subscription Rights”), which would close substantially concurrently with the Closing pursuant to a registration statement on Form S-1 (together with any exhibits, amendments or supplements thereto, the “S-1 Registration Statement”). In connection with the preparation and filing of such S-1 Registration Statement (including responding to any comments of the SEC with respect thereto), each of Blackbeard and Greybeard shall, and shall cause their respective controlled Affiliates and shall direct their respective Representatives to (i) furnish to NewCo all information relating to each of it and its Affiliates, directors, officers, shareholders (direct and indirect) and such other matters as may be required in connection with the preparation, filing and distribution of the S-1 Registration Statement and any other filings required to be made in respect of the Rights Offering, including such information that is required by the applicable provisions of the Securities Act and Exchange Act and, in each case, the rules and regulations promulgated thereunder to be set forth in the S-1 Registration Statement, or that is otherwise customarily included in documents prepared in connection with rights offerings of the type contemplated or as otherwise required by applicable Law, requested by the SEC (or its staff), in each case, as promptly as reasonably practicable after its request by NewCo, (ii) otherwise assist and cooperate with NewCo and its Representatives in the preparation of the S-1 Registration Statement and the resolution of comments from the SEC (or the staff of the SEC), and (iii) provide information necessary for the preparation of any pro forma financial statements and related footnotes required by applicable Law to be included in the S-1 Registration Statement and any other filings required to be made by NewCo in respect of the rights offering, which information shall, in each case, be in a form acceptable for filing in the S-1 Registration Statement. Each of Blackbeard and Greybeard shall, and shall cause their respective controlled Affiliates and shall direct their respective Representatives to, correct any information provided by it for inclusion in the S-1 Registration Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2 Access to Information; Confidentiality.

(a) From the date hereof until the Blackbeard Contribution Closing Date, Blackbeard and Greybeard shall, and Blackbeard and Greybeard shall cause their respective Subsidiaries to, (x) upon reasonable advance notice, give the NewCo Parties and their respective Affiliates and their respective Representatives reasonable access to the offices, properties, books and records of Blackbeard, Greybeard, and their respective Subsidiaries with respect to the USLG Business and the Greybeard Assets (and any Transferred Assets), (y) furnish to NewCo and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets, as such Persons may reasonably request, and (z) instruct the Representatives of Blackbeard and Greybeard to cooperate with the NewCo Parties and their respective Affiliates and their respective Representatives in their investigation of the Blackbeard Transferred Entities, the USLG Business and the Greybeard Assets. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 7.2 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the USLG Business or the Greybeard Assets, (ii) result in the loss of any attorney-client privilege of Blackbeard, its Subsidiaries, or Greybeard, or (iii) violate any applicable Law; provided that prior to withholding any access or information pursuant to the foregoing, Blackbeard or Greybeard (as applicable) shall notify the NewCo Parties in writing of the nature of the information being withheld and take any actions as may reasonably be requested by the NewCo Parties to implement alternate arrangements in order to allow the NewCo Parties such access or information to the fullest extent reasonably practicable under the circumstances. No investigation by the NewCo Parties, any of their respective Affiliates or any of their respective Representatives or other information received by, or knowledge of, the NewCo Parties, any of their respective Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Blackbeard or Greybeard in this Agreement or any Transaction Document.

(b) Each Party shall hold and treat and shall cause its Subsidiaries and Representatives to hold and treat in confidence all documents and information concerning each other Party furnished in connection with the Transactions in accordance with the Confidentiality Agreement, dated as of May 28, 2026, between Blackbeard and the Trustee, as trustee of PBT (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.3 General Efforts; Notices of Certain Events.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including this Section 7.3(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 6.1, Section 6.2, Section 6.3, Section 6.4, and Section 6.5), each of Blackbeard and Greybeard shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the NewCo Parties shall (and shall cause their respective Subsidiaries to), on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including by (A) causing the conditions to each of the Closings of the other Party set forth in Article IX to be satisfied (but not waived), (B) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities, and making all registrations, declarations and filings with Governmental Entities, in each case of this clause (B) that are necessary or advisable to consummate the Transactions, and (C) obtaining all necessary or appropriate consents, waivers and approvals under any Contracts to which any of the Parties or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions, in each case so as to maintain and preserve the benefits under such Contract following the consummation of the Transactions. Notwithstanding anything to the contrary herein, no Party shall be required prior to each of the Closings to (and without the consent of the other Parties, none of the Parties shall agree to) pay any consent or other similar fee, payment or other consideration (including increased rent or other similar payments), or to grant any other accommodation, to obtain the consent, waiver or approval of any Person under any Contract under this Section 7.3(a).

(b) In furtherance, and not in limitation, of the foregoing, subject to applicable Law, each of the Parties shall promptly notify each other of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions, (ii) any notice or other communication received by such Party from any Person alleging in writing that the consent of such Person is or may be required in connection with the Transactions, (iii) any Action commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relates to the Transactions or that would have been required to have been disclosed pursuant to any section of this Agreement, or (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Blackbeard Material Adverse Effect, a Greybeard Material Adverse Effect or a NewCo Material Adverse Effect (as applicable). This Section 7.3(b) shall not apply to any filings, submissions, notifications (or drafts thereof) required under Antitrust Laws, which shall be governed by Section 7.4.

Section 7.4 Antitrust; Regulatory Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under all applicable Antitrust Laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including: (i) causing the preparation and filing as promptly as practicable of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Laws; (ii) using reasonable best efforts to defend all Actions (including by appeal if necessary), whether judicial or administrative, by or before any Governmental Entity challenging this Agreement, the other Transaction Documents, or the consummation of the Transactions; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any Antitrust Law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action, whether temporary, preliminary or permanent, of any Governmental Entity that would prevent, prohibit, restrict, interfere with, hinder or delay the consummation of the Transactions. Except to the extent prohibited by applicable Law, the Parties shall consult and cooperate with each other and jointly determine (x) any strategies or tactics in connection with obtaining the expiration or termination of all applicable waiting periods, and any necessary clearances and approvals, under the HSR Act and any other Antitrust Laws, and (y) the strategy, content, timing and form of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party and its Affiliates relating to proceedings under the HSR Act or any other Antitrust Law.

(b) In furtherance and not in limitation of the provisions of Section 7.4(a), each of NewCo and Blackbeard, as applicable, shall prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. NewCo and Blackbeard shall each bear 50% of any filing fees and other charges for the filings required under the Antitrust Laws by the Parties.

(c) If a Party receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including a “Second Request” under the HSR Act, then such Party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, a response which is, at a minimum, in substantial compliance with such request. Each of Blackbeard, Greybeard and NewCo, on behalf of itself and its Affiliates, acknowledges and agrees that such Party will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay the consummation of the Transactions, except with the prior written consent of Blackbeard, on the one hand, or NewCo, on the other hand, as applicable.

(d) The Parties shall keep each other apprised of the status with respect to the matters set forth in this Section 7.4 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust Laws from each applicable Governmental Entity, including:

(i) promptly cooperating with each other in connection with filings or submissions required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities;

(ii) promptly furnishing to the other Party all information within its possession that is required for any application or other filing to be made by the other Party pursuant to applicable Law in connection with the Transactions;

(iii) promptly notifying each other of any material communications, and furnishing each other with copies of all material written correspondence, filings and instruments, from or with any Governmental Entity, in each case with respect to the matters set forth in this Section 7.4;

(iv) ensuring, to the extent permitted by applicable Law or Governmental Entity, that each of the Parties is entitled to attend and participate in any meetings with or other appearances before any Governmental Entity with respect thereto;

(v) consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws; and

(vi) without prejudice to any rights of the Parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions.

(e) Notwithstanding anything to the contrary in this Section 7.4, any materials exchanged in connection with this Section 7.4 may be redacted as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.4 as “outside counsel only.”

Section 7.5 Public Announcements. The Parties agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint release of Blackbeard, Greybeard, NewCo and SoftVest. Following such initial press release, each of the Parties and their respective Affiliates shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior consent of Blackbeard and NewCo, which consent shall not be unreasonably withheld, conditioned or delayed, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rule or regulation of, any national securities exchange or national securities quotation system, and (b) to enforce rights and remedies under this Agreement; provided that (i) the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Parties, as applicable, or to the extent that they have been reviewed and previously approved by Blackbeard, Greybeard, NewCo and SoftVest and (ii) a Party may provide information about the status of this Agreement and the consummation of the Transactions to its direct or indirect limited partners or current or prospective investors (provided that such limited partners or investors are subject to an obligation of confidentiality that would cover such information).

Section 7.6 NYSE Listing.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the de-listing by PBT of the PBT Units from NYSE and the deregistration of the PBT Units under the Exchange Act as promptly as practicable after the Blackbeard Contribution Closing.

(b) The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of NYSE and the SEC to enable the listing of the Class A Shares being issued pursuant to Article I on the NYSE no later than the Blackbeard Contribution Closing, subject to official notice of issuance. In furtherance and not in limitation of the foregoing, the Parties shall provide the information required for an initial listing application pursuant to the rules and policies of NYSE and shall cooperate with each other in the preparation of such application and obtaining such listing.

Section 7.7 Tax Matters.

(a) Matters Related to the Intended Tax Treatment.

(i)Each Party shall (and shall cause its Subsidiaries and Affiliates to) use commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment and shall promptly notify the other Parties if such Party becomes aware after the date hereof of any fact or circumstance that would prevent the Transactions from qualifying for the Intended Tax Treatment. Notwithstanding any provision in this Agreement to the contrary, (A) it is not a condition to either of the Closings that the Transactions qualify for the Intended Tax Treatment and (B) no Party shall have any liability or obligation to one another or to any other Person should the Transactions fail to qualify for the Intended Tax Treatment (including, for the avoidance of doubt, pursuant to Section 8.2(a)(iii)). The relevant Parties shall (and shall cause their Subsidiaries and Affiliates to) (x) file their applicable Tax Returns consistent with the Intended Tax Treatment (and include all required filings with respect to the Intended Tax Treatment), and (y) except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, not take any position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state and local) Income Tax purposes (whether in audits, Tax Returns or otherwise).

(ii) Each Party shall reasonably cooperate with the other Parties hereto and their respective Tax advisors in connection with the provision of advice or of any opinion to any Party hereto relating to the qualification of the Transactions for the Intended Tax Treatment (including in connection with any SEC filings contemplated by Section 7.1), including by delivering to the relevant counsel certificates (dated as of the necessary date and signed by the relevant person) containing such customary representations as are reasonably necessary or appropriate for the relevant counsel to render such advice or opinion.

(b) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, any transfer, stamp, documentary, sales, use, registration, or similar Taxes incurred or imposed with respect to the Transactions (collectively, “Transfer Taxes”) shall be borne and paid for by OpCo. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall prepare and file all such Tax Returns and other documentation in connection with such Transfer Taxes and, if requested, the other Parties shall reasonably cooperate as necessary in filing any such Tax Returns. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

(c) Tax Cooperation. The Parties shall (and shall cause their respective Subsidiaries and Affiliates to) use commercially reasonable efforts to cooperate as and to the extent reasonably requested by another Party in connection with (i) the preparation and filing of Tax Returns for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date for any Blackbeard Transferred Entity or for Asset Taxes and (ii) the defense of any audit, litigation or other Action with respect to Tax Returns or Taxes of any Blackbeard Transferred Entity or Asset Taxes, in each case for any taxable period (or portion thereof) ending on or prior to the Blackbeard Contribution Closing Date. Such cooperation shall include the retention and (upon the other Party’s request and at such Party’s expense) the provision of records and information that are reasonably relevant to any such Tax Return or such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.8 Credit Facility Consents.

(a) From the date hereof until the Blackbeard Contribution Closing, the Blackbeard Parties shall, and shall cause their respective controlled Affiliates and Representatives to, use their respective commercially reasonable efforts to (i) obtain the Credit Facility Consents, in good faith consultation with NewCo, and (ii) keep the NewCo Parties, their Affiliates, and their respective Representatives reasonably informed on a current basis of the status of the Credit Facility Consents. None of the Blackbeard Parties or any of their respective Affiliates shall make or accept any concession, amendment, restatement, modification, waiver or similar contractual change in respect of the USLG Legacy Credit Facility, or agree to any increase in interest rates, fees, yield, original issue discount or other pricing terms under the USLG Legacy Credit Facility, without NewCo’s prior written consent. Each of the Parties acknowledge and agree that the failure to obtain any such Credit Facility Consents pursuant to this Section 7.8(a) shall not, in and of itself, be a condition to the obligation of the parties hereto to consummate the Transactions, and shall not be taken into account with respect to any condition to Closing set forth in Article IX or any right to terminate this Agreement pursuant to Article X.

(b) Blackbeard shall deliver written notice to NewCo if the USLG Legacy Credit Facility Consent has not been obtained on the date that is four (4) Business Days prior to the PBT Contribution Closing pursuant to Section 7.8(a). If such written notice is delivered by Blackbeard, (i) the Blackbeard Parties shall deliver to NewCo, on the PBT Contribution Closing, an executed payoff letter from the administrative agent under the USLG Legacy Credit Facility (the “Payoff Letter”), that (A) specifies the payoff amount necessary to fully satisfy and discharge the outstanding indebtedness under the USLG Legacy Credit Facility as of the Blackbeard Contribution Closing Date and a per diem for each day thereafter; (B) confirms that, upon payment of such amount at the Closing by NewCo or any of its Affiliates, all obligations and liabilities (other than any obligations that expressly survive release and termination under the terms and condition of the USLG Legacy Credit Facility) relating to such indebtedness shall be discharged and released in full and all Liens and guarantees securing such indebtedness shall be automatically and unconditionally released and terminated without further action on the part of any Person; (C) attaches or authorizes the filing of all UCC-3 termination statements, mortgage releases, and other release documentation reasonably necessary to effect the release of such Liens; and (D) provides wire instructions for the payoff amount.

(c)If the USLG Legacy Credit Facility Consent is not obtained prior to the PBT Contribution Closing, at the Blackbeard Contribution Closing, pursuant to Section 2.1(e)(y), NewCo shall pay (or cause to be paid) the payoff amounts expressly set forth in the Payoff Letter pursuant to the wire instructions set forth therein (solely to the extent that, for the avoidance of doubt, the principal amount relating to such payoff amounts does not exceed $112,700,000 and any interest, penalties and fees associated therewith do not exceed $200,000).

Article VIII
SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. Except in the case of Fraud, the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall not survive the Blackbeard Contribution Closing; provided that the representations and warranties set forth in Section 3.15(b), Section 3.16(b) and Section 4.13(b) shall survive the Blackbeard Contribution Closing until the eighteen month anniversary of the Blackbeard Contribution Closing Date (in each case, giving effect to any waiver or extension of any statutes of limitations). The covenants and agreements of the Parties to be performed prior to the Blackbeard Contribution Closing contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive, and shall terminate and expire at, the Blackbeard Contribution Closing. The covenants and agreements of the Parties to be performed after the Blackbeard Contribution Closing that are contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Blackbeard Contribution Closing indefinitely or for such shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if requisite written notice pursuant to this Article VIII of the breach thereof giving rise to such right of indemnity shall have been given to Blackbeard and Greybeard or NewCo prior to such time. For the avoidance of doubt, in the event notice is delivered to Blackbeard, such notice will be deemed delivered to each of the Blackbeard Parties.

Section 8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, effective at and after the Blackbeard Contribution Closing, each of Blackbeard and Greybeard hereby (on a several basis in accordance with each such Blackbeard Party’s direct or, in the case of Blackbeard, indirect, pro rata share of the equity ownership of NewCo as of immediately following the Blackbeard Contribution Closing), indemnify and defend the NewCo Parties, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns (collectively, the “NewCo Indemnified Parties”) against and agree to defend and hold each of them harmless from any and all Damages, incurred or suffered by any NewCo Indemnified Party to the extent arising out of, relating to or resulting from or under:

(i) any inaccuracy in or breach of the representations and warranties set forth in Section 3.15(b), Section 3.16(b) and Section 4.13(b) as of the date hereof, as of the PBT Contribution Closing Date, and as of the Blackbeard Contribution Closing Date;

(ii) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by a Blackbeard Party or its Affiliates under this Agreement or the other Transaction Documents after the Blackbeard Contribution Closing; and

(iii) the Pre-Closing Restructuring.

(b) Subject to the limitations set forth in this Article VIII, effective at and after the Blackbeard Contribution Closing, NewCo hereby indemnifies Blackbeard and Greybeard, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents and each of their respective successors and permitted assigns (collectively, the “Blackbeard Indemnified Parties”) against and agree to defend and hold each of them harmless from any and all Damages, incurred or suffered by any Blackbeard Indemnified Party to the extent arising out of, relating to or resulting from or under any breach of or non-fulfillment of any covenant, agreement or obligation made or to be performed by NewCo or its Subsidiaries under this Agreement or the other Transaction Documents after the Blackbeard Contribution Closing.

Section 8.3 Third-Party Claim Procedures.

(a) The party seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (excluding any Tax audit or administrative or judicial proceeding relating to Taxes) in respect of which indemnity may be sought under Section 8.2 (a “Claim”). Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 8.3, shall be entitled to assume and control such defense, in each case at its own expense.

(c) If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.3(c), the Indemnifying Party shall give written notice to the Indemnified Party within 30 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying Party timely provides the Indemnified Party with a written statement that, based on the facts set forth in the notice required by Section 8.3 (assuming that the facts alleged by the third party as set forth in the notice were actually true), the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim, and (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action.

(d) If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that, the Indemnified Party’s consent shall not be required if the settlement, compromise or discharge, by its express terms, (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim, (ii) is for money damages only and does not impose injunctive or equitable relief or require an admission or finding of liability or wrongdoing and (iii) contains a full and unconditional release of all Indemnified Parties and their Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e) If the Indemnifying Party does not timely deliver the notice contemplated by Section 8.3(c), or if such notice is given on a timely basis but any of the other conditions in this Section 8.3(e) are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 8.3(c) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of one such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to control the defense of the Third-Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(g) Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(h) Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.2 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.7. If the Indemnifying Party does not object in writing to such claim within 30 days after receipt of written notice from the Indemnified Party, such failure shall constitute an irrevocable acknowledgement by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such notice.

Section 8.4 Calculation of Damages.

(a) The Indemnifying Parties’ aggregate liability for indemnification pursuant to this Article VIII shall in no event exceed $909,000,000.

(b) The amount of any Damages payable under Section 8.2 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles). If (x) an Indemnified Party actually recovers an amount from a third party in respect of any Damages subject to indemnification under this Article VIII after all or any portion of such Damages have been paid by an Indemnifying Party to such Indemnified Party hereunder, and (y) such recovery from the third party is no longer subject to any right of offset, reimbursement, chargeback or clawback, then the Indemnified Party shall promptly remit to the Indemnifying Party the Recovery Amount, if any.

(c) For purposes of this Agreement, “Recovery Amount” shall mean an amount equal to (i) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Damages, plus (ii) the amount received from such third party in respect thereof, net of (A) all fees, costs and expenses (including attorneys’ fees, experts’ fees and other costs of collection) incurred by such Indemnified Party or its Affiliates in pursuing or obtaining such recovery, (B) any deductible, self-insured retention or co-insurance borne by such Indemnified Party, and (C) any Taxes incurred by such Indemnified Party in respect of the receipt of such Recovery Amount, minus (iii) the full amount of the Indemnifying Party’s portion of such Damages.

(d) Each Blackbeard Party hereby acknowledges and agrees that (i) the availability of indemnification of the Indemnified Parties under this Article VIII shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Blackbeard Party may have from NewCo or any of its Subsidiaries (whether such rights may arise from or pursuant to applicable Law, Contract, the governing documents of NewCo or any of its Subsidiaries or otherwise), and (ii) such Blackbeard Party shall not be entitled to any indemnification, advancement, contribution or reimbursement from NewCo or any of their respective Affiliates for amounts for which the Indemnified Parties would be entitled to indemnification under this Article VIII (determined without regard to any thresholds, baskets, deductibles, caps, survival periods or other limitations).

(e) In no event may an Indemnified Party have a “double recovery” with respect to the same Damages.

Section 8.5 Exclusivity of Remedy. Subject to Section 11.9, and without limiting any Party’s rights under any other Transaction Document or any other agreement entered into in connection with this Agreement or with respect to claims for Fraud, the Parties acknowledge and agree that, from and after the Blackbeard Contribution Closing, the indemnification provisions in this Article VIII shall be the sole and exclusive monetary remedy of any Party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

Section 8.6 Mitigation. The Party seeking indemnification under this Article VIII shall (x) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages which form the basis of an indemnification claim hereunder, and (y) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of an indemnification claim hereunder; provided that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to NewCo and its Subsidiaries.

Section 8.7 Disclaimers; No Other Representations or Warranties.

(a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, ARTICLE IV AND ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, (I) NO PARTY OR PERSON MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, AND EACH PARTY WAIVES AND REPRESENTS AND WARRANTS THAT SUCH PARTY HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (A) ANY PERSON, (B) TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON ANY ASSETS, (C) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO ANY ASSETS, (D) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM ANY ASSETS, (E) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (F) ANY ESTIMATES OF THE VALUE OF ANY ASSETS OR FUTURE REVENUES GENERATED BY ANY ASSETS, (G) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM ANY ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (H) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ASSETS, (I) ANY BULK SALES LAWS OR SIMILAR LAWS AND/OR ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ANY PARTY OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (II) EACH PARTY FURTHER DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III, ARTICLE IV, OR ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES), IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, ANY AND ALL ASSETS ARE BEING ACCEPTED EACH OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT EACH PARTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SUCH PARTY DEEMS APPROPRIATE.

(b) Each Party acknowledges that (i) the Blackbeard Group Assets, the Greybeard Assets, the PBT Interests and the PBT Obligations have been used for exploration, development, production, gathering and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, asbestos-containing materials, scale, Naturally Occurring Radioactive Materials (NORM), Hazardous Substances or other substances or materials located in, on or under such assets or associated with such assets; (ii) the sites included in such assets may contain asbestos, NORM or other Hazardous Substances; (iii) wells, materials and equipment located on such assets may contain NORM, asbestos and other wastes or Hazardous Substances; (iv) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment; and (v) special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from such assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN AS EXPRESSLY PROVIDED HEREIN OR THEREIN, INCLUDING IN ARTICLE III, ARTICLE IV, AND ARTICLE V (EACH AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES OF EACH PARTY TO BE DELIVERED AT EACH OF THE CLOSINGS, NO PERSON MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS AND WAIVES, AS APPLICABLE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITY, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON ANY ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE SUCH ASSETS ARE LOCATED.

(c) Conspicuousness. EACH PARTY AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND THE REST OF THIS AGREEMENT IN BOLD, CAPITALIZED FONT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Article IX
CONDITIONS PRECEDENT TO THE ClosingS

Section 9.1 Conditions to Each Party’s Obligation to Effect the PBT Contribution Closing. The obligation of each Party to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the PBT Contribution Closing of the following conditions:

(a) PBT Unitholder Approval. (i) The PBT Unitholder Approval shall have been obtained, and (ii) the trustee of PBT shall have entered into the Amendment No. 3 to the PBT Trust Indenture, substantially in the form of Exhibit I hereto (the “Trust Amendment”).

(b) NYSE Listing. All Class A Shares to be issued pursuant to Article I shall have been approved for listing on NYSE, subject to official notice of issuance.

(c) S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Action seeking a stop order.

(d) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the PBT Contribution Closing; provided that, no Party shall be permitted to invoke this Section 9.1(d) unless they shall have taken all actions required under this Agreement to avoid or have lifted any such Law.

(e) HSR Approval. Any waiting period under the HSR Act applicable to the Transactions, and any agreement with a Governmental Entity to not consummate or to delay consummation of the Transactions, shall have expired or been terminated.

(f) PBT Material Adverse Effect. Since the date of this Agreement, there shall not have been any PBT Material Adverse Effect.

Section 9.2 Conditions to the Obligations of the NewCo Parties to Effect the PBT Contribution Closing. The obligation of the NewCo Parties to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following conditions:

(a) (i) the representations and warranties of Blackbeard set forth in Section 3.2 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date, (ii) the representations and warranties of Blackbeard set forth in Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority), Section 3.5(a)(i) (Non-Contravention of Organizational Documents), and Section 3.29 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date); and (iii) the representations and warranties of Blackbeard set forth in Section 3.9(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date;

(b) the representations and warranties of Blackbeard set forth in this Agreement (other than the representations listed in Section 9.2(a)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Blackbeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c) the representations and warranties of Greybeard set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3(a)(i) (Non-Contravention of Organizational Documents), and Section 4.22 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(d) the representations and warranties of Greybeard set forth in this Agreement (other than the representations listed in Section 9.2(c)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(e) The Blackbeard Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing;

(f) Since the date of this Agreement, there shall not have been any Blackbeard Material Adverse Effect;

(g) Since the date of this Agreement, there shall not have been any Greybeard Material Adverse Effect;

(h) NewCo shall have received a certificate of an executive officer of Blackbeard, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (e) (solely with respect to Blackbeard and Blackbeard Security), and (f) of this Section 9.2 have been satisfied;

(i) NewCo shall have received a certificate of an executive officer of Greybeard, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (c), (d), (e) (solely with respect to Greybeard) and (g) of this Section 9.2 have been satisfied;

(j) the outstanding principal amount payable under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and any interest, penalties and fees associated therewith (excluding, for the avoidance of doubt, any fees associated with an amendment and restatement of the USLG Legacy Credit Facility as described in Section 2.1(e)(x)) do not exceed $200,000; and

(k) the Pre-Closing Restructuring (other than the transactions contemplated by Sections 6.7(c)(i) and (ii)) shall have been consummated in accordance with Section 6.7.

Section 9.3 Conditions to the Obligations of Blackbeard and Greybeard to Effect the PBT Contribution Closing. The obligation of Blackbeard and Greybeard to effect the PBT Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Blackbeard and Greybeard at or prior to the PBT Contribution Closing of the following conditions:

(a) the representations and warranties of the NewCo Parties set forth in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a)(i) (Non-Contravention of Organizational Documents), and Section 5.6 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the PBT Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(b) the representations and warranties of the NewCo Parties set forth in this Agreement (other than the representations listed in Section 9.3(a)) shall be true and correct as of the date of this Agreement and the PBT Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NewCo Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “NewCo Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c) the NewCo Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing;

(d) since the date of this Agreement, there shall not have been any NewCo Material Adverse Effect;

(e) Blackbeard and Greybeard shall have received a certificate of an executive officer of NewCo, dated as of the PBT Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (c) and (d) of this Section 9.3 have been satisfied; and

(f) the NewCo Parties shall have delivered (or shall be ready, willing, and able to deliver at the PBT Contribution Closing) to Blackbeard and Greybeard the closing deliverables set forth in Section 1.4.

Section 9.4 Conditions to Each Party’s Obligation to Effect the Blackbeard Contribution Closing. The obligation of each Party to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Blackbeard Contribution Closing of the following conditions:

(a) S-4 Registration Statement. The S-4 Registration Statement shall not be the subject of any stop order or Action seeking a stop order.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Blackbeard Contribution Closing.

(c) PBT Contribution Closing. The PBT Contribution Closing shall have been consummated in accordance with the terms of this Agreement; and

(d) PBT Material Adverse Effect. Since the date of this Agreement, there shall not have been any PBT Material Adverse Effect.

Section 9.5 Conditions to the Obligations of the NewCo Parties to Effect the Blackbeard Contribution Closing. The obligation of the NewCo Parties to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Blackbeard Contribution Closing of the following conditions:

(a) (i) the representations and warranties of Blackbeard set forth in Section 3.2 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date, (ii) the representations and warranties of Blackbeard set forth in Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority), Section 3.5(a)(i) (Non-Contravention of Organizational Documents), and Section 3.29 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date); and (iii) the representations and warranties of Blackbeard set forth in Section 3.9(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date;

(b) the representations and warranties of Blackbeard set forth in this Agreement (other than the representations listed in Section 9.5(a)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Blackbeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c) the representations and warranties of Greybeard set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3(a)(i) (Non-Contravention of Organizational Documents), and Section 4.22 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(d) the representations and warranties of Greybeard set forth in this Agreement (other than the representations listed in Section 9.5(c)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Greybeard Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(e) The Blackbeard Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Blackbeard Contribution Closing;

(f) Since the date of this Agreement, there shall not have been any Blackbeard Material Adverse Effect;

(g) Since the date of this Agreement, there shall not have been any Greybeard Material Adverse Effect;

(h) NewCo shall have received a certificate of an executive officer of Blackbeard, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (e) (solely with respect to Blackbeard and Blackbeard Security), and (f) of this Section 9.5 have been satisfied;

(i) NewCo shall have received a certificate of an executive officer of Greybeard, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (c), (d), (e) (solely with respect to Greybeard) and (g) of this Section 9.5 have been satisfied;

(j) The Blackbeard Parties shall have delivered (or shall be ready, willing, and able to deliver at the Blackbeard Contribution Closing) to the NewCo Parties the closing deliverables set forth in Section 2.4(b);

(k) the transactions contemplated by Sections 6.7(c)(i) and (ii) shall have been consummated in accordance with Section 6.7; and

(l) the outstanding principal amount payable under the USLG Legacy Credit Facility does not exceed an amount equal to $112,700,000 and any interest, penalties and fees associated therewith (excluding, for the avoidance of doubt, any fees associated with an amendment and restatement of the USLG Legacy Credit Facility as described in Section 2.1(e)(x)) do not exceed $200,000.

Section 9.6 Conditions to the Obligations of Blackbeard and Greybeard to Effect the Blackbeard Contribution Closing. The obligation of Blackbeard and Greybeard to effect the Blackbeard Contribution Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Blackbeard and Greybeard at or prior to the Blackbeard Contribution Closing of the following conditions:

(a) the representations and warranties of the NewCo Parties set forth in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a)(i) (Non-Contravention of Organizational Documents), and Section 5.6 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Blackbeard Contribution Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such earlier date);

(b) the representations and warranties of the NewCo Parties set forth in this Agreement (other than the representations listed in Section 9.6(a)) shall be true and correct as of the date of this Agreement and the Blackbeard Contribution Closing Date as though made as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except if the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NewCo Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “NewCo Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded);

(c) the NewCo Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Blackbeard Contribution Closing;

(d) since the date of this Agreement, there shall not have been any NewCo Material Adverse Effect;

(e) Blackbeard and Greybeard shall have received a certificate of an executive officer of NewCo, dated as of the Blackbeard Contribution Closing Date, confirming that the conditions set forth in the foregoing clauses (a), (b), (c) and (d) of this Section 9.6 have been satisfied; and

(f) the NewCo Parties shall have delivered (or shall be ready, willing, and able to deliver at the Blackbeard Contribution Closing) to Blackbeard and Greybeard the closing deliverables set forth in Section 2.4(a).

Section 9.7 Frustration of Closing Conditions. Neither Blackbeard nor Greybeard, on the one hand, nor the NewCo Parties, on the other hand, may rely on the failure of any condition set forth in this Article IX to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Transactions to the extent that such failure was caused by such Party’s breach of this Agreement.

Section 9.8 Effect of the Closings.

(a) If any of the Closings occur, all conditions set forth in this Article IX that have not been fully satisfied as of the applicable Closing shall be deemed to have been irrevocably satisfied by each Party entitled to the benefit of such condition, as of the date of such Closing. From and after any Closing, no Party shall be entitled to assert, and each Party hereby irrevocably waives (on behalf of itself and each of its Affiliates) any right to assert, that any condition set forth in Article IX was not satisfied or that the transactions contemplated hereby were consummated other than in accordance with the terms of this Agreement.

(b)In furtherance (and not in limitation) of the foregoing, on and after the PBT Contribution Closing, solely for purposes of determining whether any condition to the Blackbeard Contribution Closing has been satisfied under Section 9.4, Section 9.5, and Section 9.6, no Party shall be entitled to assert, and each Party hereby irrevocably waives (on behalf of itself and each of its Affiliates) any right to assert, that (i) any Blackbeard Material Adverse Effect, Greybeard Material Adverse Effect, PBT Material Adverse Effect, or NewCo Material Adverse Effect has occurred at or prior to the PBT Contribution Closing (such that only events or changes occurring after the PBT Contribution Closing can be considered in the determination of the foregoing), or (ii) the NewCo Parties or the Blackbeard Parties have not performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the PBT Contribution Closing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.8 shall limit, waive or otherwise affect any right or remedy of any Party in respect of any representation, warranty, covenant or agreement under Article VIII.

Article X
TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Blackbeard Contribution Closing (with any termination by Blackbeard also being an effective termination by the other Blackbeard Parties and any termination by NewCo also being an effective termination by the other NewCo Parties):

(a) by mutual written consent of Blackbeard and NewCo;

(b) by either Blackbeard or NewCo:

(i) if the Blackbeard Contribution Closing shall not have been consummated on or prior to 11:59 p.m. (New York City time) on December 31, 2026 (as such date may be extended, the “Termination Date”); provided, that neither Blackbeard nor NewCo shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if any action of such Person (or, in the case of purported termination by Blackbeard, any other Blackbeard Party, and in the case of purported termination by NewCo, any other NewCo Party) or failure of such Person (or, in the case of purported termination by Blackbeard, any other Blackbeard Party, and in the case of purported termination by NewCo, any other NewCo Party) to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have resulted in, or materially contributed to, the failure of either Closing to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity in any jurisdiction in which the Parties have material business operations shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) in the event that such Person’s (or, in the case of purported termination by Blackbeard, any other Blackbeard Party’s, and in the case of purported termination by NewCo, any other NewCo Party’s) breach of this Agreement has resulted in, or materially contributed to, such final and nonappealable judgment, order, injunction, rule, decree, or other action being taken or issued;

(iii) if the PBT Unitholder Approval shall not have been obtained at the PBT Unitholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote thereon was taken;

(iv) if at any meeting of the PBT Unitholders, the PBT Unitholders approve any action, proposal, transaction or agreement that is a PBT Competing Proposal or if PBT enters into any definitive agreement relating to a PBT Competing Proposal;

(c) by Blackbeard prior to the PBT Contribution Closing, if any NewCo Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.3(a), (b) or (c), and (ii) cannot be cured by the Termination Date; provided, that Blackbeard shall have given NewCo written notice, delivered at least 45 days prior to such termination, stating Blackbeard’s intention to terminate this Agreement pursuant to this Section 10.1(c) and the basis for such termination; provided, further, that Blackbeard shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Blackbeard or any other Blackbeard Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

(d) Subject to Section 9.8, by Blackbeard prior to the Blackbeard Contribution Closing, if any NewCo Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.6(a), (b) or (c), and (ii) cannot be cured by the Termination Date; provided, that Blackbeard shall have given NewCo written notice, delivered at least 45 days prior to such termination, stating Blackbeard’s intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination; provided, further, that Blackbeard shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Blackbeard or any other Blackbeard Party is then in material breach of any of its covenants or agreements set forth in this Agreement;

(e) by NewCo prior to the PBT Contribution Closing, if any Blackbeard Party shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.2(a), (b), (c), (d), or (e) and (ii) cannot be cured by the Termination Date; provided, that NewCo shall have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating NewCo’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination; provided, further, that NewCo shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if any NewCo Party is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(f) Subject to Section 9.8, by NewCo prior to the Blackbeard Contribution Closing, if any Blackbeard Party shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.5(a), (b), (c), (d), or (e) and (ii) cannot be cured by the Termination Date; provided, that NewCo shall have given Blackbeard written notice, delivered at least 45 days prior to such termination, stating NewCo’s intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination; provided, further, that NewCo shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if any NewCo Party is then in material breach of any of its covenants or agreements set forth in this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party setting forth the basis on which such party is terminating this Agreement.

Section 10.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, except that (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (b) the provisions of Section 7.5 (Public Announcements), Section 8.7 (Disclaimers; No Other Representations or Warranties), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Section 11.1 (Notices), Section 11.2 (Certain Definitions) (to the extent relating to another provision that survives termination), Section 11.3 (Interpretation), Section 11.4 (Entire Agreement), Section 11.5 (Parties in Interest), Section 11.6 (Governing Law), Section 11.7 (Venue), Section 11.8 (Assignment; Successors), Section 11.9 (Specific Performance), Section 11.11 (Severability), Section 11.12 (Waiver of Jury Trial) and Section 11.14 (No Presumption Against Drafting Party) of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided, that, none of the Parties shall be released from any liabilities or damages arising out of Fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Section 10.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement (including as otherwise provided in this Section 10.3), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided that, if the Blackbeard Contribution Closing occurs, the Parties acknowledge and agree that NewCo shall reimburse SoftVest and Blackbeard for the fees, costs, and expenses incurred by such Persons set forth in Section 10.3 of the Disclosure Schedules; provided, further, that the Parties acknowledge and agree that NewCo, on the one hand, and Blackbeard, on the other hand, shall each bear 50% of (i) all filing fees and other charges for the filings required under Antitrust Laws by the Parties (including in connection with any filings under the HSR Act), and (ii) solely to the extent that this Agreement is terminated pursuant to Section 10.1, any fees, costs and expenses incurred by any Party in connection with the printing, filing and mailing of the S-4 Registration Statement and Proxy Statement (including all applicable SEC filing fees).

Section 10.4 Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the Parties, prior to the PBT Contribution Closing and whether before or after the PBT Unitholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided that, after the PBT Unitholder Approval has been obtained, no amendment may be made that, pursuant to applicable Law, requires further approval or adoption by the PBT Unitholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties at the time of the amendment.

Section 10.5 Extension of Time; Waiver. At any time prior to the Blackbeard Contribution Closing, any Blackbeard Party, on the one hand, and the NewCo Parties, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or in any certificate delivered pursuant to Section 9.2(h), Section 9.2(i), Section 9.3(f), Section 9.5(h), Section 9.5(i) or Section 9.6(e), or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article XI
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the NewCo Parties, to:

c/o SoftVest Advisors, LLC
400 Pine Street, Suite 1010
Abilene, TX 79601
Attention: Eric L. Oliver
E-mail: eric@softvest.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Jon Kubek; Dmitriy Molchanov
E-mail: eduardogallardo@paulhastings.com,
jonkubek@paulhastings.com, dmitriymolchanov@paulhastings.com

(ii) if to Blackbeard or Greybeard, to:

c/o Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attention: Ricky Torlincasi
E-mail: rtorlincasi@blackbeardoperating.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams, Thomas G. Zentner, Bryan E.
Loocke, Sang Hun Lee
Email: dmcwilliams@velaw.com, tzentner@velaw.com, bloocke@velaw.com, slee@velaw.com

Section 11.2 Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement.

Section 11.3 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit, Annex or Schedule, such reference shall be to a Section, Article, Exhibit, Annex or Schedule of this Agreement unless otherwise indicated. The and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the Execution Date. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. Any reference to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this Agreement means calendar days unless Business Days are expressly specified.

(b) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day, or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” and words of similar import mean, with respect to any document, that such document was previously made available (A) in the applicable electronic dataroom relating to the Transactions maintained by Blackbeard, Greybeard, or NewCo, as applicable, on or prior to two (2) Business Days prior to the date of execution of this Agreement, or (B) via email delivery to the other Party or its authorized Representatives before execution of this Agreement.

Section 11.4 Entire Agreement. This Agreement (including the Exhibits hereto), the Disclosure Schedules, the Confidentiality Agreement, and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 11.5 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 11.16 which shall inure to the benefit of the Persons benefiting therefrom who are intended third party beneficiaries thereof, (b) with respect to Section 11.17, which shall inure to the benefit of the Released Parties who are intended third party beneficiaries thereof, (c) with respect to Section 7.5, which shall inure to the benefit of SoftVest who is an intended third party beneficiary thereof, (d) with respect to Section 11.19 which shall inure to the benefit of Vinson & Elkins LLP who is an intended third party beneficiary thereof, and (e) with respect to the last sentence of Section 6.4(a), which shall inure to the benefit of the Trustee who is an intended third party beneficiary thereof. Notwithstanding anything herein to the contrary, in such capacity as representative of NewCo’s stockholders and the PBT Unitholders and other applicable Persons, NewCo shall not be liable to NewCo’s stockholders, the PBT Unitholders or any other applicable Persons for any action taken, suffered or omitted to be taken by it in good faith. The representations and warranties in this Agreement are the product of negotiations among the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.6 Governing Law. This Agreement and the legal relations between the Parties in connection with the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 11.7 Venue.

(a) Any dispute, controversy, matter or claim between the Parties arising out of or relating to this Agreement or the Transactions (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the Transactions. All Disputes between the Parties relating to this Agreement and the Transactions shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas County United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas County or the United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas.

(b) To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.7(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas.

(c) The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

Section 11.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the NewCo Parties, on the one hand, and Blackbeard, on the other hand, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 11.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. Accordingly, each of the Parties acknowledges and agrees that, (a) at any time prior to the valid termination of this Agreement pursuant to Article X, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 11.7, this being in addition to any other remedy to which such Party is entitled at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and without that right, no Party would have entered into this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder shall include the right of (A) NewCo, on behalf of itself and any third party beneficiaries to this Agreement, to cause Blackbeard and Greybeard to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement and (B) each of Blackbeard and Greybeard, on behalf of themselves and any third party beneficiaries to this Agreement, to cause the NewCo Parties to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.

Section 11.10 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 11.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, ..gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.14 No Presumption Against Drafting Party. Each of the Parties acknowledges and agrees that each Party has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of NewCo or any of its Subsidiaries as a result of legal counsel representing NewCo or any of its Subsidiaries in connection with the Transactions, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 11.15(a) and (c) all documents maintained by NewCo or any of its Subsidiaries in connection with the Transactions shall, from and after the Blackbeard Contribution Closing, be held by the Persons serving as directors of NewCo immediately prior to the Blackbeard Contribution Closing, and their respective successors.

Section 11.16 Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the other Transaction Documents or the Transactions, (b) the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach or violation of this Agreement or the other Transaction Documents, and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties or other Persons that are expressly identified as parties to this Agreement or the other Transaction Documents. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or the other Transaction Documents or in connection with any of the Transactions shall be had against any Non-Recourse Person, and no Non-Recourse Person, shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Non-Recourse Person shall be responsible or liable for any damages which may be alleged as a result of this Agreement, any other Transaction Document or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 11.16, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement or the Support Agreement to the extent such Person is expressly party thereto.

Section 11.17 Mutual Release.

(a) Effective as of the Blackbeard Contribution Closing and subject to Section 11.18, each of Blackbeard and Greybeard, on behalf of themselves and their respective Affiliates (other than the Blackbeard Transferred Entities), and their respective successors and assigns (collectively, the “Blackbeard/Greybeard Releasing Parties”), forever waives, releases, remises and discharges PBT, SoftVest, the NewCo Parties, the Blackbeard Transferred Entities and each of their respective Affiliates (including NewCo Sub, OpCo and, after Blackbeard Contribution Closing, Blackbeard ExCo, USLG ExCo and USLG Legacy), any of the foregoing Persons’ directors, officers, employees and Representatives, and the foregoing Persons’ respective Affiliates, Representatives, predecessors, successors and assigns (the “Blackbeard/Greybeard Released Parties”) from any Action, damages, obligation or liability that the Blackbeard/Greybeard Releasing Parties may currently have, or may have in the future, (i) to the extent relating to, attributable to or arising out of any of the Blackbeard Transferred Entities, the USLG Business, the Greybeard Assets, the Transferred Assets or the PBT Interest or any direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), or (ii) relating to the approval, negotiation, performance or consummation of the Transactions or any other Transaction Document in each case to the extent occurring on or prior to Blackbeard Contribution Closing, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of any of the Blackbeard/Greybeard Releasing Parties, except in each case for (x) any such Blackbeard/Greybeard Releasing Party’s express rights after the Blackbeard Contribution Closing pursuant to this Agreement or any other Transaction Document to which it is a party and (y) any express rights under commercial Contracts, entered into in the ordinary course of business and on arms-length terms that are wholly unrelated to the Transactions, between any direct or indirect portfolio company of a Blackbeard/Greybeard Releasing Party (excluding any Blackbeard Party or its Subsidiaries), on the one hand, and USLG Legacy or any of its Subsidiaries, on the other hand (collectively, subject to such exceptions, the “Blackbeard/Greybeard Released Claims”).

(b) Effective as of the Blackbeard Contribution Closing and subject to Section 11.18, each of the NewCo Parties, on behalf of itself and its Affiliates, and their respective successors and assigns (collectively, the “NewCo Releasing Parties” and together with the Blackbeard/Greybeard Releasing Parties, the “Releasing Parties”), forever waives, releases, remises and discharges PBT, SoftVest, Blackbeard, Greybeard, each of their respective Affiliates, any of the foregoing Persons’ directors, officers, employees and Representatives, and the foregoing Persons’ respective Affiliates, Representatives, predecessors, successors and assigns (the “NewCo Released Parties” and together with the Blackbeard/Greybeard Released Parties, the “Released Parties”) from any Action, damages, obligation or liability that the NewCo Releasing Parties may currently have, or may have in the future, (i) to the extent relating to, attributable to or arising out of any of the Blackbeard Transferred Entities, the USLG Business, the Transferred Assets or the PBT Interest or any direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), or (ii) relating to the approval, negotiation, performance or consummation of the Transactions or any other Transaction Document in each case to the extent occurring on or prior to the Blackbeard Contribution Closing, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of any of NewCo Releasing Parties, except in each case for (x) any such NewCo Releasing Party’s express rights after the Blackbeard Contribution Closing pursuant to this Agreement or any other Transaction Document to which it is a party and (y) any express rights under commercial Contracts, entered into in the ordinary course of business and on arms-length terms that are wholly unrelated to the Transactions, between any direct or indirect portfolio company of a Blackbeard/Greybeard Released Party (excluding any Blackbeard Party or its Subsidiaries), on the one hand, and USLG Legacy or any of its Subsidiaries, on the other hand (collectively, subject to such exceptions, the “NewCo Released Claims”).

(c) Each of Blackbeard and Greybeard, on behalf of itself and its other applicable Blackbeard/Greybeard Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Blackbeard/Greybeard Released Claims of any nature, character or description whatsoever, which is or which purports to be released or discharged under Section 11.17(a), and (ii) acknowledges that the Blackbeard/Greybeard Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Blackbeard/Greybeard Released Claims, but it hereby expressly agrees that, as of the Blackbeard Contribution Closing, it (on behalf of itself and the other Blackbeard/Greybeard Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Blackbeard/Greybeard Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each of Blackbeard and Greybeard (on behalf of itself and its other applicable Blackbeard/Greybeard Releasing Parties) hereby acknowledges and agrees that if, after the Blackbeard Contribution Closing, any of Blackbeard, Greybeard or any of their other applicable Blackbeard/Greybeard Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Blackbeard/Greybeard Released Party with respect to any Blackbeard/Greybeard Released Claim, this Section 11.17 may be raised as a complete bar to any such Action.

(d) Each NewCo Party, on behalf of itself and its other applicable NewCo Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any NewCo Released Claims of any nature, character or description whatsoever, which is or which purports to be released or discharged under Section 11.17(b), and (ii) acknowledges that the NewCo Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the NewCo Released Claims, but it hereby expressly agrees that, as of the Blackbeard Contribution Closing, it (on behalf of itself and the other NewCo Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the NewCo Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. NewCo (on behalf of itself and its other applicable NewCo Releasing Parties) hereby acknowledges and agrees that if, after the Blackbeard Contribution Closing, NewCo or any of their other applicable NewCo Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any NewCo Released Party with respect to any NewCo Released Claim, this Section 11.17 may be raised as a complete bar to any such Action.

Section 11.18 Fraud. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement or any other Transaction Document shall limit in any respect any claim by any Person for Fraud, or any right of any Person to any remedy in respect thereof.

Section 11.19 Certain Waivers. NewCo agrees, on its own behalf and on behalf of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing), that, following the Blackbeard Contribution Closing, Vinson & Elkins LLP may serve as counsel to Blackbeard, Greybeard and any of their Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Vinson & Elkins LLP of any of Blackbeard Transferred Entities prior to the Blackbeard Contribution Closing Date. NewCo, on its own behalf and on behalf of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing) hereby (a) consents to Vinson & Elkins LLP’s representation of Blackbeard, Greybeard or their Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in connection with any matters related to this Agreement and the Transactions arising prior to the Blackbeard Contribution Closing (the “Subject Representation”), (b) waives any claim it has or may have that Vinson & Elkins LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of any Blackbeard Transferred Entity prior to the Blackbeard Contribution Closing and (c) agrees that, in the event that a dispute arises in respect of the Subject Representation between NewCo or any of their respective Affiliates, on the one hand, and Blackbeard or Greybeard, on the other hand, none of NewCo, any Blackbeard Transferred Entity or any of their respective Affiliates will object to Vinson & Elkins LLP representing Blackbeard, Greybeard and/or its Affiliates (other than any NewCo Party, the Blackbeard Transferred Entities, or any of their respective Affiliates) in such dispute due to the interests of Blackbeard, Greybeard and/or its Affiliates being directly adverse to NewCo or any of its Affiliates (including the Blackbeard Transferred Entities, following Blackbeard Contribution Closing) or due to Vinson & Elkins LLP having represented the Blackbeard Transferred Entities prior to Blackbeard Contribution Closing, in a matter substantially related to such dispute. NewCo further agrees that, as to all communications among Vinson & Elkins LLP, the Blackbeard Transferred Entities, Blackbeard, Greybeard or their respective Affiliates and representatives prior to the Blackbeard Contribution Closing to the extent relating to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Blackbeard, Greybeard and their applicable Affiliates and may be controlled by Blackbeard, Greybeard and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by NewCo or any of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing). To the extent that NewCo or any of its Affiliates (including the Blackbeard Transferred Entities following the Blackbeard Contribution Closing) has or maintains any ownership of the foregoing privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Blackbeard and/or Greybeard. Notwithstanding the foregoing, in the event that a dispute arises between NewCo or the Blackbeard Transferred Entities, on the one hand, and any Third Party or any Governmental Entity, on the other hand, after the Blackbeard Contribution Closing, NewCo, the Blackbeard Transferred Entities, or their Affiliates and Representatives may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

Section 11.20 Further Assurances; Wrong Pockets.

(a) Following the Blackbeard Contribution Closing, each of the Parties shall, and shall cause their respective controlled Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably requested by the other Parties for carrying out the purposes of this Agreement or any other Transaction Document.

(b) If, at any time after the Blackbeard Contribution Closing, (i) NewCo or any of its Affiliates receive, or become aware that NewCo or any of its Affiliates own or possess, any assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) that are properly due, deliverable or owing to Blackbeard, Greybeard or the Retained Business, or (ii) Blackbeard, Greybeard, or any of their respective Affiliates receive, or become aware that the Blackbeard, Greybeard, or any of their respective Affiliates own or possess, any assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) that are properly due, deliverable or owing to the Blackbeard Transferred Entities, any of their respective Affiliates, or the USLG Business, or that otherwise arise out of or relate to the Greybeard Assets or any Transferred Assets (each, a “Wrong Pocket Asset”), then such Party, on behalf of itself or its applicable Affiliate, shall promptly notify the intended Party in writing and, if applicable, shall, and shall cause its respective applicable Affiliates to use reasonable best efforts to promptly remit or transfer, or cause to be remitted or transferred, for no consideration such assets, rights, claims, properties, notices, monies, refunds, amounts, obligations or liabilities (or any rights to or interest in or to any of the foregoing) to the intended party and/or any Person that such Party designates in writing, as applicable (and the relevant party shall cause the entitled party to accept assets, rights, claims, properties, notices, monies, refunds or amounts, obligations or liabilities, or any rights to or interest in or to any of the foregoing). Until such remittal or transfer of such Wrong Pocket Asset are effected, (x) the applicable Party shall, or shall cause its applicable Affiliate to, use reasonable best efforts to preserve the value of, and hold in trust for the use and benefit of, the intended party, such Wrong Pocket Asset, provide to the intended party all of the benefits arising from such Wrong Pocket Asset, and (y) the applicable party shall, or shall cause its applicable Affiliate to, use reasonable best efforts to assume the liabilities and obligations under the applicable Wrong Pocket Asset. To the extent that any transfer or remittal under Section 11.20(b) is required, but not permitted by applicable Law or an applicable Contract, the Parties shall use reasonable best efforts to obtain or structure an arrangement such that the applicable Party or its Affiliates shall receive such rights and benefits and/or bear the obligations and burdens, of such Wrong Pocket Asset.

(c) The Parties shall, and shall cause their respective Affiliates to, cooperate with each other in good faith in connection with their obligations under Section 11.20(b) and to facilitate the transition of collections as promptly as practicable after the Blackbeard Contribution Closing. The Parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 11.20(b) and a Party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 11.20(b) in the event there is a dispute regarding any other issue under any Transaction Document to which they are a party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PBT LAND AND MINERALS, INC.

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer

PBT SUB, INC.

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer

PBT LAND AND MINERALS OPCO, LLC

By:	PBT Land and Minerals, Inc., as its Sole Member

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Chief Executive Officer

BLACKBEARD HOLDINGS, LLC

By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer

BLACKBEARD SECURITY HOLDINGS, LLC

By:	/s/ Jordan Barrett
	Name:	Jordan Barrett
	Title:	Chief Executive Officer

GREYBEARD ENERGY, LLC

By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer

[Signature Page to Combination Agreement]

Annex I

Certain Definitions

“Action” means any action, suit, litigation, arbitration, mediation, claim (including any crossclaim or counterclaim), investigation, examination, complaint, demand, charge, prosecution, or similar proceeding (including any civil, criminal, administrative, arbitral, or appellate proceeding).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether now or in the future, and with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); provided, that (a) in no event shall NewCo or any of its Subsidiaries be considered an Affiliate of Blackbeard or Greybeard, (b) each Blackbeard Transferred Entity shall be deemed to be an Affiliate of Blackbeard for all periods prior to the Blackbeard Contribution Closing, and (c) each Blackbeard Transferred Entity shall be deemed to be an Affiliate of NewCo after the Blackbeard Contribution Closing.

“Affiliate Contracts” has the meaning set forth in Section 3.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Period” has the meaning set forth in Section 6.1(a).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Transferred Assets (and solely for the purposes of Section 7.7(c), the PBT Interest) or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Backstop Agreement” has the meaning set forth in Section 2.1(a).

“BBO” has the meaning set forth in the Recitals.

“BBO Credit Facility” means the Credit Agreement dated as of August 29, 2019, by and among BBO, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time.

“BBO Credit Facility Consents” means any Consents and/or amendments required under the BBO Credit Facility with respect to (a) the Pre-Closing Restructuring, or (b) any other covenants, actions or undertakings required of BBO or its Subsidiaries under this Agreement or the other Transaction Documents.

“BBO Merger” has the meaning set forth in Section 6.7(a)(iii).

“BBO Plan of Merger” means the plan of merger, by and between BBO and Blackbeard ExCo.

“BBO Retained Obligations” means all of the obligations and liabilities, known or unknown, of BBO and Blackbeard ExCo, including all of the obligations and liabilities, known or unknown, of any Person, to the extent arising out of or relating to the ownership, use, and operation of the NPI-Burdened Mineral Interests prior to the Effective Time, save, except and excluding solely the Blackbeard ExCo Obligations; it being understood that the BBO Retained Obligations shall include, the Blackbeard ExCo Obligations shall exclude, and BBO shall expressly retain, any and all obligations and liabilities of BBO arising out of or attributable to: (a) the exploration, development or production by BBO and its predecessors in title as to the NPI-Burdened Mineral Interests to the extent attributable to periods prior the Effective Time, including the installation, drilling, completion, and/or equipping or operation of any and all wellbores, fixtures, tangible personal properties, improvements, facilities, equipment, pits, tank batteries, pipelines, metering facilities, interconnections, machinery, flowlines, gathering lines, well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets (in each case both surface and subsurface) located on or under any of the lands burdened by the NPI-Burdened Mineral Interests or the storage, treating, processing, gathering, or transportation of Hydrocarbons produced from the NPI-Burdened Mineral Interests and/or (b) any Environmental Liabilities of BBO to the extent arising out of the exploration, development or production by BBO, its Subsidiaries, and its predecessors in title as to the NPI-Burdened Mineral Interests to the extent attributable to periods on or prior to the Effective Time, including liabilities and obligations to properly Plug and Abandon or replug any and all of the assets, interests or properties described in subpart (a) above (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines) as of the Effective Time.

“Benefit Plan” means (a) an “employee benefit plan” (within the meaning of section 3(3) of ERISA), whether or not subject to ERISA, (b) a contract, plan, program, policy, practice, agreement, or other arrangement, whether written or unwritten, relating to or providing for pension, retirement, supplemental retirement, profit-sharing, bonus, commission, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, leave, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, health and welfare, retiree medical or life insurance, death or disability, fringe, or other compensation or employee benefits, or (c) an employment, individual consulting, individual independent contractor, termination, change of control, retention, transaction, or other contract, plan, program, policy, practice, agreement, or other arrangement.

“Blackbeard” has the meaning set forth in the Preamble.

“Blackbeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Equity Securities of the Blackbeard Transferred Entities or Equity Securities representing more than 20% of the voting power of the Blackbeard Transferred Entities, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Blackbeard Transferred Entities and the USLG Business, representing more than 20% of the consolidated assets of the Blackbeard Transferred Entities and the USLG Business.

“Blackbeard Affiliate Contracts” has the meaning set forth in Section 3.22(a).

“Blackbeard Contribution Closing” has the meaning set forth in Section 2.1.

“Blackbeard Contribution Closing Date” has the meaning set forth in Section 2.3.

“Blackbeard ExCo” has the meaning set forth in Section 2.1(c).

“Blackbeard ExCo Obligations” means all of the obligations and liabilities, known or unknown, to the extent constituting, arising out of or relating to (a) the ownership, use and operation of the NPI-Burdened Mineral Interests but only to the extent such obligations or liabilities arise out of, are attributable to, periods on or after the Effective Time and/or (b) the Settlement Agreement.

“Blackbeard ExCo Securities” has the meaning set forth in Section 2.1(c).

“Blackbeard/Greybeard Released Claims” has the meaning set forth in Section 11.17(a).

“Blackbeard/Greybeard Released Parties” has the meaning set forth in Section 11.17(a).

“Blackbeard/Greybeard Releasing Parties” has the meaning set forth in Section 11.17(a).

“Blackbeard Group Assets” means, collectively, the NPI-Burdened Mineral Interests, the USLG ExCo Assets and the USLG Legacy Assets.

“Blackbeard Group Leases and Servitudes” means, collectively, the USLG ExCo Leases and Servitudes and the USLG Legacy Leases and Servitudes.

“Blackbeard Group Mineral Interests” means, collectively, the NPI-Burdened Mineral Interests, the USLG ExCo Mineral Interests and the USLG Legacy Mineral Interests.

“Blackbeard Group Real Property Interests” means, collectively, the Blackbeard Group Surface Rights and the Blackbeard Group Mineral Interests.

“Blackbeard Group Surface Rights” means, collectively, the USLG ExCo Surface Rights and the USLG Legacy Surface Rights.

“Blackbeard Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Blackbeard Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of the Blackbeard Transferred Entities and the USLG Business, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where the Blackbeard Transferred Entities or the USLG Business has operations, (ii) changes in applicable Law generally affecting the industry in which the Blackbeard Transferred Entities or the USLG Business operates, (iii) acts of war or terrorism in the jurisdictions where the USLG Business has operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of the USLG Business to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Blackbeard Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of a NewCo Party (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by a NewCo Party (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on the Blackbeard Transferred Entities and the USLG Business, taken as a whole, relative to other participants in the industry in which the USLG Business operates, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Blackbeard Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of Blackbeard to perform any of its obligations under, or to consummate the Transactions.

“Blackbeard Material Contracts” has the meaning set forth in Section 3.14(a).

“Blackbeard Oil and Gas Lease” means any Oil and Gas Lease burdening the Blackbeard Group Mineral Interests or Greybeard Mineral Interests where (a) the “lessee” interest thereunder is held by Blackbeard or one of its Subsidiaries and (b) Blackbeard or one of its Subsidiaries is the designated operator of record with respect to any Wells located on or for which such Blackbeard Group Mineral Interests are pooled or allocated.

“Blackbeard Parties” has the meaning set forth in the Preamble.

“Blackbeard RetainCo” has the meaning set forth in Section 6.7(a)(i).

“Blackbeard Security” has the meaning set forth in the Preamble.

“Blackbeard Security A Share Purchase” has the meaning set forth in Section 2.1(b).

“Blackbeard Security B Share Purchase” has the meaning set forth in Section 2.1(b).

“Blackbeard Security-NewCo Contribution” has the meaning set forth in Section 2.1(b).

“Blackbeard Security-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“Blackbeard Transaction Counterparties” means, as applicable, Blackbeard, Blackbeard Security, BBO, USLG Legacy, Blackbeard ExCo, Blackbeard RetainCo, and USLG ExCo.

“Blackbeard Transferred Entities” means Blackbeard ExCo, USLG ExCo, USLG Legacy, and their respective Subsidiaries (if any).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Fort Worth, Texas are authorized or required by applicable Law to be closed.

“Claim” has the meaning set forth in Section 8.3(a).

“Class A Shares” has the meaning set forth in the Recitals.

“Class B Shares” has the meaning set forth in the Recitals.

“Closings” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Agreement” has the meaning set forth in Amendment No. 3.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorizations, or permit of, or filing with or notification to, any Governmental Entities or any other Person which are required to be obtained, made, or complied with, for, or in connection with the Transactions, including in connection with the sale, assignment and transfer of any of the Transferred Assets or PBT Interest pursuant to this Agreement and the Transaction Documents.

“Contract” means, whether written or oral, any contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, subcontract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto; provided, that without limiting the instruments included in any of the Blackbeard Group Assets or Greybeard Assets, solely for purposes of Article III and Article IV, the defined term “Contracts” shall not include any leases, servitudes or other instruments constituting the applicable Person’s chain of title to any of the Blackbeard Group Real Property Interests, Blackbeard Group Leases and Servitudes, Greybeard Mineral Interests or Greybeard Leases and Servitudes.

“Contributed Entity Formations” has the meaning set forth in Section 3.3.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Facility” means the BBO Credit Facility, the Greybeard Credit Facility and the USLG Legacy Credit Facility, as the context may require.

“Credit Facility Consents” means, collectively, the BBO Credit Facility Consents, the Greybeard Credit Facility Consents and the USLG Legacy Credit Facility Consents.

“Damages” shall mean any and all damage, loss, liability, fines, charges, judgments, Taxes, amounts paid in settlement, penalties, claims, forfeitures, Actions, fees, costs and expenses (including reasonable expenses of investigation and reasonable accountants and attorneys’ fees and expenses and the fees and expenses of other experts) in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, to enforce the provisions hereof, but excluding punitive and special damages of any kind; provided that punitive and special damages shall be included to the extent such damages are payable by an Indemnified Party to a third party in connection with a Third-Party Claim.

“Defensible Title” means that title of the Blackbeard Transferred Entities and/or Greybeard in and to the applicable Subject Formation of the Blackbeard Group Mineral Interests and the Greybeard Minerals Interest, as applicable, that as of the Blackbeard Contribution Closing, and except for Permitted Liens, is (x) deducible from the official county records or (y) if not deducible of such record, is evidenced by or arising out of (a) with respect to any Well, valid pooling, unitization or similar orders or (b) by unrecorded Contracts or instruments, or, with respect to any Well, elections or non-elections in each case, made or delivered pursuant to Contracts, joint operating agreements, pooling agreements, production sharing agreements, unitization agreements or similar Contracts (provided, that for the purposes of this definition, reference to the Blackbeard Transferred Entities and/or Greybeard shall be deemed to be given after giving effect to the Pre-Closing Restructuring):

(a) as to the applicable Subject Formation as to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest set forth on Exhibit A-4, entitles the Blackbeard Transferred Entities and/or Greybeard in the aggregate to receive a number of Net Royalty Acres in the applicable Subject Formation(s) as to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest set forth on Exhibit A-1, as applicable, that is not less than the number of Net Royalty Acres set forth on Exhibit A-4, as applicable, as to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, as applicable, subject to any decreases (i) resulting from the establishment or amendment, after the Execution Date, of pools or units, (ii) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries or (iii) as otherwise expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable;

(b) as to the applicable Subject Formations for each Well set forth on Exhibit A-4, entitles the Blackbeard Transferred Entities and/or Greybeard in the aggregate to receive a Net Revenue Interest as to Hydrocarbons produced, saved and sold from such Well without reduction over the productive life of such Well, except, in each case, any decreases (i) resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units, (ii) required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries or (iii) as otherwise expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable, for such Well; and

(c) is free and clear of Liens (except for Liens constituting Permitted Liens).

“Disclosure Schedules” has the meaning set forth in Article III.

“Dispute” has the meaning set forth in Section 11.7(a).

“DLLCA” has the meaning set forth in Section 6.7(a)(ii).

“Effective Time” means 12:01 a.m. Central Time on the Blackbeard Contribution Closing Date.

“Electronic Delivery” has the meaning set forth in Section 11.13.

“Enforceability Exceptions” has the meaning set forth in Section 3.4(a).

“Environmental Laws” means any applicable Law relating to worker safety, the environment, and/or the use, generation, manufacture, handling, treatment, storage, discharge, release, or transportation of or human exposure to any Hazardous Substances.

“Environmental Liabilities” means any and all damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws or any Permit issued pursuant to any Environmental Law by a Governmental Entity, including any contribution obligation under the federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Entity or other Person, attributable to any environmental defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Transferred Assets.

“Equity Security” means (a) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (b) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (c) any preemptive or other outstanding rights, conversion right, subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, redemption rights, rights of first refusal, repurchase rights, performance award, equity or equity-based compensation awards, dividend or dividend equivalent rights or similar awards, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, or in any way dispose of, any of the foregoing and (d) any security convertible into or exercisable or exchangeable for any of the foregoing, and “equity security” or “equity interest” shall have the same meaning; provided, that, “Equity Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any of the Blackbeard Group Assets, the Greybeard Assets and/or the PBT Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, under common control, or treated as a single employer, with such Person within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Exchange Agreement” has the meaning set forth in Section 2.1(c).

“Execution Date” has the meaning set forth in the Preamble.

“Fraud” means, with respect to any Person, any actual and intentional fraud in the making of any of the representations and warranties of such Person set forth in Article III, Article IV or Article V, as applicable, including the corresponding representations and warranties given in any certificate delivered pursuant to this Agreement at each of the applicable Closings, and in each case, with the express intention that any other Person rely thereon to such Person’s detriment, and the other Person did so justifiably rely thereon and suffered actual damages as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“GAAP” has the meaning set forth in Section 3.6(b).

“Good and Marketable Title” means marketable title that, while not perfect, (a) is deducible of record or arising under binding contracts or instruments and there is not a reasonable doubt as to the validity thereof and (b) is free and clear of any Lien or defect in title (other than a Permitted Liens).

“Governmental Entity” means any transnational, domestic or foreign federal, state, provincial, or local governmental, regulatory or administrative authority (including self-regulatory, self-policing, or self-reporting industry groups or authorities), mediator, arbitrator, arbitral body, department, commission, court, tribunal, agency or official, including any political subdivision thereof.

“Greybeard” has the meaning set forth in the Preamble.

“Greybeard Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, to acquire, purchase, license, lease, exchange, transfer or otherwise obtain, in any manner, directly or indirectly, in one or more transactions, any right, title, or interest in or to any Greybeard Asset, including pursuant to any merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement, disposition of assets, asset purchase or sale, or other similar transaction; provided, however, that any transfer of limited partner interests in any investment funds or investment vehicles that are a controlling Affiliate of Greybeard shall not constitute a “Greybeard Acquisition Proposal.”

“Greybeard Affiliate Contracts” has the meaning set forth in Section 4.17(a).

“Greybeard Assets” means all of Greybeard’s right, title and interest in and to the following:

(a) all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to any of the foregoing interests, in each case, to the extent set forth on Annex IV to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “Greybeard Mineral Interests”),

(b) all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases or servitudes burdening any of the Greybeard Mineral Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex III to Exhibit A-3 (the “Greybeard Leases and Servitudes”);

(c) all Contracts that are binding on the Greybeard Mineral Interests or that relate to Greybeard’s ownership of the Greybeard Mineral Interests (“Greybeard Contracts”);

(d) all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Greybeard Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof;

(e) all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties, if any, that relate to, or arise from, the other Greybeard Assets;

(f) all prepaid assets to the extent arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof;

(g) to the extent permitted by applicable Law, all documents, instruments, books, records, files, catalogs, sale literature, promotional materials, data, certificates and papers (or applicable portions thereof), whether in hard copy or electronic format, to the extent relating to, used in (or held for use in) or arising out of or related to any other Greybeard Asset or the ownership or operation thereof;

(h) all insurance proceeds and rights to insurance proceeds to the extent received or receivable in respect of the loss, destruction or damage of any other Greybeard Asset occurring prior to the Closing (if any);

(i) all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the other Greybeard Assets; and

(j) all prepaid expenses, advance payments, deposits, prepayments and rights to refunds, credits rebates and offsets, if any, in each case arising or attributable to the period of time on and after the Effective Time and related to any Greybeard Asset or the ownership or operation thereof.

“Greybeard A Share Purchase” has the meaning set forth in Section 2.1(b).

“Greybeard B Share Purchase” has the meaning set forth in Section 2.1(b).

“Greybeard Cash Right” has the meaning set forth in Section 2.1(d).

“Greybeard Credit Facility” means the Credit Agreement dated as of March 31, 2025, by and among Greybeard Holdings, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto and BOKF, NA dba Bank of Texas, as administrative agent, as amended, modified or supplemented from time to time.

“Greybeard Credit Facility Consents” means any Consents and/or amendments required under the Greybeard Credit Facility with respect to (a) the Pre-Closing Restructuring, (b) the Transactions, or (c) any other covenants, actions or undertakings required of Greybeard or its Subsidiaries under this Agreement or the other Transaction Documents.

“Greybeard Financial Statements” has the meaning set forth in Section 4.4(a).

“Greybeard Leases and Servitudes” has the meaning set forth in the definition of Greybeard Assets.

“Greybeard Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of the Greybeard Assets, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where the Greybeard Assets are located, (ii) changes in applicable Law generally affecting the industry in which the Greybeard Assets are located, (iii) acts of war or terrorism in the jurisdictions where the Greybeard Assets are located (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of the Greybeard Assets to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Greybeard Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of a NewCo Party (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by a NewCo Party (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on the Greybeard Assets, taken as a whole, relative to other participants in the industry in which the Greybeard Assets are located, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Greybeard Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of Greybeard to perform any of its obligations under, or to consummate the Transactions.

“Greybeard Material Contracts” has the meaning set forth in Section 4.12(a).

“Greybeard Mineral Interests” has the meaning set forth in the definition of Greybeard Assets.

“Greybeard Oil and Gas Lease” means any Oil and Gas Lease burdening the Greybeard Mineral Interests where (a) the “lessee” interest thereunder is held by Greybeard or one of its Subsidiaries and (b) Greybeard or one of its Subsidiaries is designated operator of record with respect to any Wells located on or for which such Greybeard Mineral Interests are pooled or allocated.

“Greybeard-NewCo Contribution” has the meaning set forth in Section 2.1(b).

“Greybeard-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“Hazardous Substance” means any pollutant, contaminant, substance, waste or material regulated by any Environmental Law as “hazardous”, or “toxic”, including but not limited to petroleum and petroleum by-products, asbestos-containing materials, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.5(b).

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including Texas franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, trade names, and trade dress (in each case, whether registered or unregistered), and all registrations and applications to register any of the foregoing, together with the goodwill connected with the use thereof and symbolized thereby, (c) copyrights (whether registered or unregistered), and all registrations and applications for registration of the foregoing, (d) Internet domain names, (e) rights in computer software (whether in source code, object code, or other form), and (f) confidential and proprietary information, including trade secrets and know-how.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interest Reduction” has the meaning set forth in subpart (a) of the definition of Permitted Liens.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, means the knowledge, after reasonable inquiry, of (a) in the case of the NewCo Parties, the individuals listed on Section 1.1(i) of the Disclosure Schedules, and (b) in the case of Blackbeard and Greybeard, the individuals listed on Section 1.1(ii) of the Disclosure Schedules.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means, with respect to any Person, any transnational, domestic, or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, injunction, decree, ruling or similar requirement enacted, adopted, or promulgated by a Governmental Entity that is binding upon such Person or its properties, as amended unless expressly specified otherwise.

“Liens” means, with respect to any property or asset any lien, mortgage, hypothecation, pledge, charge, collateral assignment, security interest, or other similar encumbrance that is binding on, burdens, or is in respect of such property or asset (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“MSA” has the meaning set forth in Section 2.4(a)(v).

“Net Mineral Acre” means as computed separately with respect to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest, and then only as to the depths within the applicable Subject Formation for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, the product of (a) the number of gross acres of land included in such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, multiplied by (b) the applicable Person’s or Persons’ undivided percentage interest in and to the mineral estate of the applicable Subject Formation(s) for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest; provided, however, if subparts (a) or (b) of this definition vary as to different Subject Formation(s) or geographic areas within any tract or parcel associated with a particular Blackbeard Group Mineral Interest or Greybeard Mineral Interest, then a separate calculation shall be performed for each such variance.

“Net Revenue Interest” means with respect to any Blackbeard Group Mineral Interest or Greybeard Mineral Interest or Well, the percentage interest in and to all production of Hydrocarbons saved, produced, and sold from or allocated to such interests constituting such Blackbeard Group Mineral Interest or Greybeard Mineral Interest or such Well with respect to the applicable parcel or tract constituting or burdened by such Blackbeard Group Mineral Interest or Greybeard Mineral Interest or such Well, after giving effect to all Third Party Royalties that burden such Blackbeard Group Mineral Interest or Greybeard Mineral Interest or Well.

“Net Royalty Acre” means as to each parcel or tract constituting a Blackbeard Group Mineral Interest or Greybeard Mineral Interest:

(a) with respect to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest that constitute fee minerals, reversionary interests, executive rights, non-executive rights, royalties, and any other similar interests, the product of (i) the number of Net Mineral Acres for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, multiplied by (ii) the result of (A) the Net Revenue Interest attributable to such Blackbeard Group Mineral Interest or Greybeard Mineral Interest (e.g., the lessor’s royalty percentage under the applicable Oil and Gas Lease to which such Blackbeard Group Mineral Interest or Greybeard Mineral Interest is subject, if any) expressed on an 8/8ths basis to the applicable Oil and Gas Lease, minus (B) if applicable, any Third Party Royalties burdening such Net Revenue Interest, divided by (iii) 1/8th;

(b) with respect to each overriding royalty, reversionary interest, leasehold net profit interest, production payment, and other royalty and other interest payable out of production of Hydrocarbons from or allocated to an Oil and Gas Lease, (i) the number of gross acres in the Blackbeard Group Mineral Interest or Greybeard Mineral Interest burdened thereby, multiplied by (ii) Net Revenue Interest derived therefrom, divided by (iii) 1/8th;

(c) with respect to each non-participating royalty interest, (i) the number of gross acres in the applicable Blackbeard Group Mineral Interest or Greybeard Mineral Interest constituting such interest, multiplied by (ii) the applicable Net Revenue Interest derived from such non-participating royalty interest, divided by (iii) 1/8th;

provided, however, for the purposes of calculating Net Royalty Acres, any Blackbeard Group Mineral Interest or Greybeard Mineral Interest that is not subject to or burdened by an Oil and Gas Lease as to the applicable Subject Formation located will be deemed to be and treated as though it is subject to an Oil and Gas Lease that provides the lessor thereunder a royalty rate of 25%. If the number of Net Royalty Acres for any Blackbeard Group Mineral Interest or Greybeard Mineral Interest varies as to different Subject Formations or separate tracts or parcels within a Blackbeard Group Mineral Interest or Greybeard Mineral Interest (or portion thereof), a separate calculation shall be performed with respect to each such Subject Formation and/or tracts or parcels for the purposes of calculating Net Royalty Acres.

“NewCo” has the meaning set forth in the Preamble.

“NewCo Amended Bylaws” has the meaning set forth in Section 1.1(a).

“NewCo Amended Charter” has the meaning set forth in Section 1.1(a).

“NewCo Board” has the meaning set forth in Section 1.2.

“NewCo Indemnified Parties” has the meaning set forth in Section 8.2(a).

“NewCo Legacy Securities” has the meaning set forth in Section 1.1(a).

“NewCo Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the ability of any NewCo Party to perform any of its obligations under this Agreement or the other Transaction Documents or to consummate the Transactions.

“NewCo-NewCo Sub Contribution” has the meaning set forth in Section 1.1(d).

“NewCo-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“NewCo Parties” has the meaning set forth in the Preamble.

“NewCo-PBT Shares” has the meaning set forth in Section 1.1(c).

“NewCo Released Claims” has the meaning set forth in Section 11.17(b).

“NewCo Released Parties” has the meaning set forth in Section 11.17(b).

“NewCo Releasing Parties” has the meaning set forth in Section 11.17(b).

“NewCo Sub” has the meaning set forth in the Preamble.

“NewCo Sub-OpCo Contribution” has the meaning set forth in Section 2.1(d).

“NewCo Sub-OpCo Units” has the meaning set forth in Section 2.1(d).

“Non-Recourse Person” means, excluding any Parties or any Persons only to the extent party to any Transaction Documents, any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, Representative, Affiliate or financing source (including, (a) SoftVest Advisors, LLC and any investment fund managed by SoftVest Advisors, LLC, and (b) NGP Energy Capital Management, LLC and any investment fund managed by NGP Energy Capital Management, LLC, together with, in each case of clauses (a) and (b), any of the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates).

“NPI-Burdened Mineral Interests” means all of BBO’s (and after the Pre-Closing Restructuring, Blackbeard ExCo’s) right, title and interest in and to all Hydrocarbon and mineral interests to the extent set forth on Annex I to Exhibit A-1, together with all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds, in each case to the extent attributable to any such Hydrocarbon and mineral interests; provided, however, for the avoidance of doubt, the NPI-Burdened Mineral Interests shall expressly exclude, and BBO shall expressly retain as part of the BBO Merger, any and all wellbores, fixtures, tangible personal properties, improvements, facilities, equipment, pits, tank batteries, pipelines, metering facilities, interconnections, machinery, flowlines, gathering lines, well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets (in each case both surface and subsurface) located on or under any of the lands burdened by the NPI-Burdened Mineral Interests.

“NPI Deeds” has the meaning set forth in Section 1.4(a).

“NYSE” has the meaning set forth in Section 3.5(b).

“Offer” has the meaning set forth in Section 6.10.

“Offer Employee” has the meaning set forth in Section 6.10.

“Oil and Gas Lease” means any Hydrocarbons and/or other mineral lease.

“OpCo” has the meaning set forth in the Preamble.

“OpCo LLC Agreement” has the meaning set forth in Section 1.1(a).

“OpCo Units” has the meaning set forth in the Recitals.

“Order” means any judgment, decree, writ, injunction, stipulation, ruling, award, decision, subpoena, determination, verdict or order entered, issued, made or rendered by any Governmental Entity or legally binding arbitrator of competent jurisdiction.

“Organizational Documents” of a Person means the legal document(s) by which any such Person (other than an individual) establishes its legal existence or which govern its internal affairs, including such Person’s articles or certificate of incorporation, certificate of formation, articles of amalgamation, bylaws, charter, trust agreement, operating agreement, limited liability company agreement, partnership agreement, shareholder agreement, investors’ rights agreement, voting agreement, drag-along agreement, voting trust agreement, joint venture agreement, registration rights agreement and similar organizational document.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letter” has the meaning set forth in Section 7.8(b).

“PBT” has the meaning set forth in the Recitals.

“PBT Competing Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (a) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction with respect to assets that, taken together, constitute more than 20% of the consolidated assets of PBT, (b) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding equity securities of PBT representing more than 20% of the voting power of PBT, or (c) to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of PBT, representing more than 20% of the consolidated assets of PBT.

“PBT Contribution Closing” has the meaning set forth in Section 1.1.

“PBT Contribution Closing Date” has the meaning set forth in Section 1.3.

“PBT Excluded Assets” means (i) an amount in cash equal to the lesser of (a) the cash on-hand of PBT as of the PBT Contribution Closing Date, and (b) $1,750,000, which amount is to be retained by the Trustee as a reserve for contingent liabilities pursuant to Section 9.03 of the PBT Trust Indenture, (ii) other than the amount in cash contemplated by clause (i) of this definition, any other cash, cash equivalents, marketable securities and bank deposits (including checks and wire transfers, ACH transactions and drafts deposited or available for deposit for the account of the Trust) held by or on behalf of the Trust, including any amounts paid to PBT pursuant to the terms and conditions of the Settlement Agreement on or prior to the Blackbeard Contribution Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended pursuant to the Trust Amendment, and in no event will any of the Parties or their respective Affiliates have any liability to any Person in connection with such dispositions), (iii) PBT and its Affiliates’ right, title and interest in and to any amounts payable under the Texas Royalty Conveyance on or prior to the Blackbeard Contribution Closing (which disposition will remain at the discretion of the Trustee pursuant to the terms and conditions of the PBT Trust Indenture, as amended pursuant to the Trust Amendment, and in no event will any of the Parties or their respective Affiliates have any liability to any Person in connection with such dispositions) and (iv) the NewCo Legacy Securities.

“PBT FinCo” has the meaning set forth in Section 2.1(f).

“PBT Interest” means all of PBT’s right, title and interest in and to: (a) the Waddell Ranch Interest, (b) the Texas Royalty Interests, (c) the Settlement Agreement, and (d) any and all other rights, properties, and assets of PBT, of every kind and nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected on the books and records of PBT (other than the PBT Excluded Assets).

“PBT Land and Minerals, Inc. Predecessor” means the combined assets, liabilities, revenues and expenses relating to the oil and natural gas mineral interests and land operations of the Blackbeard Transferred Entities, as reflected in the Audited Financial Statements and Interim Financial Statements, that were historically held and managed by various legal entities within Blackbeard and will be held by NewCo and its Subsidiaries upon completion of the Transactions.

“PBT Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, assets, financial condition or results of operations of PBT, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (i) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political or business conditions in the jurisdictions where PBT has operations, (ii) changes in applicable Law generally affecting the industry in which PBT operates, (iii) acts of war or terrorism in the jurisdictions where PBT has operations (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), (iv) acts of God, including any pandemic, epidemic, earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (v) the public announcement of this Agreement or any of the other Transaction Documents or the Transactions (it being understood that this clause (v) shall not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), (vi) any failure of PBT to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a PBT Material Adverse Effect), (vii) actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the written request of Blackbeard or Greybeard (it being understood that this clause (vii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions), or (viii) the effect of any action taken by Blackbeard or Greybeard (it being understood that this clause (viii) does not apply to a breach of any representation, warranty or covenant related to the announcement or consummation of the Transactions); provided, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iv) has a disproportionate effect on PBT relative to other participants in the industry in which PBT operates, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a PBT Material Adverse Effect but solely to the extent of such disproportionate effect, or (b) the ability of PBT to consummate the Transactions.

“PBT-NewCo Contribution” has the meaning set forth in Section 1.1(c).

“PBT Obligations” means all of the obligations and liabilities, known or unknown, of PBT and any of its Subsidiaries, including all of the obligations and liabilities, known or unknown, arising out of or relating to the ownership, use, and operation of the PBT Interests regardless of when such obligations or liabilities arise or are incurred.

“PBT Trust Indenture” means the Amended and Restated Royalty Trust Indenture of Permian Basin Royalty Trust, effective as of June 20, 2014 (which amended and restated the Royalty Trust Indenture of Permian Basin Royalty Trust dated as of November 1, 1980), as amended by Amendment No. 1 thereto dated May 4, 2022, and Amendment No. 2 thereto dated May 8, 2026.

“PBT Unitholder Approval” means approval of the Trust Amendment and the Transactions by the vote of a majority in interest of the PBT Units present in person or by proxy at a PBT Unitholder Meeting duly convened therefor or at any adjournment or postponement thereof (assuming a quorum is present at such PBT Unitholder Meeting).

“PBT Unitholder Meeting” means a meeting of the PBT Unitholders duly convened pursuant to the applicable provisions of the PBT Trust Indenture.

“PBT Unitholders” has the meaning set forth in the Recitals.

“PBT Units” has the meaning set forth in the Recitals.

“Permits” means, with respect to a Person, each license, franchise, permit, certificate, approval, registration, concession, or other similar authorization entered, issued or made by a Governmental Entity relating to the assets, properties or businesses of such Person, including (a) in the case of Blackbeard, the USLG Business, and (b) in the case of Greybeard, the Greybeard Assets.

“Permitted Liens” means any and all of the following:

(a) all Third Party Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, (i) reduce the aggregate Net Royalty Acres of the Blackbeard Transferred Entities and Greybeard as to the applicable Subject Formation as to each Blackbeard Group Mineral Interest or Greybeard Mineral Interest below the number of Net Royalty Acres shown in the applicable column and row for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest, as applicable, on Exhibit A-4 for such Subject Formation, (ii) reduce the aggregate Net Revenue Interest of the Blackbeard Transferred Entities and Greybeard as to such Well below the Net Revenue Interest shown in the applicable column and row for such Well on Exhibit A-4 (each of subparts (i) and (ii), an “Interest Reduction”) or (iii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(b) the terms of any Contract, Oil and Gas Lease or any instruments or documents that create or reserve to any Blackbeard Transferred Entity or Greybeard or its predecessors any interest in the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, in each case including specifically the instruments reserving or creating the Blackbeard Group Mineral Interests or Greybeard Mineral Interests and any conveyances of the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, if in any of the foregoing cases the net cumulative effect of such terms do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(c) all (i) rights of first refusal, preferential purchase rights (including all Preferential Rights), and similar rights with respect to the Transferred Assets, or (ii) consents (including all Consents), notice requirements and similar restrictions, in each case of subparts (i) or (ii), except to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by any Blackbeard Transferred Entity or Greybeard or any predecessor in title, if such prior breach or failure has actually resulted in (A) an Interest Reduction or (B) a material impairment or an adverse and material effect on the ownership or value of the applicable Blackbeard Group Surface Rights or the Subject Formation as to such Blackbeard Group Mineral Interests or Greybeard Mineral Interest;

(d) Liens for Taxes (i) not yet delinquent or, (ii) if delinquent, (A) that are being contested in good faith and (B) in each case, to the extent such Taxes are the obligation of any Blackbeard Transferred Entity or Greybeard, for which specific and adequate accruals or reserves have been established in accordance with GAAP;

(e) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, that secures amounts or obligations (i) not yet delinquent or, (ii) if delinquent, that are being contested in good faith in the ordinary course of business and, in each case to the extent such are the obligation of any Blackbeard Transferred Entity or Greybeard, for which specific and adequate accruals or reserves have been established in accordance with GAAP;

(f) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Transferred Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, if the net cumulative effect of such burdens do not, individually or in the aggregate, result in (i) an Interest Reduction or (ii) materially impair or have an adverse and material effect on the ownership or value of the applicable Transferred Asset;

(g) any Liens, defects, irregularities, or other matters set forth in Section 1.1(vi) of the Disclosure Schedules;

(h) any Liens, defects, burdens, or irregularities which are based solely on (i) a lack of information in any Blackbeard Transferred Entity’s or Greybeard’s files or of record (including any title opinion), (ii) if a document is referenced in Blackbeard Transferred Entity’s or Greybeard’s files or in the title record, the fact that such document is not in any Blackbeard Transferred Entity’s or Greybeard’s files or of record, or (iii) the inability to locate an unrecorded instrument, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(i) any defects or irregularities (i) arising out of lack of corporate or other entity authorization, lack of recorded powers of attorney, a scrivener’s error, or a variation in corporate name unless such lack of authority or error results in a Third Party’s superior claim of title; (ii) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession, probate or heirship Actions, unless that such failure or omission results in another party’s actual superior claim of title to the Transferred Assets; (iii) that are cured by possession under applicable statute of limitation or statutes relating to prescription; (iv) based on omissions of successors or heirship, or lack of probate proceedings that have been outstanding for ten (10) years or more and no affirmative evidence shows or could reasonably be expected to show that another Person has a superior claim of title to the relevant Transferred Assets; (v) resulting from lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (vi) failure to record releases of Liens or oil and gas leases, production payments or mortgages, in each case that have terminated or expired by their own terms or the enforcement of which are barred or expired by applicable statutes of limitation or (vii) any burden or encumbrance constituting a top-lease or similar interest that is subject to and/or subordinated by the terms of a valid and effective Oil and Gas Lease, and excluding any top-lease or similar interest that has resulted in an Interest Reduction if the holder thereof has asserted a superior claim of title;

(j) as to any Blackbeard Group Mineral Interests or Greybeard Mineral Interest, the failure of any Third Party operator to develop all or a portion of any Blackbeard Group Mineral Interest or Greybeard Mineral Interest that does not, individually or in the aggregate, result in an Interest Reduction;

(k) all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to control or regulate any of the Transferred Assets in any manner, (ii) to assess Taxes with respect to the Transferred Assets, the ownership or use thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Transferred Assets, (iv) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned or used as of the Effective Time or (v) to enforce any obligations or duties affecting the Transferred Assets to any Governmental Entity with respect to any franchise, grant, license, or permit;

(l) any rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the applicable Subject Formation as to any mineral interests constituting any Blackbeard Group Mineral Interests or Greybeard Mineral Interests, (ii) common owner of any interest in any mineral interests constituting any Blackbeard Group Mineral Interests or Greybeard Mineral Interests or other interests as tenants in common or through common ownership (including the rights of coal and timber owners), in each case so long as such rights described in subparts (i) or (ii) do not result in an Interest Reduction;

(m) (i) conventional rights of reassignment obligating a Person to reassign its interest in any Oil and Gas Lease arising upon the expiration or final intention to abandon or release any such interests or Oil and Gas Lease or (ii) with respect to any Blackbeard Group Mineral Interests or Greybeard Mineral Interests that constitute overriding royalty interests, net profits interests or similar interests derived from or carved out of any Oil and Gas Lease or other leasehold interest, to the extent not triggered on or prior to the Blackbeard Contribution Closing Date, conventional rights of reassignment obligating a Person to reassign its interest in any such Oil and Gas Lease or such other leasehold interest;

(n) the terms and conditions of this Agreement or any other Transaction Document;

(o) defects as to any overriding royalty or similar interest as a consequence of insufficient production, or failure to conduct operations on any of the lands burdened by any overriding royalty or similar interest that are held by production, or lands pooled, communitized, or unitized therewith, except to the extent the insufficient production or failure to conduct operations is affirmatively shown to exist during the ten (10) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Oil and Gas Lease;

(p) as to any overriding royalty or similar interest, Liens created under deeds of trust, mortgages and similar instruments by the lessor under an Oil and Gas Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deed of trust, mortgage, and similar instrument has, initiated foreclosure or similar proceedings against the interest of lessor in such Oil and Gas Lease nor has any Blackbeard Transferred Entity or Greybeard (as applicable) received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(q) Liens, defects or irregularities based on or arising out of the failure of any Blackbeard Transferred Entity or Greybeard to enter into, be party to, or be bound by, pooling provisions, pooling orders, a pooling agreement production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal well that crosses more than one Oil and Gas Lease, parcel or tract, to the extent such well (i) has been permitted by the applicable Governmental Entity or (ii) the allocation of Hydrocarbons produced from such well among such Oil and Gas Lease, parcel or tract is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or any other methodology that is intended to reasonably attribute such Oil and Gas Lease, parcel or such tract its share of such production;

(r) as to any of the Blackbeard Group Mineral Interests or Greybeard Mineral Interests, a lack of, insufficient or incomplete rights to (i) access the surface of which any Transferred Asset is located, (ii) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Blackbeard Group Mineral Interests or Greybeard Mineral Interests or (iii) any rights of way for gathering or transportation pipelines or facilities;

(s) (i) lack of a division order or an operating agreement covering any Blackbeard Group Mineral Interest or Greybeard Mineral Interest (including portions of a Blackbeard Group Mineral Interest or Greybeard Mineral Interest that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in a Blackbeard Transferred Entity’s or Greybeard’s (as applicable) chain of title to the Blackbeard Group Mineral Interest or Greybeard Mineral Interest unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(t) (i) with respect to the period before Closing only, Liens securing any obligations under the BBO Credit Facility or Greybeard Credit Facility and (ii) Liens securing any obligations under the BBO Credit Facility or Greybeard Credit Facility that are fully released as of the Blackbeard Contribution Closing; and/or

(u) any Liens securing any obligations under the USLG Legacy Credit Facility.

“Permitted Securities Lien” means (a) restrictions on transfer imposed by (i) applicable federal or state securities laws, or (ii) NewCo’s or any of their respective Subsidiaries’ Organizational Documents (as in effect at the applicable time), (b) with respect to the period before Blackbeard Contribution Closing only, restrictions on transfer or Liens arising in connection with or securing any obligations under the BBO Credit Facility, (c) Liens that are fully released as of Blackbeard Contribution Closing, (d) to the extent such facility is not repaid in full at or prior to the Closing, restrictions on transfer or other Liens in respect of or securing any obligations under the USLG Legacy Credit Facility, and (e) restrictions arising under this Agreement or any other Transaction Document.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Plugging and Abandonment” (and its derivatives) means all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and properties included in or burdened by the Blackbeard Group Assets or the Greybeard Assets, including all plugging and abandonment, dismantling, decommissioning, remediation, removal, surface and subsurface restoration, site clearance and disposal of the wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with the Blackbeard Group Assets or the Greybeard Assets and properties included in the Blackbeard Group Assets or the Greybeard Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Entities, the terms and conditions of leases, rights of way, and applicable contracts.

“Pre-Closing Restructuring” has the meaning set forth in Section 6.7.

“Pre-Closing Restructuring Documents” means any Contract, document, or instrument to be entered into in connection with the Pre-Closing Restructuring.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Transferred Asset, PBT Interest or portion thereof as a result of or in connection with the execution of this Agreement or the consummation of the Transactions.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Recovery Amount” has the meaning set forth in Section 8.4(c).

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Related Party” means, with respect to any Person, any (a) executive officer or director of such Person, (b) record or beneficial owner of five percent (5%) or more of the voting securities of such Person, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Release” means any discharge, emission, releasing, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Released Parties” has the meaning set forth in Section 11.17(b).

“Releasing Parties” has the meaning set forth in Section 11.17(b).

“Remediate” (and its derivatives) means any remedial, removal, response, investigation, monitoring, closure, disposal, testing, or other corrective actions required or allowed under applicable Environmental Laws or by a Governmental Entity with jurisdiction to cure or remove a Release or a violation of or liability under Environmental Law in the lowest cost manner reasonably available, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Blackbeard Group Assets or the Greybeard Assets, including caps, dikes, encapsulation or leachate collection systems in compliance with applicable Environmental Laws and that allows for the continued operation of the relevant Blackbeard Group Asset(s) or Greybeard Asset(s); provided, however, “Remediate” shall not include any obligations with respect to Plugging and Abandonment except as (and then only to the extent) currently required in order to comply with, or to address a current violation of, Environmental Laws. The term “Remediation” shall have correlative meaning.

“Representative” means with respect to any Person, such Person’s directors, managers, officers, employees, attorneys, accountants, consultants, agents, counsel, advisors, auditors and other representatives.

“Retained Business” means the business conducted by Blackbeard, Greybeard and their respective Affiliates after the Blackbeard Contribution Closing, excluding, for the avoidance of doubt, the USLG Business and the Greybeard Assets.

“Rights Offering” has the meaning set forth in Section 7.1(e).

“S-1 Registration Statement” has the meaning set forth in Section 7.1(e).

“S-4 Registration Statement” has the meaning set forth in Section 7.1(a).

“Sanctioned Country” has the meaning set forth in Section 3.23(b).

“Sanctioned Person” has the meaning set forth in Section 3.23(b).

“Sanctions” means economic or financial sanctions or embargoes or terrorism financing or money laundering, including, but not limited to, Laws implemented, issued or enforced by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United States Government (including the U.S. Department of State and the U.S. Department of the Treasury’s Office of Foreign Assets Control), (b) the United Nations Security Council, (c) the European Union or any EU member state, (d) the United Kingdom, or (e) any other relevant sanctions authority.

“Section 1031 Exchange” means the transaction described in Section 2.1(c)(i) and (iii); provided, however, that the Settlement Agreement Satisfaction (as defined in the Exchange Agreement) shall not be treated as part of the Section 1031 Exchange.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Settlement Agreement” means that certain Settlement Agreement and Release, dated as of August 19, 2025, by and between the Trustee and BBO, as amended.

“Shareholders Agreement” has the meaning set forth in Section 2.4(a)(iv).

“SoftVest” has the meaning set forth in the Recitals.

“SoftVest-PBT Sale” has the meaning set forth in Section 1.1(a).

“Subject Formation” means, subject to exceptions or exclusions as expressly stated in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable as to any applicable Well, Blackbeard Group Mineral Interest or Greybeard Mineral Interest:

(a) for each producing Well, the depths from which such Well is producing;

(b) for each Well that has been drilled and completed but is not currently producing, the depths from which such Well has been completed; and

(c) for each Blackbeard Group Mineral Interest or Greybeard Mineral Interest, the depths and formations, as identified in the applicable Annex to Exhibit A-1 or Exhibit A-4, as applicable for such Blackbeard Group Mineral Interest or Greybeard Mineral Interest.

“Subject Marks” has the meaning set forth in Section 6.8(a).

“Subject Representation” has the meaning set forth in Section 11.19.

“Subscription Rights” has the meaning set forth in Section 7.1(e).

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (b) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member (or acts in a similar capacity), (c) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof or (d) whose business and policies such Person has the power to direct. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall NewCo or any of its Subsidiaries be considered a Subsidiary of Blackbeard or Greybeard, (y) prior to the Blackbeard Contribution Closing, each of BBO and the Blackbeard Transferred Entities shall be considered a Subsidiary of Blackbeard, and (z) after the Blackbeard Contribution Closing, each the Blackbeard Transferred Entities shall be considered a Subsidiary of NewCo.

“Support Agreement” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any taxes, assessments, fees, and other similar charges in the nature of a tax imposed by any Governmental Entity, including income, branch profits, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, registration, unemployment, disability, franchise, profits, gross receipts, net proceeds, alternative or add-on minimum, sales, use, transfer, value added, excise, ad valorem, real property, personal property, withholding, social security (or similar), employment, or estimated taxes, and including any interest, penalty or addition imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes provided, or required to be provided, to a Governmental Entity with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“TBOC” has the meaning set forth in Section 1.1(a).

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Texas Royalty Conveyance” means the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, and filed of record in Crane County.

“Texas Royalty Interests” means that certain net overriding royalty interest conveyed to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, pursuant to the Texas Royalty Conveyance.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate or Related Party of a Party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 8.3(b).

“Third Party Oil and Gas Lease” means any Oil and Gas Lease burdening the Blackbeard Group Mineral Interests or Greybeard Mineral Interests that is not a Blackbeard Oil and Gas Lease.

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Blackbeard Group Mineral Interests or Greybeard Mineral Interests or the proceeds thereof to any Person other than and excluding as of the Blackbeard Contribution Closing Date any Blackbeard Transferred Entity or, solely with respect to the Greybeard Assets, Greybeard.

“Transaction Documents” means this Agreement, the Support Agreement, the Trust Amendment, the Shareholders Agreement, the MSA, the Unburdened Mineral Interest Lease, the NewCo Amended Charter, the NewCo Amended Bylaws, the OpCo LLC Agreement, the Registration Rights Agreement, the Pre-Closing Restructuring Documents, the Exchange Agreement, the NPI Deeds, and any other written agreements, documents and certificates to be executed and delivered by or on behalf of the Parties pursuant to, or in connection with, this Agreement, including the Exhibits hereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Restructuring.

“Transferred Assets” means, collectively, (a) the Blackbeard Group Assets, (b) the Blackbeard ExCo Securities, (c) the USLG ExCo Securities, (d) the USLG Legacy Securities, and (e) the Greybeard Assets.

“Transfer Taxes” has the meaning set forth in Section 7.7(b).

“Trust Amendment” has the meaning set forth in Section 9.1(a).

“Trustee” means Argent Trust Company or any successor serving as trustee pursuant to the terms of the PBT Trust Indenture.

“Unburdened Mineral Interest Conveyance” has the meaning set forth in Section 2.1(c).

“Unburdened Mineral Interest Lease” has the meaning set forth in Section 2.1(c).

“Unburdened Mineral Interests” has the meaning set forth in Section 2.1(c).

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the applicable properties and assets (whether tangible or intangible, real or personal).

“United States” or “U.S.” means the United States of America.

“USLG Business” means the ownership and operation of the Blackbeard Transferred Entities and the Blackbeard Group Assets and other activities conducted in connection with such ownership and operation or that are incidental thereto.

“USLG ExCo” has the meaning set forth in Section 6.7(b)(i).

“USLG ExCo Assets” means all of USLG Legacy’s (or, following the Pre-Closing Restructuring, USLG ExCo’s) right, title and interest in and to the following:

(a) all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to any of the foregoing interests, in each case, to the extent set forth on Annex III to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “USLG ExCo Mineral Interests”);

(b) all surface fee interests, and other rights to use the surface, in each case to the extent described on Annex II to Exhibit A-2 (the “USLG ExCo Surface Rights” and together with the USLG ExCo Mineral Interests, the “USLG ExCo Real Property Interests”);

(c) all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases, any road, utility, pipeline, access, ingress and egress, transmission or other leases, easements, permits, licenses, servitudes, rights of way or other similar rights burdening any of the USLG ExCo Real Property Interests and/or granting any Person the right to use, access or operate on any of the USLG ExCo Real Property Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex II to Exhibit A-3 (the “USLG ExCo Leases and Servitudes”);

(d) all equipment, fixtures and other personal property located on or otherwise attributable to the USLG ExCo Real Property Interests that is necessary to conduct the USLG Business, excluding for the avoidance of doubt any such equipment, fixtures or other personal property that is related to the Retained Business;

(e) all Contracts that are binding on the USLG ExCo Real Property Interests or that relate to USLG Legacy’s (or, following the Pre-Closing Restructuring, USLG ExCo’s) ownership or operation of the USLG ExCo Real Property Interests (but in each case to the extent, and only to the extent, applicable to the USLG ExCo Real Property Interests) (“USLG ExCo Contracts”);

(f) all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the USLG ExCo Assets set forth in clauses (a) through (d) of this definition;

(g) all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the USLG ExCo Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any USLG ExCo Asset or the ownership or operation thereof; and

(h) all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the USLG ExCo Obligations.

“USLG ExCo Obligations” means all of USLG Legacy’s obligations and liabilities, known or unknown, to the extent exclusively related to the ownership, use and operation of the USLG ExCo Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time, including obligations and liabilities arising out of or attributable to: (a) any and all USLG ExCo Surface Rights, USLG ExCo Contracts and/or USLG ExCo Leases and Servitudes; (b) any Environmental Liabilities attributable to the USLG ExCo Assets; (c) arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; and (d) all risk of loss with respect to production of Hydrocarbons from the USLG ExCo Assets.

“USLG ExCo Securities” has the meaning set forth in Section 2.1(c).

“USLG Legacy” has the meaning set forth in the Recitals.

“USLG Legacy Assets” means all of right, title and interest in and to any of USLG Legacy’s rights, properties, and assets, of every kind and nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, wherever located and whether or not reflected on the books and records of USLG Legacy or its Affiliates, including (but not limited to) the following:

(a) all Hydrocarbon mineral interests, fee mineral interests, executive rights, reversionary interests, non-participating royalty interests, net profit interests, overriding royalty interests, production payments, and any other mineral, royalty or similar interests in or payable out of production of Hydrocarbons from or allocated to any of the foregoing interests, including those set forth on Annex II to Exhibit A-1, together with all pooled, communitized, or unitized interests to the extent attributable to or allocated to all or part of any such interests (collectively, the “USLG Legacy Mineral Interests”),

(b) all surface fee interests, and other rights to use the surface, including those described on Annex I to Exhibit A-2 (the “USLG Legacy Surface Rights” and together with the USLG Legacy Mineral Interests, the “USLG Legacy Real Property Interests”);

(c) all Hydrocarbon, mineral, gravel, water, disposal, surface or other leases, any road, utility, pipeline, access, ingress and egress, transmission or other leases, easements, permits, licenses, servitudes, rights of way or other similar rights burdening any of the USLG Legacy Real Property Interests and/or granting any Person the right to use, access or operate on any of the USLG Legacy Real Property Interests, including, but not limited to, any such leases, instruments or rights set forth on Annex I to Exhibit A-3 (the “USLG Legacy Leases and Servitudes”);

(d) all Contracts that are binding on the USLG Legacy Real Property Interests or that relate to USLG Legacy’s ownership or operation of the USLG Legacy Real Property Interests (but in each case to the extent, and only to the extent, applicable to the USLG Legacy Real Property Interests) (“USLG Legacy Contracts”);

(e) all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the USLG Legacy Assets set forth in clauses (a) through (d) of this definition;

(f) all trade and non-trade credits, accounts, receivables (whether current or non-current), instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the USLG Legacy Assets (including from the sale of any Hydrocarbons) arising or attributable to the period of time on and after the Effective Time and related to any USLG Legacy Asset or the ownership or operation thereof;

(g) all rights (including rights of set-off, recoupment, and recovery), claims, counterclaims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards) arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the USLG Legacy Obligations; and

(h) all Intellectual Property of USLG Legacy, excluding Subject Marks;

provided, however, (i) none of the “USLG Legacy Assets” “USLG Legacy Mineral Interests”, “USLG Legacy Surface Rights”, “USLG Legacy Real Property Interests”, “USLG Legacy Leases and Servitudes” or “USLG Legacy Contracts” shall include any USLG ExCo Assets, and (ii) for the avoidance of doubt, collectively, the USLG Legacy Assets and the USLG ExCo Assets comprise all of USLG Legacy’s rights, properties and assets.

“USLG Legacy Credit Facility” means the Credit Agreement dated as of June 1, 2026, by and among USLG Legacy, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time.

“USLG Legacy Credit Facility Consents” means any Consents and/or amendments required under the USLG Legacy Credit Facility with respect to (a) the Pre-Closing Restructuring, (b) the Transactions, or (c) any other covenants, actions or undertakings required of USLG Legacy under this Agreement or the other Transaction Documents.

“USLG Legacy Merger” has the meaning set forth in Section 6.7(b)(iii).

“USLG Legacy Obligations” means all of USLG Legacy’s obligations and liabilities, known or unknown, to the extent exclusively related to the business and operations of USLG Legacy, regardless of when such obligations or liabilities arise or are incurred, excluding any and all USLG ExCo Obligations.

“USLG Legacy Plan of Merger” means the plan of merger, by and between USLG Legacy and USLG ExCo.

“USLG Legacy Securities” has the meaning set forth in Section 2.1(d).

“Waddell Ranch Conveyance” means the Net Overriding Royalty Conveyance (Permian Basin Royalty Trust — Waddell Ranch) dated effective as of November 1, 1980 from Southland Royalty Company (now Burlington Resources Oil & Gas Company LP) to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, and filed of record in the Crane County, Texas Deed Records under Volume 274, Page 639.

“Waddell Ranch Interest” means that certain net overriding royalty interest conveyed to The First National Bank of Fort Worth (now Argent Trust Company), as Trustee, for the benefit of PBT, pursuant to the Waddell Ranch Conveyance.

“Well” or “Wells” means any and all Hydrocarbon wells.

“Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate each of the Closings when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of either of the Closings to occur.

“Wrong Pocket Asset” has the meaning set forth in Section 11.20(b).